Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-284528
PROSPECTUS
Quantum Corporation
Up to 2,302,733 Shares of Common Stock
This prospectus relates to the resale from time to time of up to 2,302,733 shares of common stock, $0.01 par value per share (the “common stock”), of Quantum Corporation, a Delaware corporation (“Quantum”), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Stockholder”). The shares being offered by this prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Stockholder on January 25, 2025 (the “Purchase Agreement”), pursuant to which the Selling Stockholder has committed to purchase from us, at our direction, up to $200,000,000 of common stock, subject to terms and conditions specified in the Purchase Agreement. As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock at our election and in our discretion from time to time after the date of the Purchase Agreement and prior to the third anniversary of the Purchase Agreement, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, we have issued to the Selling Stockholder 42,158 shares of common stock pursuant to the terms of the Purchase Agreement (the “Commitment Shares”). As of the date of this prospectus, we have not issued any shares of common stock to the Selling Stockholder other than the Commitment Shares.
The Company may not effect any sales under the Purchase Agreement and the Selling Stockholder will not have any obligation to purchase shares of our common stock under the Purchase Agreement to the extent that after giving effect to such purchase and sale the aggregate number of shares of common stock issued under the Purchase Agreement together with any shares of common stock issued in connection with any other transactions that may be considered part of the same series of transactions, where the average price of such sales would be less than $32.57 and the number of shares issued would exceed the number of shares representing 19.99% of the outstanding voting common stock as of January 25, 2025. Thus, the Company may not have access to the right to sell the full $200,000,000 of shares to the Selling Stockholder without obtaining stockholder approval under Nasdaq listing rules.
See the section of this prospectus entitled “Committed Equity Financing” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding the Selling Stockholder.
Our registration of the securities covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares of common stock. The Selling Stockholder may offer, sell, or distribute all or a portion of its shares of common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $200,000,000 in aggregate gross proceeds from sales of our common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the Purchase Agreement. The resale of our common stock being offered by the Selling Stockholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our common stock. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the shares of our common stock in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the shares of common stock offered hereby. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sales of the shares of common stock offered hereby.
The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our common stock by the Selling Stockholder and any discounts, commissions, or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act.
Our shares of common stock are listed on the Nasdaq Global Market under the symbol “QMCO.” On February 10, 2025, the closing sale price of our common stock was $19.00 per share.
We are a “smaller reporting company” under the federal securities laws and are subject to reduced disclosure and public reporting requirements. See “Prospectus Summary—Smaller Reporting Company.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.

The date of this prospectus is February 11, 2025.

Neither we nor the Selling Stockholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholder do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus includes industry and market data that we obtained from third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
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All references in this prospectus to “Quantum,” the “Company,” “we,” “us” and “our” refer to Quantum Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
“Quantum” and the Quantum logo are our trademarks. This prospectus and the documents incorporated by reference into this prospectus may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

ABOUT THIS PROSPECTUS
We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information; Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward looking statements. These are statements that relate to future periods and include:
•our business, strategy and opportunities;
•our financial and business performance;
•changes in our future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•our future capital requirements and sources and uses of cash;
•our ability to obtain funding for our operations;
•our non-binding term sheet for a potential financing transaction with a financial investor;
•developments relating to our competitors and industry;
•our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•collaborations with third parties including our business partners;
•the outcome of any known and unknown legal and regulatory proceedings;
•changes in applicable laws or regulations; and
•anticipated trends and challenges in our business and the markets in which we operate.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in the section titled “Risk Factors,” as well as:
•risks associated with executing our strategy;
•changes in applicable laws or regulations;
•our ability to raise capital;
•the risk that the potential financing transaction set forth in the non-binding term sheet may or may not occur, and the terms thereof;
•our ability to compete;
•regulatory developments in the United States and foreign countries;
•the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
•the impact of macroeconomic and geopolitical trends and events;
•the need to manage third-party suppliers and the distribution of our products and the delivery of our services effectively;
•the protection of our intellectual property assets, including intellectual property licensed from third parties;
•risks associated with our international operations;

•the development and transition of new products and services and the enhancement of existing products and services to meet customer needs;
•our response to emerging technological trends;
•the execution and performance of contracts by us and our suppliers, customers, clients and partners;
•the hiring and retention of key employees;
•risks associated with business combination and investment transactions;
•the execution, timing and results of any transformation or restructuring plans, including estimates and assumptions related to the cost and the anticipated benefits of the transformation and restructuring plans;
•risks associated with the outcome of any legal or regulatory proceedings;
•the ability to meet stock exchange continued listing standards;
•risks related to our ability to implement and maintain effective internal control over financial reporting in the future;
•our ability to meet conditions precedent to issue shares to the Selling Stockholder under the Purchase Agreement;
•the volatility of the price of our common stock that may result from sales of shares by the Selling Stockholder or other shares of common stock we may register for resale;
•the dilution of holders of common stock from our issuance of shares of common stock to the Selling Stockholder; and
•that there can be no guarantee of how many shares of common stock we will issue under the Purchase Agreement, if at all.
These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
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PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.
Quantum Corporation
Quantum delivers end-to-end data management solutions designed for unstructured data in the artificial intelligence (“AI”) era. From high-performance ingest that powers AI applications and demanding data-intensive workloads to massive, durable data lakes to fuel AI models, Quantum delivers one of the most comprehensive and cost-efficient solutions for the entire data lifecycle. We specialize in solutions for video, images, audio, and other large files because this unstructured data represents more than 80% of all data being created according to leading industry analyst firms. Unstructured data poses both immense potential and significant challenges for organizations looking to retain and analyze their data for AI and other initiatives. Effectively managing and leveraging this data with an intelligent data management platform is not just an option but a necessity for businesses aiming to uncover hidden insights and create value.
We have made substantial efforts over the last year to improve our financial health through a combination of revenue and margin improvement plans, financial and organizational restructuring implementations, and cost reduction initiatives. In addition, we have been exploring ways to pay down our currently outstanding debt, which would also help to lower our cost structure, including lowering our interest expense and other fees we have incurred as a result of our outstanding debt. We believe the proceeds from the sale of shares of common stock pursuant to the Purchase Agreement could significantly decrease our debt obligations and increase our ability to focus on our business strategy and the execution of our business objectives.
Committed Equity Financing
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $200,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of common stock to the Selling Stockholder under the Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement of which this prospectus forms a part with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act the resale by the Selling Stockholder of up to 2,302,733 shares of common stock, consisting of an aggregate amount of 42,158 Commitment Shares and up to 2,260,575 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time under the Purchase Agreement. From time to time at our discretion for the 36-month period after the date of the Purchase Agreement, upon the satisfaction of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation to direct the Selling Stockholder to purchase a specified number of shares of common stock (each such sale, an “Advance”) by delivering written notice to the Selling Stockholder (each, an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not to exceed 100.0% of the average of the daily trading volume of the common stock on the five consecutive trading days immediately preceding an Advance Notice. The per share purchase price for the shares of common stock, if any, that we elect to sell to the Selling Stockholder in an Advance pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price of our common stock (the “VWAP”) and calculated in accordance with the Purchase Agreement; provided, however, that the Company may establish a minimum acceptable price in certain Advance Notices, as specified in the Purchase Agreement, below which it shall not be obligated to make any sales to the Selling Stockholder. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock we may elect to sell to it in any Advance. We will control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our business and its operations.
Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to the Selling Stockholder under the Purchase Agreement more than 1,157,139 shares of common stock, which number of shares is equal to 19.99% of the aggregate number of shares of the common stock issued and outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, (ii) all applicable sales of shares of common stock under the Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635), or (iii) as to any Advance, the issuance of the common stock pursuant to an Advance Notice would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by Nasdaq with respect thereto). Moreover, we may not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning more than 4.99% of the outstanding voting power or number of shares of common stock (the “Ownership Limitation”).
The net proceeds from sales, if any, under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to the Selling Stockholder. We expect that any proceeds received by us from such sales to the Selling Stockholder will be used for working capital and general corporate purposes, including the repayment of debt. The Selling Stockholder has agreed that it and its affiliates will not engage in any short sales of the common stock nor enter into any transaction that establishes a net short position in the common stock during the term of the Purchase Agreement. The Purchase Agreement will automatically terminate on the earlier to occur of (i) the 36-month anniversary of the date of the Purchase Agreement and (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of our common stock for an aggregate gross purchase price of $200,000,000. We have the right to terminate the Purchase Agreement at no cost or penalty upon five trading days’ prior written notice to the Selling Stockholder; provided that there are no outstanding Advance Notices and all outstanding amounts the Company owes to the Selling Stockholder pursuant to the Purchase Agreement are repaid. We and the Selling Stockholder may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or the Selling Stockholder other than by an instrument in writing signed by both parties.
The Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.
As consideration for the Selling Stockholder’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 42,158 Commitment Shares to the Selling Stockholder. We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we may issue, if any, to the Selling Stockholder under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $200,000,000 of our common stock to the Selling Stockholder, only 2,302,733 shares of our common stock are being registered for resale by the Selling Stockholder under the registration statement of which this prospectus forms a part, which represents (i) 42,158 Commitment Shares that we issued to the Selling Stockholder under the Purchase Agreement in consideration of its commitment to purchase shares of common stock at our election under the Purchase Agreement and (ii) up to 2,260,575 shares of common stock that may be issued to the Selling Stockholder from time to time, if and when we elect to sell shares to the Selling Stockholder under the Purchase Agreement.

If and when we elect to issue and sell shares to the Selling Stockholder under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $200,000,000 available to us under the Purchase Agreement, depending on market prices for our common stock. If all of the 2,302,733 shares offered by the Selling Stockholder for resale under the registration statement of which this prospectus forms a part were issued and outstanding (without taking into account the 4.99% Ownership Limitation or the 19.99% Exchange Cap limitation), such shares would represent approximately 28% of the total number of shares of our common stock outstanding as of February 3, 2025. If we elect to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 2,302,733 shares being registered for resale under the registration statement of which this prospectus forms a part, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause substantial additional dilution to our stockholders. The number of shares ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares we may elect to sell to the Selling Stockholder under the Purchase Agreement.
There are substantial risks to our stockholders as a result of the sale and issuance of common stock to the Selling Stockholder under the Purchase Agreement. These risks include the potential for substantial dilution and significant declines in our stock price. See the section entitled “Risk Factors—Risks Related to this Offering.” Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease as a result of sales, if any, under the Purchase Agreement to the Selling Stockholder, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder. For more detailed information regarding the Purchase Agreement, see the section entitled “Committed Equity Financing.”
Amendments to Credit Agreements
On January 27, 2025, the Company entered into an amendment (the “Term Loan Amendment”) to the Term Loan Credit and Security Agreement, dated as of August 5, 2021 (the “Term Loan Credit Agreement”), with Quantum LTO Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Quantum LTO”), the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, and Blue Torch Finance LLC, as disbursing agent and collateral agent for such lenders. The Term Loan Amendment, among other things, (i) amends the minimum EBITDA covenant so that such covenant is not tested on December 31, 2024 or March 31, 2025, (ii) amends certain mandatory prepayment events, and (iii) waives certain events of default, in each case, as set forth in the Term Loan Amendment.
On January 27, 2025, the Company entered into an amendment (the “Revolver Amendment”) to the Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018 (the “Revolving Credit Agreement”), with Quantum LTO, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, and PNC Bank, National Association, as agent for such lenders. The Revolver Amendment, among other things, (i) amends the minimum EBITDA covenant so that such covenant is not tested on December 31, 2024 or March 31, 2025, (ii) amends certain mandatory prepayment events, and (iii) waives certain events of default, in each case, as set forth in the Revolver Amendment.
Summary Risk Factors
Investing in our common stock involves substantial risk, as more fully described in “Risk Factors” and elsewhere in this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. Some of the more significant risks associated with our business include the following:
•Cost increases, supply disruptions, or raw material shortages, including in single source components, could harm our business.

•We outsource our component supply, manufacturing, and service repair operations to third parties. Our business, financial condition, and operating results could face material adverse impacts if we cannot obtain parts, products, and services in a cost effective and timely manner that meets our customers’ expectations.
•As a result of our global manufacturing and sales operations, we are subject to a variety of risks related to our business outside of the U.S., any of which could, individually or in the aggregate, have a material adverse effect on our business.
•Our stock price has experienced significant volatility in the past, and continued volatility may cause our common stock trading price to remain volatile or decline.
•Our quarterly operating results have fluctuated significantly, and past results should not be used to predict future performance.
•We have significant indebtedness, which imposes upon us debt service obligations, and our term loan and revolving credit facilities contain various operating and financial covenants that limit our discretion in operating our business. If we are unable to generate sufficient cash flows from operations and overall operating results to meet these debt obligations or remain in compliance with the covenants, our business, financial condition and operating results could be materially and adversely affected.
•We must maintain compliance with the terms of our existing credit facilities or receive a waiver for any non-compliance. The failure to do so could have a material adverse effect on our ability to finance our ongoing operations and we may not be able to find an alternative lending source if a default occurs.
•If we do not successfully manage the changes that we have made and may continue to make to our business model, infrastructure, and management, our business could be disrupted, and that could adversely impact our operating results and financial condition.
•We have taken considerable steps towards reducing our cost structure. The steps we have taken may not reduce our cost structure to a level appropriate in relation to our future sales and therefore, these cost reductions may be insufficient to achieve profitability.
•Some of our products contain licensed, third-party technology that provides important product functionality and features. The loss or inability to obtain any such license could have a material adverse effect on our business.
•We have restated certain of our prior consolidated financial statements, which has resulted in unanticipated costs and may lead to additional risks and uncertainties, including loss of investor confidence and negative impacts on our stock price.
•We have identified material weaknesses in our internal control over financial reporting, which could, if not properly remediated, result in additional material misstatements in our interim or annual consolidated financial statements, could impair our ability to produce accurate and timely financial statements and could adversely affect investor confidence in our financial reports, which could negatively affect our business.
•The sale and issuance of shares of common stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of shares acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.
•It is not possible to predict the actual number of shares we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement.
Corporate Information
Quantum was founded in 1980 and reincorporated under the laws of the State of Delaware in 1987. Our principal executive offices are located at 224 Airport Parkway, Suite 550, San Jose, CA 95110, and our telephone number is (408) 944-4000. Our website address is www.quantum.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.
Smaller Reporting Company
We are a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Issuer	Quantum Corporation

Shares of Common Stock offered by the Selling Stockholder
2,302,733 shares of common stock, consisting of (i) 42,158 Commitment Shares and (ii) up to 2,260,575 shares of common stock we may elect, in our discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time.

Terms of the offering	The Selling Stockholder will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.

Common Stock outstanding prior to this offering	5,830,750 shares.

Common Stock outstanding after this offering
8,091,325 shares of common stock, assuming the sale by us of a total of 2,260,575 shares pursuant to the Purchase Agreement. The actual number of shares issued will vary depending upon the actual sale prices under the Purchase Agreement.

Use of proceeds
We will not receive any proceeds from the resale of shares of our common stock offered by this prospectus by the Selling Stockholder. However, we may receive up to $200,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of common stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our discretion.
We expect to use the net proceeds that we receive from sales, if any, under the Purchase Agreement, for working capital and general corporate purposes, including the repayment of debt. See “Use of Proceeds.”

Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq trading symbol	“QMCO.”
The number of shares of our common stock to be outstanding immediately prior to and after this offering is based on 5,830,750 shares of our common stock outstanding as of February 3, 2025 and excludes:
•74,611 shares available for future issuance under the LTIP;
•204,383 shares available for future issuance under our Employee Stock Purchase Plan (the “ESPP”);
•38,380 shares available for future issuance under our 2021 Inducement Plan (the “Inducement Plan”);
•313,635 shares underlying restricted stock units (“RSUs”) granted pursuant to the LTIP;
•243,733 shares underlying performance-based restricted stock units (“PSUs”), granted pursuant to the LTIP; and
•5,000 shares issuable upon the exercise of outstanding warrants to purchase common stock, at a weighted-average exercise price of $40.0 per share.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before you make a decision to buy our common stock, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Related to Our Supply Chain, Customers and Sales Strategy
Cost increases, supply disruptions, or raw material shortages, including in single source components, could harm our business.
We have and may continue to experience cost increases or supply interruptions in raw materials and components necessary for our products, as well as increased freight charges and reduced capacity from our freight forwarders. Any such increases or interruptions could materially negatively impact our business, prospects, financial condition and operating results, including delays in manufacturing and shipments of our products and in some cases, result in canceled orders. While we have implemented price increases intended to offset rising costs, we cannot provide assurance that these increases will have the desired effects on our business model in the expected timeframe.
We outsource our component supply, manufacturing, and service repair operations to third parties. Our business, financial condition, and operating results could face material adverse impacts if we cannot obtain parts, products, and services in a cost effective and timely manner that meets our customers’ expectations.
Many aspects of our supply chain and operational results are dependent on the performance of third-party business partners, including contract manufacturers, service providers, and product integrators. We face a number of risks as a result of these relationships, any or all of which could have a material adverse effect on our business and harm our operating results and financial condition.
Sole source of product supply
In many cases, our business partners are the sole source of supply for the products or parts they manufacture, or the services they provide to us, and we do not have executed long-term purchase agreements with these partners. Our reliance on a limited number of suppliers and the lack of any guaranteed sources of supply exposes us to several risks, including:
•the inability to obtain an adequate supply of key components;
•the inability to control delivery schedules;
•price volatility for the components of our products;
•failure of a supplier to meet our quality or production requirements;
•failure of a supplier of key components to remain in business or adjust to market conditions; and
•consolidation among suppliers, resulting in some suppliers exiting the industry, discontinuing the manufacture of components or increasing the price of components.
We cannot assure investors that we will be able to obtain a sufficient supply of these key components or that their costs will not increase. If our component supply is disrupted or delayed, or if we need to replace our existing suppliers or redesign a product to accept different components, we cannot guarantee that additional components will be available when required, on terms that are favorable to us, or at reasonable prices, which could extend our lead times and increase our component costs.

Cost and purchase commitments and processes
We may not be able to control the costs of products or services we obtain from our business partners. We provide a customer demand forecast used to procure inventory to build our products. We could be responsible for the financial impact from any forecast reduction or product mix shift relative to materials already purchased under a prior forecast, including the cost of finished goods in excess of current customer demand or for excess or obsolete inventory.
In some cases, we may retain the responsibility to purchase component inventory to support third-party manufacturing activities, which presents a number of risks that could materially and adversely affect our financial condition. For instance, as part of our component planning, we may place orders with or pay certain suppliers for components in advance of receiving customer purchase orders. We may occasionally enter into large orders with vendors to ensure that we have sufficient components for our products to meet anticipated customer demand. It is possible that we could experience a design or manufacturing flaw that could delay or even prevent the production of the components for which we previously committed to pay.
In addition, in order to reduce manufacturing lead times and plan for adequate component supply, from time to time we may issue non-cancelable and non-returnable component or product orders. Our inventory management systems and related supply chain visibility tools may be inadequate to enable us to make accurate forecasts and effectively manage our component and product supply. If we ultimately determine that we have excess supply, we may have to reduce our prices and write down or write off excess or obsolete inventory. Alternatively, insufficient supply levels may lead to shortages resulting in delayed or lost revenue or reduced product margins. We could experience operating losses based on any of these conditions.
We also maintain service parts inventories to satisfy future warranty obligations and to earn service revenue by providing enhanced and extended technical support and product service during and beyond the warranty period. We estimate service parts inventory needs based on historical usage and forecasts of future warranty and service contract requirements, including estimates of failure rates, costs to repair, and out of warranty revenue. Given the significant levels of judgment inherently involved in the process, we cannot provide assurance that we will be able to maintain service parts inventories appropriate to satisfy customer needs or to avoid inventory purchases that later prove to be unnecessary. If we are unable to maintain appropriate levels of service parts inventories, our business, financial condition and results of operations may be materially and adversely impacted.
Although we have contracts for most of our third-party repair service vendors, the contract period may not be the same as the underlying customer service contract. In such cases, we face risks that the third-party service provider may increase the cost of providing services in later periods already under contract to our customers at a fixed price.
Financial condition and stability
Our third-party business partners may suffer adverse financial or operating results or be negatively impacted by economic conditions. We may face interrupted component, product, or service supply as a result of financial or other volatility affecting our supply chain. As a result, we could suffer production downtime or increased costs to procure alternate products or services.
Quality and supplier conduct
We have limited control over the quality of products and components produced and services provided by our third-party business partners and their supply chains. The quality of the products, parts or services may not be acceptable to our customers and could result in customer dissatisfaction, lost revenue, and increased warranty costs. In addition, we have limited control over the manner in which our business partners conduct their business. We may face negative consequences or publicity as a result of a third-party’s failure to comply with applicable compliance, trade, environmental, or employment regulations.

As a result of our global manufacturing and sales operations, we are subject to a variety of risks related to our business outside of the U.S., any of which could, individually or in the aggregate, have a material adverse effect on our business.
A significant portion of our manufacturing, sales, and supply chain operations occur in countries other than the U.S. We utilize third-party business partners to engineer, produce, sell, and fulfill orders for our products, several of which have operations located in foreign countries including China, Hungary, India, Japan, Malaysia, Singapore, Mexico, the Philippines, Thailand, and Ukraine. Because of these global operations, we are subject to a number of risks in addition to those already described, including:
•increasing import and export duties and value-added taxes, or trade regulation changes, including tariffs, that could erode our profit margins or delay or restrict our ability to transport our products;
•war, military conflict, and geopolitical unrest, including the Russia-Ukraine and Hamas-Israel conflicts, may affect our engineering and support teams outside the U.S. and their ability to perform as well as our sales and services delivery with sanctioned entities and countries;
•reduced or limited protection of our intellectual property;
•difficulty complying with multiple and potentially conflicting regulatory requirements and practices, including laws governing corporate conduct outside the U.S., such as the Foreign Corrupt Practices Act, United Kingdom Bribery Act, and similar regulations;
•commercial laws that favor local businesses and cultural differences that affect how we conduct business;
•differing technology standards or customer requirements;
•exposure to economic uncertainty and fluctuations including inflation, adverse movement of foreign currencies against the U.S. dollar (the currency in which we report our results), restrictions on transferring funds between countries, and continuing sovereign debt risks;
•fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important geographic points for our products and shipments;
•inflexible employee contracts and employment laws that may make it difficult to terminate or change the compensation structure for employees in the event of business downturns;
•difficulties attracting and recruiting employees and wage inflation in highly competitive markets;
•political instability, military, social and infrastructure risks, especially in emerging or developing economies;
•political or nationalist sentiment impacting global trade, including the willingness of non-U.S. consumers to purchase goods or services from U.S. corporations;
•natural disasters, including earthquakes, flooding, typhoons and tsunamis; and
•pandemics and epidemics, and varying and potentially inconsistent governmental restrictions on the operation of businesses, travel and other restrictions.
Any or all of these risks could have a material adverse effect on our business.
We rely on indirect sales channels to market and sell our branded products. The loss of or deterioration in our relationship with one or more of our resellers or distributors, or our inability to establish new indirect sales channels to drive growth of our branded revenue, could negatively affect our operating results.
We sell most of our branded products to distributors, value added resellers, and direct market resellers, who in turn sell our products to end users. We use different distribution channel partners in different countries and regions in the world. The success of these sales channels is hard to predict, particularly over time, and we have no purchase commitments or long-term orders from them that assure us of any baseline sales. Several of our channel partners carry competing product lines they may promote over ours. A channel partner might discontinue our products or fail to effectively market them, and each partner determines the type and amount of our products that it will purchase and the price at which it sells to end users. Establishing new indirect sales channels is an important part of our strategy to drive growth of our branded revenue. Our results of operations could be adversely affected by any number of factors related to our channel partners, including:
•a change in competitive strategy that adversely affects a partner’s willingness or ability to distribute our products;
•the reduction, delay, or cancellation of orders or the return of significant products volume;
•our inability to gain traction in developing new indirect sales channels for our branded products, or the loss of one or more existing partners; or
•changes in requirements or programs that allow our products to be sold by third parties to government or other customers.
Because we rely heavily on channel partners to market and sell our products, if one or more of them were to experience a significant deterioration in its financial condition or its relationship with us, this could disrupt our product distribution and reduce our revenue, which could materially and adversely affect our business, financial condition, and operating results.
We heavily utilize channel partners to perform the functions necessary to market and sell our products in certain product and geographic segments. To fulfill this role, partners must maintain an acceptable level of financial stability, creditworthiness, and the ability to successfully manage business relationships with the customers they serve directly. If partners are unable to perform in an acceptable manner, we may be required to reduce sales to the partner or terminate the relationship. We may also incur financial losses for product returns from partners or for the failure or refusal of distributors to pay obligations owed to us. Either scenario could result in fewer of our products being available to the affected market segments, reduced levels of customer satisfaction and increased expenses, which could in turn have a material and adverse impact on our business, results of operations and financial condition.
A certain percentage of our sales are to a few customers, some of which are also competitors, and these customers generally have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition and results of operations.
Our product sales have been and continue to be concentrated among a small number of channel partners, direct end-users, and original equipment manufacturers. We sell to many end-user customers and channel partners on purchase orders, not under the terms of a binding long-term procurement agreement. Accordingly, they generally are not obligated to purchase any minimum product volume, and our relationships with them are terminable at will. In addition, recently we have focused our direct-sales business on the largest users of hierarchical storage architectures, the so-called “hyperscalers”; there are very few of these extremely large storage customers, but their order activity has a significant impact on our results from quarter to quarter.
Some of our tape and disk products are incorporated into larger storage systems or solutions that are marketed and sold to end users by third parties. Because of this, we may have limited market access to those end users, limiting our ability to influence and forecast their future purchasing decisions. In addition, revenue from OEM customers has decreased in recent years. Certain of our large OEM customers are also our competitors, and could decide to reduce or terminate purchasing our products for competitive reasons.
In addition, our sales efforts may involve long sales cycles during which we incur expenses to educate our customers about product use and benefits and support customer-driven product evaluations. These cycles may make it difficult for us to predict when, or if, future sales will occur.

During the fiscal year ended March 31, 2024, no customer represented 10% or more of our total revenue compared to the fiscal year ended March 31, 2023, when we had one customer represent 10% or more of our total revenue. If any of our large customers should significantly decrease or stop purchasing our solutions, we would see a significant reduction in revenue that may result in a material adverse effect on our operating results.
The U.S. federal government is an important customer, and our business may be materially and adversely harmed by changes in government purchasing activity.
A portion of our sales are to various agencies and departments of the U.S. federal government, and federal spending funding cuts and temporary government shutdowns have previously impacted and may continue to impact our revenue in the future. Future spending cuts by the U.S. federal government, temporary shutdowns of the U.S. federal government, or changes in its procurement processes or criteria could decrease our sales to the federal government and materially and adversely affect our operating results. In addition, changes in government certification requirements applicable to our products could impact our ability to sell to U.S. federal customers.
Risks Related to Our Operating Results, Financial Condition, or Stock Price
We continue to face risks related to inflation, economic uncertainty, and slow economic growth.
Uncertainty about economic conditions poses risks as businesses may further reduce or postpone spending in response to reduced budgets, tightening of credit markets, increases in inflation and interest rates, negative financial news, and declines in income or asset values which could adversely affect our business, financial condition and operating results. Recent inflationary increases have driven up the prices at which we are able to purchase necessary components, products, and services, as well as the cost of contract labor. In addition, we continue to face risks related to uncertain tariff levels between countries where our products are manufactured and sold, unstable political and economic conditions, including the war between Russia and Ukraine and the Hamas-Israel conflict, and concerns about sovereign debt, which could negatively impact the U.S. and global economies and adversely affect our financial results. In addition, our ability to access capital markets may be restricted or result in unfavorable financing terms, impacting our ability to react to changing economic and business conditions and could also materially and adversely affect our ability to sustain our operations at their current levels.
Our stock price has experienced significant volatility in the past, and continued volatility may cause our common stock trading price to remain volatile or decline.
Our stock price has been extremely volatile in the past. For example, the closing price of our common stock on the Nasdaq Global Market ranged from $2.51 to $70.67 from March 31, 2024 through February 3, 2025. During this time, we did not experience any material changes in our financial condition or results of operations that would explain such price volatility. The trading price of our common stock may continue to fluctuate in response to a number of events and factors, many of which may be beyond our control, such as:
•quarterly variations in our operating results;
•failure to meet our financial guidance or the expectations of securities analysts and investors;
•new products, services, innovations, strategic developments, or business combinations and investments by our competitors or us;
•changes in our capital structure, including incurring new debt, issuing additional debt or equity to the public, and issuing common stock upon exercise of our outstanding warrants or subscribing to our recent rights offering;
•large or sudden purchases or sales of stock by investors;
•changes in interest and exchange rates;
•market volatility resulting from a public health emergency;

•fluctuations in the stock market in general and market prices for technology companies in particular;
•tariffs imposed by the U.S. government on sales originating in or being shipped to countries with which we have on-going trade or other political conflicts;
•investigations or enforcement actions related to a potential or actual failure to comply with applicable regulations;
•costs of new or ongoing commercial litigation; and
•significant changes in our brand or reputation.
Any of these events and factors may cause our stock price to rise or fall and may adversely affect our business and financing opportunities.
We may be unable to attract and retain key talent necessary to effectively meet our business objectives.
The market for skilled engineering, sales, and administrative talent is competitive and we have seen delays in recruiting and hiring timeframes. We believe our ability to recruit and hire new talent, and retain existing key personnel, may be negatively impacted by prior and ongoing fluctuations in our operating results, stock price, and ability to offer competitive benefits and total compensation programs. Our business results may be harmed if we are unable to attract and retain key talent in the future.
Our quarterly operating results have fluctuated significantly, and past results should not be used to predict future performance.
Our quarterly operating results have fluctuated significantly in the past and could fluctuate significantly in the future. As a result, our quarterly operating results should not be used to predict future performance. Quarterly results could be materially and adversely affected by a number of factors, including, but not limited to:
•IT spending fluctuations resulting from economic conditions or changes in U.S. federal government spending;
•supply chain constraints or other failures by our contract manufacturers to complete shipments in a timely manner;
•new product announcements by us or our competitors which may cause purchasing delays or cancellations;
•customers canceling, reducing, deferring, or rescheduling significant orders as a result of excess inventory levels, weak economic conditions, reduced demand, or other factors;
•seasonality, including customer and government fiscal year-ends and budget availability impacting demand for our products;
•reduced demand, declines in large orders, royalty, or software revenues, or other changes in product mix;
•product development and ramp cycle delays or product performance or quality issues;
•poor execution of and performance against expected sales and marketing plans and strategies;
•increased competition which may, among other things, increase pricing pressure or reduce sales;
•restructuring actions or unexpected costs; and
•foreign currency exchange fluctuations.

Our operating results depend on continuing and increasing market acceptance of our existing products and on new product introductions, which may be unsuccessful, in which case our business, financial condition and results of operations may be materially and adversely affected.
A limited number of products comprise a significant majority of our sales, and due to rapid technological change in our industry, our future operating results depend on our ability to improve existing products and develop and successfully introduce new products. We have devoted and expect to continue to devote considerable management and financial resources to these efforts.
When we introduce new products to the market, they may not achieve market acceptance or significant market share. In addition, the target markets for our new products may not continue or grow as we anticipate. Our new products may not be successfully or timely qualified by new customers, and if they are qualified, we may not achieve high volume production in a timely manner, if at all. In addition, we may experience technical, quality, performance-related, or other difficulties that could prevent or delay the introduction and market acceptance of new products.
If we are not successful in timely completing our new product qualifications and ramping sales to our key customers, our revenue and operating results could be adversely impacted. In addition, if the quality of our products is not acceptable to our customers, customer dissatisfaction, lost revenue, and increased warranty and repair costs could result.
We derive significant revenue from products incorporating tape technology. Our future operating results depend in part on continued market acceptance and use of tape products; in the past, decreases in the tape products market have materially and adversely impacted our business, financial condition and operating results.
We currently derive significant revenue from products that incorporate some form of tape technology, and we expect to continue to do so in the next several years. As a result, our future operating results depend in part on continued market acceptance and use of tape products. Decreased market acceptance or use of products employing tape technology has materially and adversely impacted our business, financial condition, and operating results, and we expect that our revenues from certain types of tape products could continue to decline in the future.
Disk, solid-state, and flash storage products, as well as various software solutions and alternative technologies have eroded the demand for tape products. We expect that, over time, many of our tape customers could migrate toward these other products and solutions and their proportionate contribution to our revenue will increase in the future. While we are making targeted investments in software, disk backup and flash storage systems, and other alternative technologies, these markets are characterized by rapid innovation, evolving customer demands, and strong competition, including competition with companies who are also significant customers. If we are not successful in our efforts, we may not be able to attract or retain customers, and our business, financial condition and results of operations could be materially and adversely affected.
A significant decline in our media royalty or branded software revenues could materially and adversely affect our business, financial condition and operating results.
Our media royalties and branded software revenues generate relatively greater profit margins than some of our other products and can significantly impact our overall profitability. We receive media royalty revenue based on tape media cartridges sold by various tape media manufacturers and resellers. Under our patent and technology license agreements with these companies, each of the licensees determines the pricing and number of units of tape media cartridges that it sells. Our media royalty revenue varies based on the licensees’ media sales and other factors, including:
•our customers’ continued use of storage tape media, including the size of the installed base of devices and similar products that use tape media cartridges;
•the relative growth in units of newer device products, since the associated media cartridges for newer products typically sell at higher prices compared with the media cartridges associated with older products;

•media consumption habits and rates of end users and pattern of device retirements;
•the level of channel inventories; and
•agreement on standards for newer generations of the tape media that generates our royalty revenue.
Risks Related to Our Indebtedness
We have significant indebtedness, which imposes upon us debt service obligations, and our term loan and revolving credit facilities contain various operating and financial covenants that limit our discretion in operating our business. If we are unable to generate sufficient cash flows from operations and overall operating results to meet these debt obligations or remain in compliance with the covenants, our business, financial condition and operating results could be materially and adversely affected.
Our level of indebtedness presents significant risks to our business and investors, both in terms of the constraints that it places on our ability to operate our business and because of the possibility that we may not generate sufficient cash and operating results to remain in compliance with our covenants and pay the principal and interest on our indebtedness as it becomes due. As recently as December 2024, we were in danger of failing to meet certain financial covenants in our debt agreements, which could have resulted in a default under these agreements if we had not obtained a waiver of noncompliance from our lenders. For further description of our outstanding debt, see the section captioned “Liquidity and Capital Resources” in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
As a result of our indebtedness:
•Our ability to invest in growing our business is constrained by the financial covenants contained in our credit facilities, which require us to maintain certain maximum total net leverage ratio levels, a minimum fixed charge coverage ratio, and liquidity levels and restrict our ability to:
•Incur debt and liens;
•Acquire businesses or entities or sell certain assets;
•Make investments, including loans, guarantees, and advances;
•Engage in transactions with affiliates;
•Pay dividends or repurchase stock; and
•Enter into certain restrictive agreements;
•We must dedicate a significant portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures, research and development, mergers and acquisitions, and other cash-based activities, all of which may place us at a competitive disadvantage;
•If we are not able to generate sufficient cash flows to meet our substantial debt service obligations or to fund our other liquidity needs, we may have to take actions such as selling assets or raising additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and joint ventures, restructuring our debt and other capital-intensive activities;
•We are subject to mandatory field audits and control of cash receipts by the lenders if we do not maintain liquidity above certain thresholds;
•We may be more vulnerable to adverse economic and industry conditions;
•We may not be able to fund future working capital, capital investments and other business activities; and

•We may be unable to make payments on other indebtedness or obligations.
Our ability to make scheduled payments of the principal, to pay interest on, or refinance our debt, or to make cash payments in connection with our credit facilities, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Further, as our debt reaches maturity, we will be required to make large cash payments or adopt one or more alternatives, such as restructuring indebtedness or obtaining additional debt or equity financing on terms that may be highly dilutive. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. We may be unable to incur additional debt or refinance our existing debt on acceptable terms, if at all, which could result in a default on our debt obligations.
We recently entered into a non-binding term sheet with a financial investor for a potential financing transaction that would refinance our remaining debt. If consummated on its currently proposed terms, this potential transaction would result in (i) the modification and waiver of certain financial covenants currently contained in our debt agreements, (ii) the issuance of warrants to this investor, including a warrant to purchase 19.99% of our outstanding shares, and (iii) either the cancellation of our remaining outstanding debt in exchange for notes convertible into shares of common stock or the amendment of our existing debt facilities to make the outstanding amounts convertible into shares of common stock. If we are able to reach a definitive, binding agreement with this investor, certain aspects of the potential transaction would be subject to the approval of our existing lenders and our stockholders. If we are able to consummate this potential transaction, it would be highly dilutive to our stockholders. In addition, if we are unable to pay down substantially all our outstanding debt before consummating the potential transaction, it would result in a change in control. However, the term sheet is non-binding, the parties must reach agreement on definitive terms and even if a binding agreement is reached, the potential transaction would be subject to certain conditions, some of which have not yet been agreed to by the parties. Accordingly, there is no assurance that the potential transaction will occur on the terms currently contemplated, or at all. If it does not occur and we are unable to repay all our outstanding debt from the proceeds of this offering, then we intend to continue to explore one or more alternatives, such as restructuring remaining indebtedness or obtaining additional debt or equity financing on terms that may be highly dilutive.
Our credit facilities are collateralized by a pledge of all our assets. If we were to default and be unable to cure it within any applicable grace periods or obtain a waiver of such default, the lenders would have a right to foreclose on our assets to satisfy our obligations under these agreements. Any such action on the part of the lenders could have a materially adverse impact on our business, financial condition and results of operations.
In connection with entering into our prior credit facilities and certain amendments to our prior credit facilities, we were required to issue to our lenders thereunder, certain warrants to purchase our common stock. These warrants were exercised in December 2024 and January 2025 and resulted in significant dilution to our stockholders. Future sales of common stock issued upon the exercise of these warrants may cause our stock price to decline.
We must maintain compliance with the terms of our existing credit facilities or receive a waiver for any non-compliance. The failure to do so could have a material adverse effect on our ability to finance our ongoing operations and we may not be able to find an alternative lending source if a default occurs.
In March 2024 and again in December 2024, we fell out of compliance with certain financial covenants in our credit agreements, which would have resulted in default had we not received a waiver of noncompliance from our lenders. Our credit agreements contain negative covenants and customary events of default provisions, including for payment default, covenant default, cross default to other material indebtedness, and judgment default. Each of these limitations are subject to certain liquidity levels, thresholds, or grace periods. In addition, the credit agreement contains affirmative covenants, including certain financial covenants that require us to maintain minimum fixed charge coverage ratios. The applicable interest rate on the facility may increase if our total leverage ratio increases to specified amounts that would result in our interest expenses rising.
These covenants could materially adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand and pursue our business strategies and otherwise conduct our business. There are no assurances that we can continue to maintain compliance with these covenants. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations. The restrictions limit our ability to obtain future financings or to withstand a future downturn in our business or the economy in general, which may affect our ability to make the payments required of us under the waiver. Complying with these covenants may also cause us to take actions that may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.
If we do not maintain compliance with all of the continuing covenants imposed by the credit agreements and other terms and conditions of the credit facility, we could be required to repay outstanding borrowings on an accelerated basis, which could subject us to decreased liquidity and other negative impacts on our business, results of operations and financial condition. There is no assurance that we will be able to negotiate an amendment that will provide for modified financial covenant levels that we can satisfy, or that we will be able to obtain an additional waiver to the credit agreement in the case of future events of default (including but not limited to those related to financial covenants). Any additional amendment or waiver will likely require concessions from the Company, such as prepayments, the imposition of other covenants or restrictions, limitations on future borrowing, or the payment of lender expenses. Furthermore, if the debt is accelerated, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. We recently entered into a non-binding term sheet with a financial investor that would refinance our remaining debt. However, the parties must still reach an agreement on definitive terms, and even if a binding agreement is reached, the potential transaction would be subject to certain conditions, some of which have not yet been agreed to by the parties. Accordingly, there is no assurance that the potential transaction will occur on the terms currently contemplated, or at all. If it does not occur and we are unable to repay all our outstanding debt from the proceeds of this offering, then we intend to continue to explore one or more alternatives to restructure or repay our remaining debt. Without a sufficient credit facility, we would be adversely affected by a lack of access to liquidity needed to operate our business.
Risks Related to Our Business and Industry
If we do not successfully manage the changes that we have made and may continue to make to our business model, infrastructure, and management, our business could be disrupted, and that could adversely impact our operating results and financial condition.
Managing change is an important focus for us. In recent years, we have implemented several significant initiatives involving our sales and marketing, product engineering, and operations organizations, aimed at transitioning our revenue model from discrete hardware sales to recurring software revenue, increasing our efficiency, and better aligning internal operations with our corporate strategy. In addition, we have reduced headcount to streamline and consolidate our supporting functions as appropriate following recent acquisitions and in response to market or competitive conditions, and have increased our reliance on certain third-party business relationships. If we are unable to successfully manage the changes that we implement and detect and address issues as they arise, our business could be disrupted, and our results of operations and financial condition could be materially and adversely impacted.
In addition, given that we are relatively new to offering products and services on a subscription basis, and those models in the storage industry continue to evolve, we may not be able to effectively compete, drive expected revenue and margin growth, or obtain profitability for the foreseeable future. Demand for subscription-based products could also erode one-time sales of our hardware products that might not be immediately offset by increased recurring revenue.
We have taken considerable steps towards reducing our cost structure. The steps we have taken may not reduce our cost structure to a level appropriate in relation to our future sales and therefore, these cost reductions may be insufficient to achieve profitability.
In the last several years, we have recorded significant restructuring charges and made cash payments to reduce our cost of sales and operating expenses to respond to adverse economic and industry conditions, to execute strategic management decisions, and to rationalize our operations following acquisitions. These restructuring plans may result in decreases to our revenues or adversely affect our ability to grow our business in the future. Workforce reductions may also adversely affect employee morale and our ability to retain our employees, and may result in increased legal proceedings by terminated employees. We may take future steps to further reduce our operating costs, including additional restructurings in response to strategic decisions, increased operating and product costs due to inflation, supply chain constraints, and other external factors, adverse changes in our business or industry, or future acquisitions. We may be unable to reduce our cost of sales and operating expenses at a rate and to a level appropriate in relation to our future sales, which may materially and adversely affect our business, financial condition and results of operations.
In addition, our ability to achieve the anticipated cost savings and other benefits from these restructuring plans within the expected time frame is subject to many estimates and assumptions which may be adversely impacted by significant economic, competitive and other uncertainties, some of which are beyond our control. If these estimates and assumptions are incorrect, if we experience delays, or if other unforeseen events occur, our business, financial condition, and operating results could be adversely affected.
The failure to successfully integrate future acquired businesses, products or technologies could harm our business, financial condition, and operating results.
As a part of our business strategy, we have in the past and may make acquisitions in the future. We may also make significant investments in complementary companies, products or technologies. If we fail to successfully integrate such acquisitions or significant investments, it could harm our business, financial condition, and operating results. Risks that we may face in our efforts to integrate any recent or future acquisitions include, among others:
•failure to realize anticipated synergies or return on investment from the acquisition;
•difficulties assimilating and retaining employees, business culture incompatibility, or resistance to change;
•diverting management’s attention from ongoing business concerns;
•coordinating geographically separate organizations and infrastructure operations in a rapid and efficient manner;
•the potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;
•failure of acquired technology or products to provide anticipated revenue or margin contribution;
•insufficient revenues to offset increased expenses associated with the acquisition;
•costs and delays in implementing or integrating common systems and procedures;
•reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;
•impairment of existing customer, supplier and strategic relationships of either company;
•insufficient cash flows from operations to fund the working capital and investment requirements;
•difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;
•dissatisfaction or performance problems with the acquired company;
•the assumption of risks, unknown liabilities, or other unanticipated adverse circumstances of the acquired company that are difficult to quantify; and
•the cost associated with the acquisition, including restructuring actions, which may require cash payments that, if large enough, could materially and adversely affect our liquidity.

A cybersecurity breach could adversely affect our ability to conduct our business, harm our reputation, expose us to significant liability, or otherwise damage our financial results.
We maintain sensitive data related to our employees, strategic partners, and customers, including personally identifiable information, intellectual property, and proprietary business information on our own systems. In addition, many of our customers and partners store sensitive data on our products.
It is critical to our business that our employees’, strategic partners’ and customers’ sensitive information remains and is perceived as secure. While we employ sophisticated security measures in our own environment and our product features, we may face internal and external threats including unauthorized access, ransomware attacks, security breaches, and other system disruptions. A cybersecurity breach of our own IT infrastructure or products sold to our customers could result in unauthorized access to, loss of, or unauthorized disclosure of such information and expose us to litigation, indemnity obligations, government investigations, and other possible liabilities. Additionally, a cyber-attack, whether actual or perceived, could result in negative publicity which could harm our reputation and reduce our customers’ confidence in the effectiveness of our solutions, which could materially and adversely affect our business and operating results. A breach could also expose us to increased costs from remediation, disruption of operations, or increased cybersecurity protection costs that may have a material adverse effect on our business. Although we maintain cybersecurity liability insurance, our insurance may not cover all or any portion of claims of these types or may not be adequate to indemnify us for inability that may be imposed. Any imposition or liability or litigation costs that are not covered by insurance could harm our business.
If our products fail to meet our or our customers’ specifications for quality and reliability, we may face liability and reputational or financial harm which may adversely impact our operating results and our competitive position may suffer.
We may from time to time experience problems with the performance of our products, which could result in one or more of the following:
•increased costs related to fulfilling our warranty obligations;
•reduced, delayed, or cancelled orders or the return of a significant amount of products; or
•the loss of reputation in the market and customer goodwill.
These factors could cause our business, financial condition and results of operations to be materially and adversely affected.
In addition, we face potential liability for product performance problems because our end users employ our technologies to store and backup important data and to satisfy regulatory requirements. Loss of this data could cost our customers significant amounts of money, directly and indirectly as a result of lost revenues, intellectual property, proprietary business information, or other harm to their business. In some cases, the failure of our products may be caused by third-party technology that we incorporate into them. Even if failures are caused by third-party technology, we may be required to expend resources to address the failure and preserve customer relationships. We could also potentially face claims for product liability from our customers if our products cause property damage or bodily injury. Although there are limitations of liability in our commercial agreements and we maintain technology errors and omissions liability and general liability insurance, our insurance may not cover potential claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability or litigation costs that are not covered by insurance or could harm our business.
Competition is intense in the data storage and protection market in which we operate.
Our competitors in the data storage and protection market are aggressively trying to advance and develop new technologies and products to compete against us. Consequently, we face the risk that customers could choose competitor products over ours. As a result of competition and new technology standards, our sales or gross margins could decline, which could materially and adversely affect our business, financial condition, and operating results.

Some of those competitors are much larger and financially stronger, have more diverse product offerings, and aggressively compete based on their reputations and greater size.
Technological developments, industry consolidation, and storage market competition over the years have resulted in decreased prices and increased commoditization for tape device and automation products and our other product offerings. Pricing pressure is more pronounced for entry-level products and less pronounced for enterprise products. Over time, the prices of our and competitor products have decreased, but such products often incorporate new or different features and technologies from what we offered in prior years. We face risks that customers could choose competitors’ products over ours due to these features and technologies or pricing differences. If competition further intensifies, our product sales and gross margins could decline, which could materially and adversely affect our business, financial condition and results of operations.
Additional industry consolidation may further result in:
•competitors consolidating, having greater resources and becoming more competitive with us;
•new entrants into one or more of our primary markets increasing competition;
•customers that are also competitors becoming more competitive with us and/or reducing their purchase of our products;
•competitors acquiring our current suppliers or business partners and negatively impacting our business model; and
•market uncertainty and disruption due to the impact and timing of announced and completed transactions.
Risks Related to Intellectual Property
Some of our products contain licensed, third-party technology that provides important product functionality and features. The loss or inability to obtain any such license could have a material adverse effect on our business.
Certain of our products contain technology licensed from third parties that provides important product functionality and features. We cannot provide assurance that we will have continued access to this technology in the future. In some cases, we may seek to enforce our technology access via litigation against the licensing company itself, which may cause us to incur significant legal or other costs and may not be resolved in our favor. Other legal actions against the licensing company, such as for intellectual property infringement, could also impact our future access to the technology. We also have limited visibility or control of the technology roadmap at the licensing company and cannot ensure that the licensing company will advance the roadmap of the licensed technology in the manner best for us. We also face the risk of not being able to quickly implement a replacement technology or otherwise mitigate the risks associated with not having access to this licensed technology. Any of these actions could negatively impact our available technology portfolio, thereby reducing the functionality or features of our products, and could materially and adversely affect our business, financial condition, and operating results.
Third-party intellectual property infringement claims could result in substantial liability and significant costs, and, as a result, our business, financial condition and results of operations may be materially and adversely affected.
From time to time, third parties allege that our products infringe their patented or proprietary technology and demand that we purchase a license from them. The ultimate outcome of any license discussion or litigation is uncertain. Adverse resolution of any third-party infringement claim could subject us to substantial liabilities and require us to refrain from manufacturing and selling certain products. In addition, the costs incurred in intellectual property litigation can be substantial, regardless of the outcome. As a result, our business, financial condition, and operating result could be materially and adversely affected.

If we fail to protect our intellectual property or if others use our proprietary technology without authorization, our competitive position may suffer.
Our future success and ability to compete depends in part on our proprietary technology. We rely on a combination of copyright, patent, trademark, and trade secrets laws and nondisclosure agreements to establish and protect our proprietary technology. However, we cannot provide assurance that patents will be issued with respect to pending or future patent applications that we have filed or plan to file, that our patents will be upheld as valid, or that our patents will prevent the development of competitive products, or that any actions we have taken will adequately protect our intellectual property rights.
Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. Enforcing our intellectual property rights can sometimes only be accomplished through litigation, which is expensive and can divert management’s attention away from our business. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S.
We license certain of our software under “open source” licenses. Because of the characteristics of open source software licenses, it may be relatively easy for competitors, some of whom have greater resources than we have, to enter our markets and compete with us. In addition, our failure to comply with the terms of open source licenses could have a material adverse effect on our competitive position and financial results.
One of the characteristics of open source software is that the source code is typically publicly available at no charge, and anyone who obtains copies has a license under certain of our intellectual property rights. Depending on the license, that may include access to certain of our patents, to modify and redistribute the software, and use it to compete in the marketplace. Certain open source software licenses require users to license to other any software that is based on, incorporates, or interacts with the open source software. Although we endeavor to comply fully with those requirements, third parties could claim we are required to license larger portions of our software than we intended. If such claims were successful, they could adversely impact our competitive position and financial results by providing our competitors with access to sensitive information that may help them develop competitive products without the degree of overhead and lead time required by traditional proprietary software development.
It is possible for competitors to use our open source project software to develop their own software, potentially reducing the demand for our solution and putting price pressure on our subscription offerings. We cannot guarantee that competitive pressure or the availability of new open source software will not result in price reductions, reduced operating margins and loss of market share, any one of which could harm our business, financial condition, operating results, and cash flows.
In addition, we use our own open source project software in our proprietary products. As a result, there is a risk that we may inadvertently release as open source certain code that was intended to be kept as proprietary, that reveals confidential information regarding the inner workings of our proprietary products, or that could enable competitors to more readily reverse engineer or replicate aspects of our proprietary technology that we would otherwise protect as trade secrets. We may also accept contributions from third parties to our open source projects, and it may be difficult for us to accurately determine the origin of the contributions and whether their use, including in our proprietary products, infringes, misappropriates, or violates third-party intellectual property or other rights. The availability of certain of our own software in source code form may also enable others to detect and exploit security vulnerabilities in our products. In addition, our use of open source software may harm our business and subject us to intellectual property claims, litigation, or proceedings in the future.
Risks Related to Regulatory Matters
We are subject to many laws and regulations, and violation of or changes in those requirements could materially and adversely affect our business.
We are subject to numerous U.S. and international laws and requirements regarding corporate conduct, fair competition, corruption prevention, import and export practices, and hazardous or restricted material use, storage, discharge, and disposal, including laws applicable to U.S. government contractors. We have incurred, and will continue to incur, costs and business process changes to comply with such regulations. While we maintain a rigorous corporate ethics and compliance program, we may be subject to increased regulatory scrutiny, significant monetary fines or penalties, suspension of business opportunities, loss of jurisdictional operating rights, and increased litigation and investigation costs as a result of any failure to comply with those requirements. If we identify that we have fallen out of compliance, we may proactively take corrective actions, including the filing of voluntary self-disclosure statements with applicable agencies, which could cause us to incur additional expenses and subject us to penalties and other consequences that could adversely affect our business, financial condition, and operating results. Our supply and distribution models may be reliant upon the actions of our third-party business partners and we may also be exposed to potential liability resulting from their violation of these or other compliance requirements. Further, our U.S. and international business models are based on currently applicable regulatory requirements and exceptions. Changes in those requirements or exceptions could necessitate changes to our business model. Any of these consequences could materially and adversely impact our business and results of operations.
Our actual or perceived failure to adequately protect personally identifiable information could adversely affect our business, financial condition, and operating results.
A variety of state, national, foreign, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer, deletion, and other processing of personally identifiable information. These privacy- and data protection-related laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. Compliance with these laws and regulations can be costly and can delay or impede the development or implementation of new products or internal systems. Failure to comply could result in enforcement actions and significant penalties against us, which could result in negative publicity, increase our operating costs, and have a material adverse effect on our business, financial condition, and operating results.
Risks Related to Being a Public Company
We incur significant costs as a result of operating as a public company, and our management devotes substantial time to complying with public company regulations.
As a public company, we are obligated to file with the SEC annual and quarterly reports and other reports that are specified in Section 13 and other sections of the Exchange Act. We are also required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we are and will continue to become subject to other reporting and corporate governance requirements, including certain requirements of Nasdaq, and certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX Act”) and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.
Section 404 of the SOX Act, as well as rules subsequently implemented by the SEC and Nasdaq, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased selling, general, and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could materially and adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC and Nasdaq. Any such action could harm our reputation and the confidence of investors and customers in us and could materially and adversely affect our business and cause our share price to fall.

We recently regained compliance with the Nasdaq Global Market’s continued listing standards. If we do not continue to meet all of the continued listing requirements, we may be delisted from Nasdaq.
The listing of our common stock on the Nasdaq Global Market is contingent on our compliance with the Nasdaq Global Market’s rules for continued listing.
On September 20, 2023, we received a deficiency notice from the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) notifying us that we were not in compliance with Nasdaq’s minimum closing bid price requirement of $1.00 per share for 30 consecutive business days, as set forth in Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). We did not regain compliance with the Minimum Bid Price Requirement within 180 days from the initial deficiency notice, and on March 19, 2024, we were notified by the Nasdaq Staff that we would be delisted unless we timely request a hearing before a Nasdaq hearings panel (the “Panel”).
We were also notified on November 14, 2023 and February 13, 2024 that we were not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filings Requirement”) as a result of our failure to timely file the Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2023 and December 31, 2023. The Nasdaq Staff initially provided us until May 7, 2024 to regain compliance with the Filings Requirement.
On May 14, 2024, we had a hearing before the Panel to address the deficiencies in complying with the Minimum Bid Price Requirement and the Filings Requirement and to present a plan to regain compliance. On June 6, 2024, the Panel issued a ruling granting us an extension period for (i) the Minimum Bid Price Requirement until September 16, 2024 and (ii) the Filings Requirement until July 1, 2024. As a result of the filing of the Annual Report on Form 10-K for the fiscal year ended March 31, 2024 on June 28, 2024, which included the financial statements and other information required in the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2023 and September 30, 2023, we complied with the Filings Requirement. In addition, on August 26, 2024, we effected a 1-for-20 reverse stock split of our common stock following stockholder approval at our annual meeting of stockholders in order to comply with the Minimum Bid Price Requirement.
On September 17, 2024, we received a letter from the Nasdaq Staff confirming that we have regained compliance and that our securities will continue to be listed on Nasdaq.
There can be no assurance that we will be able to maintain compliance with the Nasdaq listing requirements. If we fail to maintain compliance with any of the continued listing requirements in the future and Nasdaq determines to delist our common stock, our common stock would be traded on the over-the-counter market, and the value and liquidity of our stockholders’ investments would be materially impacted.
We have restated certain of our prior consolidated financial statements, which has resulted in unanticipated costs and may lead to additional risks and uncertainties, including loss of investor confidence and negative impacts on our stock price.
In the Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (the “2024 Annual Report”), we restated certain of our financial statements. The determination to restate the financial statements was made by our Audit Committee of the Board of Directors (the “Audit Committee”) upon management’s recommendation. Our management concluded that certain of our previously issued financial statements should no longer be relied upon.
The restatement of our previously issued financial statements has been time-consuming and expensive and could expose us to additional risks that could materially adversely affect our financial position, results of operations and cash flows, including unanticipated costs for accounting and legal fees in connection with or related to the restatement and the risk of potential stockholder litigation. If lawsuits are filed, we may incur additional substantial defense costs regardless of the outcome of such litigation. Likewise, such events might cause a diversion of our management’s time and attention. If we do not prevail in any such litigation, we could be required to pay substantial damages or settlement costs. In addition, the restatement may lead to a loss of investor confidence and have negative impacts on the trading price of our common stock.

We have identified material weaknesses in our internal control over financial reporting, which could, if not properly remediated, result in additional material misstatements in our interim or annual consolidated financial statements, could impair our ability to produce accurate and timely financial statements and could adversely affect investor confidence in our financial reports, which could negatively affect our business.
We have concluded that our internal control over financial reporting and disclosure controls and procedures were not effective as of March 31, 2024 due to the existence of material weaknesses in our internal control over financial reporting, as described in Item 9A. Controls and Procedures of the 2024 Annual Report and the consolidated financial statements appearing elsewhere in this prospectus.
As described in Item 9A. Controls and Procedures, these material weaknesses resulted in the restatement of the Company’s Consolidated Financial Statements for the fiscal years ended March 31, 2023 and March 31, 2022, the unaudited condensed quarterly financial information for the quarterly period ended June 30, 2023 and each of the fiscal quarters for the fiscal year ended March 31, 2023.
We cannot provide assurance that the material weaknesses and deficiencies identified in the 2024 Annual Report and the consolidated financial statements appearing elsewhere in this prospectus will not recur, or that additional material weaknesses in our internal control over financial reporting will not arise or be identified in the future. We intend to continue our control remediation activities and to continue to improve our financial reporting process, and our operational, information technology, financial systems, compliance and infrastructure procedures and controls. We also intend to continue to expand, train, retain and manage our personnel who are essential to effective internal control and compliance. In doing so, we will continue to incur expenses and expend management time.
If our remediation measures are insufficient to address the identified deficiencies, or if additional deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results in the future. Moreover, because of the inherent limitations of any control system, material misstatements due to error or fraud may not be prevented or detected on a timely basis, or at all. If we are unable to provide reliable and timely financial reports in the future, our business and reputation may be further harmed. Restated financial statements and failures in internal control may also cause us to fail to meet reporting obligations or debt covenants, negatively affect investor confidence in our management and the accuracy of our financial statements and disclosures, or result in adverse publicity, any of which could have a negative effect on the price of our common stock, subject us to further regulatory investigations and penalties or stockholder litigation, and materially and adversely impact our business and financial condition.
Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement.
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder committed to purchase up to $200,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion, from time to time, over a 36-month period commencing on the date of the Purchase Agreement. We generally have the right to control the timing and amount of any sales of our shares of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock to the Selling Stockholder under the Purchase Agreement will depend upon market conditions as well as other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all or a portion of the shares of our common stock that may be available pursuant to the Purchase Agreement, or decide to terminate the Purchase Agreement or not sell to the Selling Stockholder any shares of our common stock that may be available for us to sell to the Selling Stockholder thereunder.
Because the purchase price per share to be paid by the Selling Stockholder for the shares of our common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market prices of our common stock during the applicable pricing period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to an aggregate of $200,000,000 of our common stock to the Selling Stockholder, only 2,302,733 shares of our common stock that may be issued to the Selling Stockholder under the Purchase Agreement are being registered for resale by the Selling Stockholder under the registration statement that includes this prospectus.
If we elect to sell to the Selling Stockholder all of the 2,302,733 shares of our common stock being registered for resale by the Selling Stockholder in the registration statement that includes this prospectus, depending on the market prices of our common stock during the applicable pricing period for each purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $200,000,000 total commitment originally available to us under the Purchase Agreement.
If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 2,302,733 shares being registered for resale under the registration statement that includes this prospectus, in order to receive aggregate gross proceeds equal to the total commitment of $200,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with the Nasdaq listing rules, unless the average per share purchase price paid by the Selling Stockholder for all shares of our common stock sold under the Purchase Agreement equals or exceeds $32.57, in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our common stock under the Purchase Agreement. In addition, the Selling Stockholder will not be required to purchase any shares of our common stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then-outstanding voting power or number of shares of our common stock.
Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our common stock in addition to the 2,302,733 shares of our common stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares of our common stock we ultimately sell to the Selling Stockholder under the Purchase Agreement. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our common stock to the Selling Stockholder under the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares.
Future sales and issuances of our common stock or other securities might result in significant dilution to our existing stockholders and could cause the price of our common stock to decline.
To raise capital, we may sell our common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the Selling Stockholder, and the Selling Stockholder or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions may be higher or lower than the price per share paid by the Selling Stockholder. Any sales of additional shares, including securities of notes convertible into common stock or warrants or other securities to purchase common stock, will dilute the interests of our existing stockholders.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.
Our management team will have broad discretion as to the use of the proceeds from our sale of common stock to the Selling Stockholder under the Purchase Agreement, and such uses may not improve our financial condition or market value.
We intend to use the amount of net proceeds from our sale to the Selling Stockholder of shares of our common stock to repay a portion of our outstanding debt obligations and for working capital purposes. Our management will have broad discretion as to the application of such net proceeds for working capital purposes and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives. The failure of our management team to use such proceeds effectively could have a material adverse effect on our business, financial condition and results of operations.
General Risk Factors
We face risks related to health epidemics which could have a material adverse effect on our business and results of operations.
We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including a resurgence of the COVID-19 pandemic. For example, the COVID-19 pandemic and efforts to control its spread had an impact on our workforce and operations, and those of our strategic partners, customers, suppliers, and logistics providers. These impacts included increased component, product, transportation, and overhead costs, increased logistics capacity and flexibility needs, decreased workforce availability, component supply, and product output, increased cybersecurity threats from remote work, and general economic downturns. We or our third-party business partners were subject to government restrictions that impacted our ability to continue efficient business operations. Other global health concerns in the future could also result in social, economic and labor instability in the countries in which we or the third parties with whom we engage operate.
Such pandemics adversely affect our business and financial results, they may also have the effect of heightening many of the other risks described in more detail in this “Risk Factors” section, such as those relating to adverse global or regional conditions, our highly competitive industry, supply chain disruption, customer demand conditions and our ability to forecast demand, cost saving initiatives, our indebtedness and liquidity, and cyber-attacks.
We are exposed to fluctuations in foreign currency exchange rates, and an adverse change in foreign currency exchange rates relative to our position in such currencies could have a material adverse impact on our business, financial condition and results of operations.
We do not currently use derivative financial instruments for speculative purposes. To the extent that we have assets or liabilities denominated in a foreign currency that are inadequately hedged or not hedged at all, we may be subject to foreign currency losses, which could be significant. Our international operations can act as a natural hedge when both operating expenses and sales are denominated in local currencies. In these instances, although an unfavorable change in the exchange rate of a foreign currency against the U.S. dollar would result in lower sales when translated to U.S. dollars, operating expenses would also be lower in these circumstances. The competitive price of our products relative to others could also be negatively impacted by changes in the rate at which a foreign currency is exchanged for U.S. dollars. Such fluctuations in currency exchange rates could materially and adversely affect our business, financial condition and results of operations.
If the future outcomes related to the estimates used in recording tax liabilities to various taxing authorities result in higher tax liabilities than estimated, then we would have to record tax charges, which could be material.
We have provided amounts and recorded liabilities for probable and estimable tax adjustments required by various taxing authorities in the U.S. and foreign jurisdictions. If events occur that indicate payments of these amounts will be less than estimated, then reversals of these liabilities would create tax benefits recognized in the periods when we determine the liabilities have reduced. Conversely, if events occur which indicate that payments of these amounts will be greater than estimated, then tax charges and additional liabilities would be recorded. In particular, various foreign jurisdictions could challenge the characterization or transfer pricing of certain intercompany transactions. In the event of an unfavorable outcome of such challenge, material tax charges and adverse impacts on operating results could occur in the period in which the matter is resolved or an unfavorable outcome becomes probable and estimable.
Certain changes in stock ownership could result in a limitation on the amount of net operating loss and tax credit carryovers that can be utilized each year. Should we undergo such a change in stock ownership, it would severely limit the usage of these carryover tax attributes against future income, resulting in additional tax charges, which could be material.
We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.
We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors (the “Board”), and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.
Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), and Delaware law, contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board. Our corporate governance documents include provisions:
•authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend, and other rights superior to our common stock;
•limiting the liability of, and providing indemnification to, our directors and officers;
•limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;
•requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board;
•controlling the procedures for the conduct and scheduling of meetings of the Board and stockholders;
•providing our Board with the express power to postpone and cancel previously scheduled special meetings at any time;
•limiting the determination of the number of directors on our Board and the filling of vacancies or newly created seats on the board to our Board then in office; and

•providing that directors may be removed by stockholders only for cause.
While these provisions have the effect of encouraging persons seeking to acquire control of our Company to negotiate with our Board, they could enable the Board to hinder or frustrate a transaction that some, or a majority, of the stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. We are also subject to Delaware laws that could have similar effects. One of these laws prohibits us from engaging in a business combination with a significant stockholder unless specific conditions are met.

COMMITTED EQUITY FINANCING
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $200,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of common stock pursuant to the Purchase Agreement, and the timing of any sales, are at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement of which this prospectus forms a part with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 2,302,733 shares of common stock, consisting of 42,158 Commitment Shares that we issued to the Selling Stockholder as payment of a commitment fee for its commitment to purchase shares of common stock at our election under the Purchase Agreement, and approximately $75,000,000 of the up to $200,000,000 of shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time under the Purchase Agreement.
We do not have the right to commence any sales of our common stock to the Selling Stockholder under the Purchase Agreement until the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have been satisfied, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after such date, we will have the right, but not the obligation, from time to time, at our sole and exclusive discretion, for the 36-month period after the date of the Purchase Agreement, to direct the Selling Stockholder to purchase a specified amount of shares of common stock, not to exceed the greater of 100.0% of the average of the daily volume traded of the common stock on the five consecutive trading days immediately preceding an Advance Notice, as described further below under the heading “—Advances and Payments of Common Stock Under the Purchase Agreement.”
We will control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our company and its operations.
Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than 1,157,139 shares of common stock, which number of shares is equal to 19.99% of the aggregate number of shares of the common stock issued and outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, (ii) all applicable sales of shares of common stock under the Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635), or (iii) as to any Advance, the issuance of the common stock pursuant to an Advance Notice would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by the Nasdaq with respect thereto). Moreover, we may not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning shares of common stock in excess of the 4.99% Ownership Limitation.
Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by the parties other than by an instrument in writing signed by both parties.
The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes, including the repayment of debt.

As consideration for the Selling Stockholder’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 42,158 Commitment Shares to the Selling Stockholder as set forth in the Purchase Agreement.
The Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Advances of Common Stock Under the Purchase Agreement
Advances
We will have the right, but not the obligation, from time to time, at our sole and exclusive discretion, for the 36-month period after the date of the Purchase Agreement, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of common stock as set forth in the Purchase Agreement by delivering written notice to the Selling Stockholder (each, an “Advance Notice”) on any trading day (each, an “Advance Notice Date”), so long as:
•the amount under any single Advance does not exceed 100.0% of the average of the daily trading volume of the common stock on the five consecutive trading days immediately preceding an Advance Notice, unless otherwise agreed by the parties;
•the price to be paid for the shares of common stock that the Selling Stockholder is required to purchase in any single Advance under the Purchase Agreement is equal to either:
◦96.0% of the VWAP during the period commencing upon receipt of an Advance Notice and ending on 4:00 p.m. New York City time on the same trading day (unless otherwise agreed by the parties) as reported by Bloomberg L.P.; or
◦97.0% of the lowest daily VWAP during regular trading hours as reported by Bloomberg L.P., for the three trading days commencing on the date of an Advance Notice; and
•the applicable pricing period for all prior Advances has been completed and all shares of common stock subject to all prior Advances have been received by the Selling Stockholder (the “Advance Date”).
Conditions to Each Advance
The Selling Stockholder’s obligation to accept Advance Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our common stock in Advances under the Purchase Agreement are subject to the satisfaction, at the applicable Advance Notice Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions include the following:
•the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;
•there being an effective registration statement pursuant to which the Selling Stockholder is permitted to utilize the prospectus thereunder to resell all of the Advance Shares pursuant to such Advance Notice;
•the sale and issuance of such Advance Shares being legally permitted by all laws and regulations to which we are subject;
•no Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us;
•no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the Purchase Agreement; and
•the common stock being quoted for trading on Nasdaq Global Market and us having not received any written notice that is then still pending threatening the continued quotation of the common stock on the Nasdaq Global Market.
Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earlier to occur of:
•the 36-month anniversary of the date of the Purchase Agreement; and
•the date on which the Selling Stockholder shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to $200,000,000.
We also have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder; provided that there are no outstanding Advance Notices under which we are yet to issue common stock. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.
No Short-Selling by the Selling Stockholder
The Selling Stockholder has agreed that it and its affiliates will not engage in any short sales during the term of the Purchase Agreement and will not enter into any transaction that establishes a net short position with respect to the common stock. The Purchase Agreement stipulates that the Selling Stockholder may sell our common stock to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares, and may sell other common stock acquired pursuant to the Purchase Agreement that the Selling Stockholder has continuously held from a prior date of acquisition.
Effect of Sales of Our Common Stock under the Purchase Agreement on Our Stockholders
All shares of common stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over the term of the Purchase Agreement. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some, or none of the shares of our common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.
If and when we do elect to sell shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, the Selling Stockholder may resell all, some, or none of such shares in its discretion and at different prices subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling

Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Because the purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of February 3, 2025, there were 5,830,750 shares of our common stock outstanding. If all of the 2,302,733 shares offered for resale by the Selling Stockholder under the registration statement that includes this prospectus were issued and outstanding (without taking into account the 4.99% Ownership Limitation or the 19.99% Exchange Cap limitation), such shares would represent approximately 28% of the total number of shares of our common stock outstanding as of February 3, 2025 .
Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of the Purchase Agreement and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of our common stock from us in one or more Advances under the Purchase Agreement, for a maximum aggregate purchase price of up to $200,000,000, only 2,302,733 shares of common stock (42,158 of which represent the Commitment Shares we issued to the Selling Stockholder pursuant to the Purchase Agreement as payment for the Selling Stockholder’s commitment to purchase shares of our common stock under the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. Assuming all of such 2,260,575 shares were sold to the Selling Stockholder at the maximum 96.0% discount to the per share price of $32.57 (which represents the lowest of the official closing price of our common stock on the Nasdaq Global Market on January 24, 2025, the trading day immediately preceding the date of the Purchase Agreement, and the average official closing price of our common stock on the Nasdaq Global Market for the five consecutive trading days ending on January 24, 2025), such number of shares would be insufficient to enable us to receive aggregate gross proceeds from the sale of such shares to the Selling Stockholder equal to the Selling Stockholder’s $200,000,000 total aggregate purchase commitment under the Purchase Agreement. While the market price of our common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Stockholder under the Purchase Agreement for shares of our common stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Stockholder’s commitment under the Purchase Agreement, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement that includes this prospectus.
If it becomes necessary for us to issue and sell to the Selling Stockholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds of $200,000,000 under the Purchase Agreement, we must first (i) to the extent necessary, obtain stockholder approval prior to issuing shares of the common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder depends upon the number of shares of common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.
The issuance, if any, of shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our common stock that our existing stockholders own would not decrease as a result of sales, if any, under the Purchase Agreement, the shares of our common stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the number of shares of common stock to be issued to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement
$25.00		2,957,842	34%	$75,000,000
$30.00		2,457,842	30%	$75,000,000
$32.57	(3)	2,260,575	28%	$75,000,000
$35.00		2,100,699	26%	$75,000,000
__________________
(1)Does not include 42,158 Commitment Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock under the Purchase Agreement. The number of shares of common stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Stockholder under this prospectus (excluding the 42,158 Commitment Shares), without regard for the Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.
(2)The denominator is based on 5,830,750 shares outstanding as of February 3, 2025, adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Stockholder, assuming the average purchase price in the first column. The numerator is based on the number of shares of common stock set forth in the second column.
(3)Represents the closing price of the common stock on the Nasdaq Global Market on January 24, 2025, the last trading day prior to the date of the Purchase Agreement.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. All of the common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We may receive up to $200,000,000 aggregate of gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive from sales, if any, under the Purchase Agreement, for working capital and general corporate purposes, including the repayment of debt. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, regulatory actions affecting our business, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends in the foreseeable future.

DILUTION
The sale of our common stock to the Selling Stockholder pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to the Selling Stockholder, the more shares of our common stock we will have to issue to the Selling Stockholder pursuant to the Purchase Agreement, as a result of which our existing stockholders would experience greater dilution.
Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of common stock outstanding on September 30, 2024. As of September 30, 2024, we had a net tangible book value of $(139.7) million or $(29.15) per share of common stock.
After giving effect to the assumed sale of 2,302,733 shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement at an assumed sale price of $32.57 per share of our common stock (which is the closing price of our common stock on Nasdaq on the date of the Purchase Agreement), and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value as of September 30, 2024 would have been approximately $(66.3) million, or $(9.33) per share. This represents an immediate increase in net tangible book value of $19.82 per share to existing stockholders and an immediate dilution of $32.57 per share to new investors.
The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$32.57
Historical net tangible book value per share of common stock at September 30, 2024	$(29.15)
Increase in net tangible book value per share of common stock attributable to this offering	$19.82
As adjusted net tangible book value per share of common stock after this offering		$(9.33)
Dilution per share of common stock to new investors		$32.57
The table above assumes for illustrative purposes that an aggregate of 2,302,733 shares of our common stock are sold at a price of $32.57 per share (which is the closing price of our common stock on Nasdaq on the date immediately prior to the date of the Purchase Agreement), for aggregate gross proceeds of approximately $75,000,000. The shares sold in this offering, if any, will be sold from time to time at various prices. A $1.00 increase in the price at which the shares are sold from the assumed public offering price of $33.57 per share, would decrease our as adjusted net tangible book value by $0.09 per share, and the dilution per share to investors in this offering by approximately $32.57 per share, after deducting estimated fees and offering expenses payable by us. The as adjusted information provided above is illustrative only. The common stock sold in this offering, if any, will be sold from time to time at various prices.
The calculations above are based on 4,792,690 shares of our common stock outstanding as of September 30, 2024 and exclude:
•493,597 shares available for future issuance under the LTIP;
•204,383 shares available for future issuance under the ESPP;
•38,380 shares available for future issuance under the Inducement Plan;
•137,850 shares underlying RSUs granted pursuant to the LTIP;
•81,733 shares underlying PSUs granted pursuant to the LTIP; and
•1,150,153 shares issuable upon the exercise of outstanding warrants to purchase common stock, at a weighted-average exercise price of $14.90 per share.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the audited consolidated financial statements and related notes, the unaudited condensed consolidated financial statements and related notes, and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. Our fiscal year ends on March 31 of each calendar year. "Fiscal 2024" in this prospectus refers to the fiscal year ended March 31, 2024, “Fiscal 2023” in this prospectus refers to the fiscal year ended March 31, 2023, and “Fiscal 2022” in this prospectus refers to the fiscal year ended March 31, 2022.
Overview and Highlights
We are a technology company whose mission is to deliver innovative solutions to forward-thinking organizations across the world. We design, manufacture and sell technology and services that help customers capture, create and share digital content, and protect it for decades. We emphasize innovative technology in the design and manufacture of our products to help our customers unlock the value in their video and unstructured data in new ways to solve their most pressing business challenges.
We generate revenue by designing, manufacturing, and selling technology and services. Our most significant expenses are related to compensating employees; designing, manufacturing, marketing, and selling our products and services; data center costs in support of our cloud-based services; and income taxes.
Macroeconomic Conditions
We continue to actively monitor, evaluate and respond to the current uncertain macro environment, including the impact of higher interest rates, inflation, lingering supply chain challenges, and a stronger U.S. dollar. During the quarters ended September 30, 2024 and June 30, 2024, we continued to experience longer sales cycle for opportunities with our enterprise as well as commercial customers.
The macro environment remains unpredictable and our past results may not be indicative of future performance.
Restatement
The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to the restatement adjustments made to the previously reported consolidated financial statements for the fiscal years ended March 31, 2022 and March 31, 2023. For additional information and a detailed discussion of the restatement, see Note 14: Restatement of Previously Issued Financial Statements in the Notes to our consolidated financial statements included elsewhere in this prospectus. Restatement adjustments have also been made to the previously reported consolidated financial statements for the quarterly periods ended June 30, 2022 and June 30, 2023 as well as the quarters ended September 30, 2022 and December 31, 2022.

RESULTS OF OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Total revenue	$70,469	$75,680	$141,812	$168,174
Total cost of revenue (1)	41,201	42,944	86,410	99,798
Gross profit	29,268	32,736	55,402	68,376

Operating expenses
Sales and marketing (1)	13,578	15,717	26,872	31,557
General and administrative (1)	13,977	10,241	35,043	22,940
Research and development (1)	8,264	9,152	16,572	20,065
Restructuring charges (1)	383	1,338	1,574	2,667
Total operating expenses	36,202	36,448	80,061	77,229
Loss from operations	(6,934)	(3,712)	(24,659)	(8,853)
Other income (expense), net	(1,334)	367	(1,375)	(630)
Interest expense	(6,131)	(3,855)	(9,921)	(7,055)
Change in fair value of warrant liabilities	3,550	4,402	5,216	5,128
Loss on debt extinguishment	(2,308)	—	(3,003)	—
Net loss before income taxes	(13,157)	(2,798)	(33,742)	(11,410)
Income tax provision	370	533	605	1,063
Net loss	$(13,527)	$(3,331)	$(34,347)	$(12,473)
__________________
(1)Includes stock-based compensation as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Cost of revenue	$76	$190	$266	$382
Research and development	161	243	349	665
Sales and marketing	85	172	173	639
General and administrative	394	334	853	1,145
Total	$716	$939	$1,641	$2,831
Comparison of the Three Months Ended September 30, 2024 and 2023
Revenue

	Three Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Product revenue	$36,785	53%	$42,947	57%	$(6,162)	(14)%
Service and subscription	31,321	44%	30,505	40%	816	3%
Royalty	2,363	3%	2,228	3%	135	6%
Total revenue	$70,469	101%	$75,680	100%	$(5,211)	(7)%
Product Revenue
In the three months ended September 30, 2024, product revenue decreased $6.2 million, or 14%, as compared to the same period in Fiscal 2024. The primary driver of the decrease was in Primary storage systems as customers transition to subscription-based offerings. We expect the product revenue portion of our Primary and Secondary storage systems to decrease as we continue to transition to subscription-based offerings.
Service and subscription revenue increased $0.8 million, or 3%, in the three months ended September 30, 2024 compared to the same period in Fiscal 2024. This increase was due to new support bookings and the transition towards subscription-based licensing, partially offset by certain long-lived products reaching their end-of-service-life.
Royalty Revenue
We receive royalties from third parties that license our linear-tape open media patents through our membership in the linear-tape open consortium. Royalty revenue saw a small increase of $0.1 million, or 6%, in the three months ended September 30, 2024 compared to the same period in Fiscal 2024 due to product mix.
Gross Profit and Margin

	Three Months Ended September 30,
(dollars in thousands)	2024	Gross margin %	2023	Gross margin %	$ Change	Basis point change
Product	$7,011	19.1%	$12,228	28.5%	$(5,217)	(940)
Service and subscription	19,894	63.5%	18,280	59.9%	1,614	360
Royalty	2,363	100.0%	2,228	100.0%	135	—
Gross profit	$29,268	41.5%	$32,736	43.3%	$(3,468)	(180)
Gross profit and margin percentages are key metrics that management monitors to assess the performance on the business.
Product Gross Margin
Product gross margin decreased by $5.2 million, or by 940 basis points, for the three months ended September 30, 2024, as compared with the same period in Fiscal 2024. This decrease was primarily due to a less favorable mix of revenues, weighted towards our lower margin product lines, which were partially offset from improvements in our operational efficiency and logistics costs.
Service and Subscription Gross Margin
Service and subscription gross margins increased 360 basis points for the three months ended September 30, 2024, as compared with the same period in Fiscal 2024. This increase was primarily driven by the increase in service revenues as well as improvements in our operations efficiency.
Royalty Gross Margin
Royalties do not have significant related cost of sales.
Operating Expenses

	Three Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Sales and marketing	$13,578	19%	$15,717	21%	$(2,139)	(14)%
General and administrative	13,977	20%	10,241	14%	3,736	36%
Research and development	8,264	12%	9,152	12%	(888)	(10)%
Restructuring charges	383	1%	1,338	2%	(955)	(71)%
Total operating expenses	$36,202	51%	$36,448	48%	$(246)	(1)%

In the three months ended September 30, 2024, sales and marketing expenses decreased $2.1 million, or 14%, as compared with the same period in Fiscal 2024. This decrease was primarily driven by improved operational efficiency and increased leverage of our channel.
In the three months ended September 30, 2024, general and administrative expenses increased $3.7 million, or 36%, as compared with the same period in Fiscal 2024. This increase was primarily driven by non-recurring costs related to our previously announced restatement of our historical financial statements, and other related projects.
In the three months ended September 30, 2024, research and development expenses decreased $0.9 million, or 10%, as compared with the same period in Fiscal 2024. This decrease was the result of the continued consolidation of acquisition costs, and efficiencies realized through improved organization design.
In the three months ended September 30, 2024, restructuring expenses decreased $1.0 million, or 71% as compared with the same period in Fiscal 2024. The decrease was the result of cost reduction initiatives in the previous year.
Other Income (Expense)

	Three Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Other income (expense)	$(1,334)	(2)%	$367	—%	$(1,701)	463%
The change in other income (expense), net during the three months ended September 30, 2024 compared with the same period in Fiscal 2024 was related primarily to fluctuations in foreign currency exchange rates during the three months ended September 30, 2024.
Interest Expense

	Three Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Interest expense	$(6,131)	(9)%	$(3,855)	(5)%	$(2,276)	59%
In the three months ended September 30, 2024, interest expense increased $2.3 million, or 59%, as compared with the same period in Fiscal 2024 due to a higher effective interest rate on our Term Loan.
Warrant liabilities

	Three Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Change in fair value of warrant liabilities	$3,550	5%	$4,402	6%	$(852)	(19)%
In September 30, 2024, the change in fair value of warrant liabilities increased $0.9 million, or (19)%, as compared with the same period in Fiscal 2024 due to a lower average stock price in the second fiscal quarter of 2024.
Loss on Debt Extinguishment

	Three Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Loss on debt extinguishment	$(2,308)	(3)%	$—	—%	$(2,308)	100%
In the three months ended September 30, 2024, loss on debt extinguishment was related to prepayment of our Term Loan.

Income Taxes

	Three Months Ended September 30,
(dollars in thousands)	2024	% of pretax income	2023	% of pretax income	$ Change	% Change
Income tax provision	$370	(3)%	$533	(19)%	$(163)	(31)%
The income tax provision for the three months ended September 30, 2024 and 2023 is primarily influenced by foreign and state income taxes. Due to our history of net losses in the United States, the protracted period for utilizing tax attributes in certain foreign jurisdictions, and the difficulty in predicting future results, we believe that we cannot rely on projections of future taxable income to realize most of our deferred tax assets. Accordingly, we have established a full valuation allowance against our U.S. and certain foreign net deferred tax assets. Significant management judgment is required in assessing our ability to realize any future benefit from our net deferred tax assets. We intend to maintain this valuation allowance until sufficient positive evidence exists to support its reversal. Our income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, our valuation allowance.
Comparison of the Six Months Ended September 30, 2024 and 2023
Revenue

	Six Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Product revenue	$77,779	55%	$101,522	60%	$(23,743)	(23)%
Service and subscription	58,768	41%	61,458	37%	(2,690)	(4)%
Royalty	5,265	4%	5,194	3%	71	1%
Total revenue	$141,812	100%	$168,174	100%	$(26,362)	(16)%
Product Revenue
In the six months ended September 30, 2024, product revenue decreased $23.7 million, or 23%, as compared to the same period in Fiscal 2024. The primary driver of the decrease was a $20 million decrease in demand from our large hyperscale customers, as well as more general decreases in the overall tape market with declines in media and devices revenue. Outside of the Tape and Hyperscale business, our remaining Secondary and Primary storage systems are also offered as a subscription. We expect the product revenue portion of our Primary and Secondary storage systems to decrease as we continue to transition to subscription-based offerings.
Service Revenue
We offer a broad range of services including product maintenance, implementation, and training as well as software subscriptions. Service revenue is primarily comprised of customer field support contracts which provide standard support services for our hardware. Standard service contracts may be extended or include enhanced service, such as faster service response times.
Service and subscription revenue decreased $2.7 million, or 4%, in the six months ended September 30, 2024 compared to the same period in Fiscal 2024. This decrease was primarily driven by certain long-lived products reaching their end-of-service-life, partially offset by increases in subscription-based revenue.
Royalty Revenue
We receive royalties from third parties that license our linear-tape open media patents through our membership in the linear-tape open consortium. Royalty revenue saw a small increase of $0.1 million, or 1%, in the three months ended September 30, 2024 compared to the same period in 2023 due to product mix.

Gross Profit and Margin

	Six Months Ended September 30,
(dollars in thousands)	2024	Gross margin %	2023	Gross margin %	$ Change	Basis point change
Product	$15,449	19.9%	$26,352	26.0%	$(10,903)	(610)
Service and subscription	34,688	59.0%	36,830	59.9%	(2,142)	(90)
Royalty	5,265	100.0%	5,194	100.0%	71	—
Gross profit	$55,402	39.1%	$68,376	40.7%	$(12,974)	(160)
Gross profit and margin percentages are key metrics that management monitors to assess the performance on the business.
Product Gross Margin
Product gross margin decreased 610 basis points, for the six months ended September 30, 2024, as compared with the same period in Fiscal 2024. This decrease was primarily due to a less favorable mix of revenues, weighted towards our lower margin product lines, which were partially offset from improvements in our operational efficiency and logistics costs.
Service and Subscription Gross Margin
Service and subscription gross margin decreased 90 basis points for the six months ended September 30, 2024, as compared with the same period in Fiscal 2024. This decrease was primarily driven by lower service revenues.
Royalty Gross Margin
Royalties do not have significant related cost of sales.
Operating Expenses

	Six Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Sales and marketing	$26,872	19%	$31,557	19%	$(4,685)	(15)%
General and administrative	35,043	25%	22,940	14%	12,103	53%
Research and development	16,572	12%	20,065	12%	(3,493)	(17)%
Restructuring charges	1,574	1%	2,667	2%	(1,093)	(41)%
Total operating expenses	$80,061	56%	$77,229	46%	$2,832	4%
In the six months ended September 30, 2024, sales and marketing expense decreased $4.7 million, or 15%, compared with the same period in Fiscal 2024. This decrease was primarily driven by improved operational efficiency and increased leverage of our channel.
In the six months ended September 30, 2024, general and administrative expense increased $12.1 million, or 53%, compared with the same period in Fiscal 2024. This increase was primarily driven by non-recurring costs related to our previously announced restatement of our historical financial statements, and other related projects.
In the six months ended September 30, 2024, research and development expenses decreased $3.5 million, or 17%, as compared with the same period in Fiscal 2024. This decrease was the result of the continued consolidation of acquisition costs, and efficiencies realized through improved organization design.
In the six months ended September 30, 2024, restructuring expenses decreased $1.1 million, or 41%, as compared with the same period in Fiscal 2024. The decrease was the result of cost reduction initiatives in the prior year.

Other Income (Expense)

	Six Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Other income (expense)	$(1,375)	(1)%	$(630)	—%	$(745)	(118)%
The change in other income (expense), net during the six months ended September 30, 2024 compared with the same period in Fiscal 2024 was related primarily to fluctuations in foreign currency exchange rates during the three months ended September 30, 2024.
Interest Expense

	Six Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Interest expense	$(9,921)	(7)%	$(7,055)	(4)%	$(2,866)	41%
In the six months ended September 30, 2024, interest expense increased $2.9 million, or 41%, as compared with the same period in Fiscal 2024 due to a higher effective interest rate on our Term Loan.
Warrant liabilities

	Six Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Change in fair value of warrant liabilities	$5,216	4%	$5,128	3%	$88	2%
In September 30, 2024, the change in fair value of warrant liabilities increased $0.1 million, or 2%, as compared with the same period in Fiscal 2024 due to a lower average stock price in the second fiscal quarter of 2024.
Loss on Debt Extinguishment

	Six Months Ended September 30,
(dollars in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
Loss on debt extinguishment	$(3,003)	2%	$—	—%	$(3,003)	100%
In the six months ended September 30, 2024, loss on debt extinguishment was related to a prepayment of our Term Loan.
Income Taxes

	Six Months Ended September 30,
(dollars in thousands)	2024	% of pretax income	2023	% of pretax income	$ Change	% Change
Income tax provision	$605	(2)%	$1,063	(9)%	$(458)	(43)%
The income tax provision for the six months ended September 30, 2024 and 2023 is primarily influenced by foreign and state income taxes. Due to our history of net losses in the United States, the protracted period for utilizing tax attributes in certain foreign jurisdictions, and the difficulty in predicting future results, we believe that we cannot rely on projections of future taxable income to realize most of our deferred tax assets. Accordingly, we have established a full valuation allowance against our U.S. and certain foreign net deferred tax assets. Significant management judgment is required in assessing our ability to realize any future benefit from our net deferred tax assets. We intend to maintain this valuation allowance until sufficient positive evidence exists to support its reversal. Our income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, our valuation allowance.

	Year Ended March 31,
(in thousands)	2024	2023	2022
		Restated	Restated
Total revenue	$311,600	$422,077	$383,432
Total cost of revenue (1)	186,711	278,813	225,792
Gross profit	124,889	143,264	157,640
Operating expenses
Sales and marketing (1)	60,893	66,034	62,957
General and administrative (1)	51,547	47,752	45,256
Research and development (1)	38,046	44,555	51,812
Restructuring charges	3,280	1,605	850
Total operating expenses	153,766	159,946	160,875
Loss from operations	(28,877)	(16,682)	(3,235)
Other income (expense), net	(1,746)	1,956	(251)
Interest expense	(15,089)	(10,560)	(11,888)
Change in fair value of warrant liability	5,137	10,250	60,030
Loss on debt extinguishment, net	—	(1,392)	(4,960)
Net income (loss) before income taxes	(40,575)	(16,428)	39,696
Income tax provision	711	1,940	1,341
Net income (loss)	$(41,286)	$(18,368)	$38,355
__________________
(1)Includes stock-based compensation as follows:

	Year Ended March 31,
(in thousands)	2024	2023	2022

Cost of revenue	$774	$929	$1,112
Research and development	1,091	2,997	5,843
Sales and marketing	669	2,397	2,516
General and administrative	2,187	4,427	4,358
Total	$4,721	$10,750	$13,829
Comparison of the Years Ended March 31, 2024 and 2023 (restated)
Revenue

	Year Ended March 31,
(in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
			Restated
Product revenue	$174,879	56%	$274,854	65%	$(99,975)	(36)%
Service and subscription revenue	126,590	41	133,518	32	(6,928)	(5)%
Royalty revenue	10,131	3	13,705	3	(3,574)	(26)%
Total revenue	$311,600	100%	$422,077	100%	$(110,477)	(68)%
Product Revenue
In Fiscal 2024, product revenue decreased $100.0 million, or 36%, as compared to Fiscal 2023. The primary driver of the decrease was a $62.5 million decrease in demand from our large hyperscale customers, as well as more general decreases in the overall tape market with declines in media and devices revenue. Outside of the Tape and Hyperscale business, our remaining Secondary and Primary storage systems are also offered as a subscription. We anticipate the product revenue portion of our Primary and Secondary storage systems to decrease as we continue to transition to subscription-based offerings.
Service and Subscription Revenue
Service and subscription revenue decreased $6.9 million, or 5%, in Fiscal 2024 compared to Fiscal 2023. This decrease was due in part to certain long-lived products reaching their end-of-service-life, partially offset by new support bookings and the transition towards subscription-based licensing.
Royalty Revenue
We receive royalties from third parties that license our linear-tape open media patents through our membership in the linear-tape open consortium. Royalty revenue decreased $3.6 million, or 26%, in Fiscal 2024, as compared to Fiscal 2023, related to lower overall unit shipments.
Gross Profit and Margin

	Year Ended March 31,
(in thousands)	2024	Gross margin %	2023	Gross margin %	$ Change	Basis point change
			Restated
Product gross profit	$38,459	22.0%	$54,823	19.9%	$(16,364)	210
Service and subscription gross profit	76,299	60.3%	74,736	56.0%	1,563	430
Royalty gross profit	10,131	100.0%	13,705	100.0%	(3,574)	—
Gross profit	$124,889	40.1%	$143,264	33.9%	$(18,375)	614
Gross profit and margin percentages are key metrics that management monitors to assess the performance on the business.
Product Gross Margin
Product gross margin increased 210 basis points for Fiscal 2024, as compared to Fiscal 2023. This increase was due primarily to a $9.8 million inventory provision recorded during Fiscal 2023. Due to longer purchasing lead times and other factors caused by the global supply chain disruptions occurring since the beginning of the COVID-19 pandemic, certain inventory had become obsolete due to next generation products being released and legacy products being discontinued. In addition, following our integration of several past acquisitions, certain legacy products were discontinued and replaced with updated product offerings rendering the related inventory obsolete. We do not believe that the magnitude of this inventory provision is indicative of our ongoing operations and was not repeated in Fiscal 2024.
The other primary driver of product gross margin improvement in Fiscal 2024 was a revenue mix less weighted towards hyperscalers, media, and devices. These revenue lines typically carry a lower gross margin than sales of our other secondary and primary storage products.
Service and Subscription Gross Margin
Service and subscription gross margin increased 430 basis points for Fiscal 2024, as compared to Fiscal 2023. This increase was due primarily to improved operational costs as we implemented strict cost controls and improved our organization design. It was also partially driven by service parts inventory write downs in Fiscal 2023, caused by the transition of certain service logistics activities to a third party provider
Royalty Gross Margin
Royalties do not have significant related cost of sales.

Operating expenses

	Year Ended March 31,
(in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
			Restated
Sales and marketing	$60,893	20%	$66,034	16%	$(5,141)	(8)%
General and administrative	51,547	17%	47,752	11%	3,795	8%
Research and development	38,046	12%	44,555	11%	(6,509)	(15)%
Restructuring charges	3,280	1%	1,605	—%	1,675	104%
Total operating expenses	$153,766	49%	$159,946	38%	$(6,180)	(4)%
In Fiscal 2024, sales and marketing expenses decreased $5.1 million, or 8%, as compared with Fiscal 2023. This decrease was primarily driven by decreased commission expense on lower revenue.
In Fiscal 2024, general and administrative expenses increased $3.8 million, or 8%, as compared with fiscal 2023. This increase was primarily driven by large non-recurring costs related to our re-evaluation of Topic 606, and other related projects.
In Fiscal 2024, research and development expenses decreased $6.5 million, or 15%, as compared with Fiscal 2023. This decrease was the result of the continued consolidation of acquisition costs, and efficiencies realized through improved organization design.
In Fiscal 2024, restructuring expenses increased $1.7 million, or 104%, as compared with Fiscal 2023. This increase is driven by corporate restructuring activities as we consolidated our physical footprint and operations in certain markets.
Other expense, net

	Year Ended March 31,
(in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
			Restated
Other income (expense), net	$(1,747)	(1)%	$1,956	1%	$(3,703)	(189)%
In Fiscal 2024, other income (expense), net decrease of $3.7 million or 189%, compared to Fiscal 2023. The decrease was primarily related to differences in foreign currency gains and losses during each period, as well as the non-recurring sale of $2.3 million IP licenses in Fiscal 2023.
Interest expense

	Year Ended March 31,
(in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
			Restated
Interest expense	$15,089	5%	$10,560	3%	$4,529	43%
In Fiscal 2024, interest expense increased $4.5 million, or 43%, as compared to Fiscal 2023. This increase was primarily due to a higher principal balance on our Term Loan as well as a higher interest rate.
Warrant liabilities

	Year Ended March 31,
(in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
			Restated
Change in fair value of warrant liabilities	$5,137	2%	$10,250	2%	$(5,113)	(50)%

In Fiscal 2024, the fair value of warrant liabilities decreased $5.1 million, or 50%, as compared to Fiscal 2023. The decrease was primarily due to a lower average stock price in Fiscal 2024.
Loss on debt extinguishment, net

	Year Ended March 31,
(in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
			Restated
Loss on debt extinguishment, net	$—	—%	$(1,392)	—%	$1,392	100%
In Fiscal 2023, loss on debt extinguishment, net was related to prepayment of our long-term debt.
Income tax provision

	Year Ended March 31,
(in thousands)	2024	% of revenue	2023	% of revenue	$ Change	% Change
			Restated
Income tax provision	$711	—%	$1,940	1%	$1,299	67%
Our income tax provision is primarily influenced by foreign and state income taxes. In Fiscal 2024, the income tax provision decreased $1.2 million or 63%, compared to Fiscal 2023, related primarily to lower current foreign taxes as a result of a decrease in foreign taxable income.
Due to our history of net losses in the U.S., the protracted period for utilizing tax attributes in certain foreign jurisdictions, and the difficulty in predicting future results, we believe that we cannot rely on projections of future taxable income to realize most of our deferred tax assets. Accordingly, we have established a full valuation allowance against our U.S. and certain foreign net deferred tax assets. Significant management judgment is required in assessing our ability to realize any future benefit from our net deferred tax assets. We intend to maintain this valuation allowance until sufficient positive evidence exists to support its reversal. Our income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, our valuation allowance.
Comparison of the Years Ended March 31, 2023 and 2022
Revenue

	Year Ended March 31,
(in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
	Restated		Restated
Product revenue	$274,854	65%	$230,814	60%	$44,040	19%
Service and subscription revenue	133,518	32%	137,241	36%	(3,723)	(3)%
Royalty revenue	13,705	3%	15,377	4%	(1,672)	(11)%
Total revenue	$422,077	100%	$383,432	100%	$38,645	10%
Product Revenue
In Fiscal 2023, product revenue increased $44.0 million, or 19%, as compared to Fiscal 2022. The primary driver of the increase was demand from our large hyperscale customers, as well as continued strong demand globally for data protection and archive solutions. Outside of the Tape and Hyperscale business, our remaining Secondary and Primary storage systems are also offered as a subscription. We anticipate the product revenue portion of our Primary and Secondary storage systems to decrease as we continue to transition to subscription-based offerings. The devices and media also decreased partially driven by lower volume of linear-tape open media sales.

Service and Subscription Revenue
Service and subscription revenue decreased $3.7 million, or 3%, in Fiscal 2023 compared to Fiscal 2022. This decrease was due in part to certain long-lived products reaching their end-of-service-life, partially offset by new support bookings and the transition towards subscription-based licensing.
Royalty Revenue
We receive royalties from third parties that license our linear-tape open media patents through our membership in the linear-tape open consortium. Royalty revenue decreased $1.7 million, or 11%, in Fiscal 2023, as compared to Fiscal 2022, related to lower overall unit shipments.
Gross Profit and Margin

	Year Ended March 31,
(in thousands)	2023	Gross margin %	2022	Gross margin %	$ Change	Basis point change
	Restated		Restated
Product gross profit	$54,823	19.9%	$61,034	26.4%	$(6,211)	(650)
Service and subscription gross profit	74,736	56.0%	81,229	59.2%	(6,493)	(320)
Royalty gross profit	13,705	100.0%	15,377	100.0%	(1,672)	—
Gross profit	$143,264	33.9%	$157,640	41.1%	$(14,376)	(720)
Gross profit and margin percentages are key metrics that management monitors to assess the performance on the business.
Product Gross Margin
Product gross margin decreased 650 basis points for Fiscal 2023, as compared to Fiscal 2022. This decrease was due primarily to a $9.8 million inventory provision recorded during Fiscal 2023. Due to longer purchasing lead times and other factors caused by the global supply chain disruptions occurring since the beginning of the COVID-19 pandemic, certain inventory has become obsolete due to next generation products being released and legacy products being discontinued. In addition, following our integration of several past acquisitions, certain legacy products were discontinued and replaced with updated product offerings rendering the related inventory obsolete. We do not believe that the magnitude of this inventory provision is indicative of our ongoing operations and is not expected to be repeated in the near term.
Excluding this non-recurring adjustment, product gross margin declined approximately 370 basis points for Fiscal 2023, as compared to Fiscal 2022 primarily due to the continuation of pricing pressure on materials cost and freight, as global supply chain constraints disrupted normal procurement channels. Our product mix was also more heavily weighted to lower margin solutions.
Service and subscription Gross Margin
Service and subscription gross margin decreased 320 basis points for Fiscal 2023, as compared to Fiscal 2022. This decrease was due partially to increased costs for freight and repair on replacement parts in addition to additional inventory write downs required for service parts caused by the transition of certain service logistics activities to a third party provider.
Royalty Gross Margin
Royalties do not have significant related cost of sales.

Operating expenses

	Year Ended March 31,
(in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
	Restated		Restated
Sales and marketing	$66,034	16%	$62,957	16%	$3,077	5%
General and administrative	47,752	11%	45,256	12%	2,496	6%
Research and development	44,555	11%	51,812	14%	(7,257)	(14)%
Restructuring charges	1,605	—%	850	—%	755	89%
Total operating expenses	$159,946	38%	$160,875	42%	$(929)	(1)%
In Fiscal 2023, sales and marketing expenses increased $3.1 million, or 5%, as compared with Fiscal 2022. This increase was partially driven by increased investment in sales resources in key strategic markets, as well as the resumption of large trade shows and other events that are a key driver of our marketing activities.
In Fiscal 2023, general and administrative expenses increased $2.5 million, or 6%, as compared with Fiscal 2022. This increase was driven primarily by transition costs as we complete large projects in our IT and facilities infrastructure.
In Fiscal 2023, research and development expense decreased $7.3 million, or 14%, as compared with Fiscal 2022. This decrease was the result of one-time acquisition-related costs that occurred in the prior year, as well as the overall consolidation of those acquisitions.
In Fiscal 2023, restructuring expenses increased $0.8 million, or 89%, as compared with Fiscal 2022. This increase is driven by corporate restructuring activities as we consolidated our physical footprint and operations in certain markets.
Other expense, net

	Year Ended March 31,
(in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
	Restated		Restated
Other income (expense), net	$1,956	1%	$(251)	0%	$2,207	(879)%
In Fiscal 2023, other income (expense), net increased $2.2 million or 879%, compared to Fiscal 2022. The increase was primarily related to differences in foreign currency gains and losses during each period, as well as the sale of IP licenses.
Interest expense

	Year Ended March 31,
(in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
	Restated		Restated
Interest expense	$10,560	3%	$11,888	3%	$(1,328)	(11)%
In Fiscal 2023, interest expense decreased $1.3 million, or 11%, as compared to Fiscal 2022. This decrease was primarily due to a lower principal balance on our Term Loan.

Warrant liabilities

	Year Ended March 31,
(in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
	Restated		Restated
Change in fair value of warrant liabilities	$10,250	2%	$60,030	16%	$(49,780)	(83)%
In Fiscal 2023, the fair value of warrant liabilities decreased $49.8 million, or 83%, as compared to Fiscal 2022. This decrease was primarily due to a lower average stock price in Fiscal 2023.
Loss on debt extinguishment, net

	Year Ended March 31,
(in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
	Restated		Restated
Loss on debt extinguishment, net	$(1,392)	—%	$(4,960)	(1)%	$3,568	72%
In Fiscal 2023, loss on debt extinguishment, net was related to prepayment of our long-term debt.
Income tax provision

	Year Ended March 31,
(in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
	Restated		Restated
Income tax provision	$1,940	1%	$1,341	—%	$599	45%
Our income tax provision is primarily influenced by foreign and state income taxes. In Fiscal 2023, the income tax provision increased $0.6 million or 45%, compared to Fiscal 2022, related primarily to higher current foreign taxes as a result of an increase in foreign taxable income.
Due to our history of net losses in the U.S., the protracted period for utilizing tax attributes in certain foreign jurisdictions, and the difficulty in predicting future results, we believe that we cannot rely on projections of future taxable income to realize most of our deferred tax assets. Accordingly, we have established a full valuation allowance against our U.S. and certain foreign net deferred tax assets. Significant management judgment is required in assessing our ability to realize any future benefit from our net deferred tax assets. We intend to maintain this valuation allowance until sufficient positive evidence exists to support its reversal. Our income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, our valuation allowance.
Comparison of the Three Months Ended September 30, 2023 and 2022
Revenue

	Three Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Product revenue	$42,947	57%	$64,110	64%	$(21,163)	(33)%
Service and subscription	30,505	40%	32,977	33%	(2,472)	(7)%
Royalty	2,228	3%	3,478	3%	(1,250)	(36)%
Total revenue	$75,680	100%	$100,565	100%	$(24,885)	(25)%

Product Revenue
In the three months ended September 30, 2023, product revenue decreased $21.2 million, or 33%, as compared to the same period in 2022. The primary driver of the decrease was lower demand from our large hyperscale customers, as well as declines in the linear-tape open media market impacting both media cartridge sales and associated linear-tape open royalties.
Service and subscription revenue decreased $2.5 million, or 7%, in the three months ended September 30, 2023 compared to the same period in 2022. This decrease was due in part to certain long-lived products reaching their end-of-service-life, partially offset by new support bookings and the transition towards subscription-based licensing.
Royalty Revenue
We receive royalties from third parties that license our linear-tape open media patents through our membership in the linear-tape open consortium. Royalty revenue decreased $1.3 million, or 36%, in the three months ended September 30, 2023 compared to the same period in 2022 due to decreased market volume of older generation linear-tape open media.
Gross Profit and Margin

	Three Months Ended September 30,
(dollars in thousands)	2023	Gross margin %	2022	Gross margin %	$ Change	Basis point change
Product	$12,228	28.5%	$7,550	11.8%	$4,678	1,670
Service and subscription	18,280	59.9%	18,231	55.3%	49	460
Royalty	2,228	100.0%	3,478	100.0%	(1,250)	—
Gross profit	$32,736	43.3%	$29,259	29.1%	$3,477	1,420
Gross profit and margin percentages are key metrics that management monitors to assess the performance on the business.
Product Gross Margin
Product gross margin increased to 28.5%, or by 1,670 basis points, for the three months ended September 30, 2023, as compared with the same period in 2022. This increase was primarily due to a more favorable mix of revenues, weighted towards our higher margin product lines, as well as improvements in our operational efficiency and logistics costs. In addition, the prior year period included a $6.9 million inventory reserve provision recorded during the three months ended September 30, 2022.
Service and Subscription Gross Margin
Service and subscription gross margins increased 460 basis points for the three months ended September 30, 2023, as compared with the same period in 2022. This increase was primarily driven by lower overhead costs across our support and repair functions.
Royalty Gross Margin
Royalties do not have significant related cost of sales.

Operating Expenses

	Three Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Sales and marketing	$15,717	21%	$15,593	16%	$124	1%
General and administrative	10,241	14%	11,940	12%	(1,699)	(14)%
Research and development	9,152	12%	10,546	10%	(1,394)	(13)%
Restructuring charges	1,338	2%	921	1%	417	45%
Total operating expenses	$36,448	48%	$39,000	39%	$(2,552)	(7)%
In the three months ended September 30, 2023, sales and marketing expense increased $0.1 million, or 1%, as compared with the same period in 2022. Overall costs remain relatively flat as we pivot existing sales and marketing investment towards high-growth markets.
In the three months ended September 30, 2023, general and administrative expenses decreased $1.7 million, or 14%, as compared with the same period in 2022. This decrease was largely driven by a reduced facilities footprint, as well as other cost reduction efforts across the business.
In the three months ended September 30, 2023, research and development expenses decreased $1.4 million, or 13%, as compared with the same period in 2022. This decrease was primarily driven by cost reduction measures to consolidate acquired businesses.
In the three months ended September 30, 2023, restructuring expenses increased $0.4 million as compared with the same period in 2022. The increase was the result of cost reduction initiatives.
Other Income (Expense)

	Three Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Other income (expense)	$367	0%	$2,431	2%	$(2,064)	85%
The change in other income (expense), net during the three months ended September 30, 2023 compared with the same period in 2022 was related primarily to fluctuations in foreign currency exchange rates during the three months ended September 30, 2023.
Interest Expense

	Three Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Interest expense	$3,855	5%	$2,745	3%	$1,110	40%
In the three months ended September 30, 2023, interest expense increased $1.1 million, or 40%, as compared with the same period in 2022 due to a higher effective interest rate on our Term Loan.
Loss on Debt Extinguishment
There were no debt extinguishments in the three months ended September 30, 2023 and 2022.
Income Taxes

	Three Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Income tax provision	$533	1%	$461	—%	$72	16%

The income tax provision for the three months ended September 30, 2023 and 2022 is primarily influenced by foreign and state income taxes. Due to our history of net losses in the United States, the protracted period for utilizing tax attributes in certain foreign jurisdictions, and the difficulty in predicting future results, we believe that we cannot rely on projections of future taxable income to realize most of our deferred tax assets. Accordingly, we have established a full valuation allowance against our U.S. and certain foreign net deferred tax assets. Significant management judgment is required in assessing our ability to realize any future benefit from our net deferred tax assets. We intend to maintain this valuation allowance until sufficient positive evidence exists to support its reversal. Our income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, our valuation allowance.
Comparison of the Six Months Ended September 30, 2023 and 2022
Revenue

	Six Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Product revenue	$101,522	60%	$125,698	64%	$(24,176)	(19)%
Service and subscription	61,458	37%	66,782	33%	(5,324)	(8)%
Royalty	5,194	3%	6,918	3%	(1,724)	(25)%
Total revenue	$168,174	100%	$199,398	100%	$(31,224)	(16)%
Product Revenue
In the six months ended September 30, 2023, product revenue decreased $24.2 million, or 19%, as compared to the same period in 2022. The primary driver of the decrease was lower demand from our large hyperscale customers, as well as declines in the linear-tape open media market impacting both media cartridge sales and associated linear-tape open royalties.
Service Revenue
We offer a broad range of services including product maintenance, implementation, and training as well as software subscriptions. Service revenue is primarily comprised of customer field support contracts which provide standard support services for our hardware. Standard service contracts may be extended or include enhanced service, such as faster service response times.
Service and subscription revenue decreased $5.3 million, or 8%, in the six months ended September 30, 2023 compared to the same period in 2022, partially driven by lower overall legacy service revenues offset by higher subscription revenue.
Royalty Revenue
We receive royalties from third parties that license our linear-tape open media patents through our membership in the linear-tape open consortium. Royalty revenue decreased $1.7 million, or 25%, in the six months ended September 30, 2023 compared to the same period in 2022 due to decreased market volume of older generation linear-tape open media.

Gross Profit and Margin

	Six Months Ended September 30,
(dollars in thousands)	2023	Gross margin %	2022	Gross margin %	$ Change	Basis point change
Product	$26,353	26.0%	$21,216	16.9%	$5,137	910
Service and subscription	36,830	59.9%	36,932	55.3%	(102)	460
Royalty	5,194	100.0%	6,918	100.0%	(1,724)	—
Gross profit	$68,377	40.7%	$65,066	32.6%	$3,311	810
Gross profit and margin percentages are key metrics that management monitors to assess the performance on the business.
Product Gross Margin
Product gross margin increased to 26.0%, or by 910 basis points, for the six months ended September 30, 2023, as compared with the same period in 2022. This increase was primarily due to a more favorable mix of revenues, weighted towards our higher margin product lines, as well as improvements in our operational efficiency and logistics costs. In addition, the prior year period included a $6.9 million inventory reserve provision recorded during the six months ended September 30, 2022.
Service and Subscription Gross Margin
Service and subscription gross margin of 59.9% increased 460 basis points for the six months ended September 30, 2023, as compared with the same period in 2022. This increase was primarily driven by lower overhead costs across our support and repair functions.
Royalty Gross Margin
Royalties do not have significant related cost of sales.
Operating expenses

	Six Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Sales and marketing	$31,557	19%	$31,555	16%	$2	—%
General and administrative	22,940	14%	24,254	12%	(1,314)	(5)%
Research and development	20,065	12%	22,671	11%	(2,606)	(11)%
Restructuring charges	2,667	2%	1,646	1%	1,021	62%
Total operating expenses	$77,229	46%	$80,126	40%	$(2,897)	(4)%
In the six months ended September 30, 2023, sales and marketing expense was flat compared with the same period in 2022 as we pivoted existing sales and marketing investment towards high-growth markets.
In the six months ended September 30, 2023, general and administrative expense decreased $1.3 million, or 5%, compared with the same period in 2022. This decrease was largely driven by a reduced facilities footprint, as well as other cost reduction efforts across the business.
In the six months ended September 30, 2023, research and development expenses decreased $2.6 million, or 11%, as compared with the same period in 2022. This decrease was primarily driven by cost reduction measures to consolidate acquired businesses.
In the six months ended September 30, 2023, restructuring expenses increased $1.0 million as compared with the same period in 2022. The increase was the result of cost reduction initiatives.

Other Income (Expense)

	Six Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Other income (expense)	$(630)	0%	$3,182	2%	$(3,812)	120%
The change in other income (expense), net during the six months ended September 30, 2023 compared with the same period in 2022 was related primarily to fluctuations in foreign currency exchange rates during the three months ended September 30, 2023.
Interest expense

	Six Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Interest expense	$7,055	4%	$4,836	2%	$2,219	46%
In the six months ended September 30, 2023, interest expense increased $2.2 million, or 46%, as compared with the same period in 2022 due to a higher effective interest rate on our Term Loan.
Loss on debt extinguishment

	Six Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Loss on debt extinguishment	$—	—%	$(1,392)	(1)%	$1,392	100%
In the six months ended September 30, 2023, loss on debt extinguishment decreased $1.4 million as compared with the same period in 2022 due to a loss on debt extinguishment of $1.4 million for a prepayment of our Term Loan.
Income Taxes

	Six Months Ended September 30,
(dollars in thousands)	2023	% of revenue	2022	% of revenue	$ Change	% Change
Income tax provision	$1,063	1%	$872	—%	$191	22%
The income tax provision for the six months ended September 30, 2023 and 2022 is primarily influenced by foreign and state income taxes. Due to our history of net losses in the United States, the protracted period for utilizing tax attributes in certain foreign jurisdictions, and the difficulty in predicting future results, we believe that we cannot rely on projections of future taxable income to realize most of our deferred tax assets. Accordingly, we have established a full valuation allowance against our U.S. and certain foreign net deferred tax assets. Significant management judgment is required in assessing our ability to realize any future benefit from our net deferred tax assets. We intend to maintain this valuation allowance until sufficient positive evidence exists to support its reversal. Our income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, our valuation allowance.
Liquidity and Capital Resources
We consider liquidity in terms of the sufficiency of internal and external cash resources to fund our operating, investing and financing activities. Our principal sources of liquidity include cash from operating activities, cash and cash equivalents on our balance sheet and amounts available under our credit facility with PNC Bank, National Association, as amended from time to time (the “PNC Credit Facility”). We require significant cash resources to meet obligations to pay principal and interest on our outstanding debt, provide for our research and development activities, fund our working capital needs, and make capital expenditures. Our future liquidity requirements will depend on multiple factors, including our research and development plans and capital asset needs.

We had cash and cash equivalents of $16.7 million as of September 30, 2024, which consisted primarily of bank deposits and money market accounts. As of September 30, 2024, our total outstanding Term Loan debt was $104.7 million and PNC Credit Facility borrowings were $28.4 million. As of September 30, 2024 we had $0.1 million available to borrow under the PNC Credit Facility.
We had cash and cash equivalents of $25.7 million as of March 31, 2024, which excludes $0.2 million of short-term restricted cash. Our total outstanding Term Loan debt was $87.9 million, and we had $27.3 million available to borrow under the PNC Credit Facility as of March 31, 2024.
We are subject to various debt covenants under our debt agreements. Our failure to comply with our debt covenants could materially and adversely affect our financial condition and ability to service our obligations. On February 14, 2024, we entered into amendments to our credit agreements which waived testing of the total net leverage ratio financial covenant for the fiscal quarter ended December 31, 2023. On May 24, 2024, we entered into amendments to our credit agreements which, among other things, waives compliance with our net leverage covenant as of March 31, 2024, reduced the daily minimum liquidity below $15.0 million until June 16, 2023 and waived any default that might arise as a result of the restatement of certain of our historical financial statements. The Term Loan and PNC Credit Facility both mature on August 5, 2026 under the terms of the related agreements.
On August 13, 2024, we entered into amendments to our credit agreements, which, among other things, (i) waived compliance with the June 30, 2024 net leverage ratio financial covenant; (ii) waived any non-compliance with the minimum liquidity financial covenant through the date of the amendments; (iii) removed the fixed charges coverage ratio financial covenant until the fiscal quarter ending September 30, 2025; (iii) waived the testing requirement for the net leverage financial covenant for the fiscal quarter ending September 30, 2024; (iv) replaced the net leverage financial covenant with a minimum EBITDA financial covenant for the fiscal quarters ending December 31, 2024 and March 31, 2025; (v) reset the net leverage financial covenant requirements for the fiscal quarters ending June 30, 2025 and September 30, 2025; reduced the minimum liquidity covenant to $10 million through September 30, 2025; (vi) adjusted the applicable interest rates on the Term Loan and PNC Credit Facility; (vii) removed required 2021 Term Loan principal amortization until the fiscal quarter ending September 30, 2025; (viii) repriced certain Lender Warrants.
In connection with the August 2024 Amendments, we received additional available Term Loan borrowing capacity with a commitment of up to $26.3 million ($25.0 million after original issuance discount) structured as a senior secured delayed draw sub-facility with a commitment period expiring on October 31, 2024 (the “August 2024 Term Loan”). We borrowed $10.5 million at closing. Borrowings under the August 2024 Term Loan have an August 5, 2026 maturity date which aligns with the Term Debt. Principal is payable at a rate per annum equal to 5% of the original principal balance thereof payable quarterly beginning the quarter ending September 30, 2025. In connection with the August 2024 Term Loan, we issued warrants to purchase an aggregate of 380,308 shares of the Company’s common stock, at an exercise price of $6.20 per share.
On January 27, 2025, we entered into amendments to our credit agreements, which, among other things, waived any non-compliance with the net leverage financial covenant for the fiscal quarters ending December 31, 2024 and March 31, 2025. We believe that, following such waivers, we were in compliance with all covenants under our debt agreements as of the date of filing of this prospectus.
We recently entered into a non-binding term sheet with a financial investor for a potential financing transaction that would refinance remaining our debt. If consummated on its currently proposed terms, this potential transaction would result in (i) the modification and waiver of certain financial covenants currently contained in our debt agreements, (ii) the issuance of warrants to this investor, including a warrant to purchase 19.99% of our outstanding shares, and (iii) either the cancellation of our remaining outstanding debt in exchange for notes convertible into shares of common stock or the amendment of our existing debt facilities to make the outstanding amounts convertible into shares of common stock. If we are able to consummate this potential financing on its currently proposed terms, we believe it would provide us significant operating flexibility unavailable to us under our current credit agreements, including, among other benefits, the modification and waiver of certain financial covenant restrictions and the provision of additional liquidity for our operations. We believe that, as currently contemplated, the proposed transaction would improve our overall capital structure and balance sheet, allowing us to continue to improve our operational performance and drive our business initiatives. If we are able to reach a definitive agreement with this investor, certain aspects of the potential transaction would be subject to the approval of our existing lenders and our stockholders. However, the term sheet is non-binding, the parties must reach agreement on definitive terms and even if a binding agreement is reached, the potential transaction would be subject to certain conditions, some of which have not yet been agreed to by the parties. Accordingly, there is no assurance that the potential transaction will occur on the terms currently contemplated, or at all. If we are not able to consummate this proposed transaction, we intend to continue to explore ways to repay our outstanding debt, which may include additional debt or equity financing, restructuring or refinancing transactions.
We generated negative cash flows from operations of approximately $10.2 million and $4.9 million for the fiscal years ended March 31, 2024 and 2023, respectively, and generated net losses of approximately $41.3 million and $18.4 million for the fiscal years ended March 31, 2024 and 2023, respectively. We have funded operations through the sale of common stock, term debt borrowings and revolving credit facility borrowings described in Note 5: Debt. On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $200,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. See “Committed Equity Financing.”
For additional information about our debt, see the sections entitled “Risk Factors—Risks Related to Our Business and Industry,” Risk Factors—Risks Related to Our Indebtedness” included elsewhere in this prospectus.
Registration Rights Agreement
We have entered into a registration rights agreement with the holders of warrants previously issued to certain lenders in December 2018, June 2020 and June 2023 (the "Registration Rights Agreement"). The Registration Rights Agreement grants certain registration rights for the shares of common stock issuable upon the exercise of the warrants, including (i) the ability of a holder to request that the Company file a Form S-1 registration statement with respect to at least 40% of the registrable securities held by such holder, (ii) the ability of a holder to request that the Company file a Form S-3 registration statement with respect to outstanding registrable securities if at any time the Company is eligible to use a Form S-3 registration statement, and (iii) customary piggyback registration rights, subject to certain customary limitations.
Cash Flows
The following tables summarize our consolidated cash flows for the periods indicated.

	Six Months Ended September 30,
(in thousands)	2024	2023
Cash provided by (used in):
Operating activities	$(17,194)	$(11,345)
Investing activities	(3,228)	(3,925)
Financing activities	11,525	14,838
Effect of exchange rate changes	(3)	11
Net increase (decrease) in cash and cash equivalents and restricted cash	$(8,900)	$(421)

	Year Ended March 31,
(in thousands)	2024	2023
		Restated
Cash provided by (used in):
Operating activities	$(10,156)	$(4,894)
Investing activities	(5,869)	(15,601)
Financing activities	15,713	41,165
Effect of exchange rate changes	(3)	12
Net change in cash, cash equivalents, and restricted cash	$(315)	$20,682
Net Cash Used in Operating Activities
Net cash used in operating activities was $17.2 million for the six months ended September 30, 2024. This use of cash was primarily attributed to lower earnings.
Net cash used in operating activities was $11.3 million for the six months ended September 30, 2023. This use of cash was primarily attributed to cash used in operations excluding changes in assets and liabilities of $6.9 million in addition to cash used from working capital changes.
Net cash used in operating activities was $10.2 million for the year ended March 31, 2024, primarily attributable to lower revenue and timing of certain vendor payments.
Net cash used in operating activities was $4.9 million for the year ended March 31, 2023, primarily attributable to cash provided by operating activities excluding changes in assets and liabilities of $1.5 million offset by cash used associated with working capital changes of $6.4 million including cash used related to manufacturing and service inventories of $5.3 million.
Net Cash Used in Investing Activities
Net cash used in investing activities was $3.2 million in the six months ended September 30, 2024, which was attributable to capital expenditures.
Net cash used in investing activities was $3.9 million in the six months ended September 30, 2023, which was attributable to capital expenditures.
Net cash used in investing activities was $5.9 million for the year ended March 31, 2024, primarily attributable to the implementation costs of a new Enterprise Resource Planning system.
Net cash used in investing activities was $15.6 million for the year ended March 31, 2023, primarily attributable to $12.6 million of capital expenditures and $3.0 million of cash paid related to the deferred purchase price for a prior business acquisition.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was $11.5 million for the six months ended September 30, 2024, which was related primarily to borrowings on our Term Loan.
Net cash provided by financing activities was $14.8 million for the six months ended September 30, 2023, which was related primarily to borrowings on our Term Loan of $14.1 million net of issuance costs.
Net cash provided by financing activities was $15.7 million for the year ended March 31, 2024 due primarily to borrowings under our Term Loan credit facility.
Net cash provided by financing activities was $41.2 million for the year ended March 31, 2023 due primarily to $66.2 million of net cash received from the rights offering of 30 million shares of our common stock offset in part by a $20.0 million prepayment of our term debt and term debt principal amortization payments and amendment fees totaling $3.3 million.
Commitments and Contingencies
Our contingent liabilities consist primarily of certain financial guarantees, both express and implied, related to product liability and potential infringement of intellectual property. We have little history of costs associated with such indemnification requirements and contingent liabilities associated with product liability may be mitigated by our insurance coverage. In the normal course of business to facilitate transactions of our services and products, we indemnify certain parties with respect to certain matters, such as intellectual property infringement or other claims. We also have indemnification agreements with our current and former officers and directors. It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of our indemnification claims, and the unique facts and circumstances involved in each particular agreement. Historically, payments made by us under these agreements have not had a material impact on our operating results, financial position or cash flows.
We are also subject to ordinary course of business litigation, See Note 11: Commitments and Contingencies, to our consolidated financial statements included elsewhere in this prospectus.
Contractual Obligations
We have contractual obligations and commercial commitments, some of which, such as purchase obligations, are not recognized as liabilities in our financial statements.
Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows our contractual obligations as of March 31, 2024 (in thousands):

	Payments Due by Period
(in thousands)	Total	1 year or less	1 – 3 Years	3 –5 Years	More than 5 years
Debt obligations (1)	$114,546	$114,546	$—	$—	$—
Future lease commitments (2)	21,127	2,538	3,776	2,730	12,083
Purchase obligations (3)	32,400	32,400	—	—	—
Total	$168,073	$149,484	$3,776	$2,730	$12,083
__________________
(1)Consists of principal on our Term Loan and PNC Credit Facility.
(2)Represents aggregate future minimum lease payments under non-cancelable operating leases.
(3)Includes primarily non-cancelable inventory purchase commitments.
Off-Balance Sheet Arrangements
Except for the indemnification commitments described under “—Commitments and Contingencies” above, we do not currently have any other off-balance sheet arrangements and do not have any holdings in variable interest entities.
CRITICAL ACCOUNTING ESTIMATES AND POLICIES
The preparation of our consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes included elsewhere in this prospectus. On an ongoing basis, we evaluate estimates, which are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We consider the following accounting policies to be critical to understanding our financial statements because the application of these policies requires significant judgment on the part of management, which could have a material impact on our financial statements if actual performance should differ from historical experience or if our assumptions were to change. The following accounting policies include estimates that require management’s subjective or complex judgments about the effects of matters that are inherently uncertain. For information on our significant accounting policies, including the policies discussed below, see Note 1: Description of Business and Significant Accounting Policies, to our consolidated financial statements.
Revenue Recognition
Our revenue is derived from three main sources: (a) products, (b) service and subscription, and (c) royalties. Our performance obligations are satisfied at a point in time or over time as stand ready obligations. Product revenue is recognized at the point in time when the customer takes control of the product, which typically occurs at the point of shipment. Service and subscription revenue consists of customer support agreements, software subscriptions, installation, and consulting & training. Our software subscriptions include term licenses which are recognized as revenue when the license has been delivered to the customer and related customer support which is recognized ratably over the service period. Revenue from customer support agreements is recognized ratably over the contractual term of the agreement. Installation services are typically completed within a short period of time and revenue from these services are recognized at the point when installation is complete. A majority of our consulting and training revenue does not take significant time to complete therefore these obligations are satisfied upon completion of such services at a point in time. We license certain products under royalty arrangements, pursuant to which our licensees periodically provide us with reports containing units sold to end users subject to the royalties. The reports substantiate that our performance obligation has been satisfied and we recognize royalty revenue based on the reports or when amounts can be reasonably estimated.
There are significant judgments used when applying Accounting Standards Codification (“ASC”) Topic 606 to contracts with customers. Most of our contracts contain multiple goods and services designed to meet each customer's unique storage needs. For contracts with multiple performance obligations, we allocate the transaction price to each performance obligation based on the relative standalone selling price of the good or service underlying each performance obligation. Where standalone selling price may not be directly observable (e.g., the performance obligation is not sold separately), we maximize the use of observable inputs by using information including internal discounting practices, competitor pricing, competitor margins, performance obligations with similar customers and product groupings. Determining the observable inputs and applying them to our performance obligations requires significant judgment. We reassess standalone selling price determination periodically.
Product revenue may be impacted by a variety of price adjustments or other factors, including rebates, returns and stock rotation. We use the expected value method to estimate the net consideration expected to be returned by the customer. We use historical data and current trends to drive our estimates. We record a reduction to revenue to account for these items that may result in variable consideration. We initially measure a returned asset at the carrying amount of the inventory, less any expected costs to recover the goods including potential decreases in value of the returned goods.
Income Taxes
Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and tax bases of assets and liabilities, measured at the enacted tax rates expected to apply to taxable income in the years in which those tax assets or liabilities are expected to be realized or settled. Based on the evaluation of available evidence, both positive and negative, we recognize future tax benefits, such as net operating loss carryforwards and tax credit carryforwards, to the extent that realizing these benefits is considered to be more likely than not.
A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance, if any, that results from a change in circumstances, and which causes a change in our judgment about the realizability of the related deferred tax asset, is included in the tax provision.
We recognize the financial statement effects of an uncertain income tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination. We reevaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances and changes in tax law. We recognize penalties and tax-related interest expense as a component of income tax expense in our consolidated statements of operations. See Note 10: Income Taxes, to our consolidated financial statements included elsewhere in this prospectus.
Inventories
Manufacturing Inventories
Our manufacturing inventory is recorded at the lower of cost or net realizable value, with cost being determined on a first-in, first-out (“FIFO”) basis. Costs include material, direct labor, and an allocation of overhead. Adjustments to reduce the cost of manufacturing inventory to its net realizable value, if required, are made for estimated excess, obsolete or impaired balances. Factors influencing these adjustments include declines in demand, rapid technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration and quality issues. Revisions to these adjustments would be required if these factors differ from our estimates.
Service Parts Inventories
Our service parts inventories are recorded at the lower of cost or net realizable value, with cost being determined on a FIFO basis. Service parts inventories consist of both component parts, which are primarily used to repair defective units, and finished units, which are provided for customer use permanently or on a temporary basis while the defective unit is being repaired. We record adjustments to reduce the carrying value of service parts inventory to its net realizable value and dispose of parts with no use and a net realizable value of zero. Factors influencing these adjustments include product life cycles, end of service life plans and the volume of enhanced or extended warranty service contracts. Estimates of net realizable value involve significant estimates and judgments about the future, and revisions would be required if these factors differ from our estimates.
Business Acquisitions, Goodwill and Acquisition-Related Intangible Assets
We allocate the purchase price to the intangible and tangible assets acquired and liabilities assumed in a business combination at their estimated fair values on the date of acquisition, with the excess recorded to goodwill. We use our best estimates and assumptions to assign fair value to the assets acquired and liabilities assumed as well as the useful lives of the acquired intangible assets. Examples of critical estimates in valuing certain intangible assets we have acquired include, but are not limited to, future expected cash flows, expected technology life cycle, attrition rates of customers, and discount rates. We estimate the useful lives of each intangible asset based on the expected period over which we anticipate generating economic benefit from the asset. The amounts and useful lives assigned to acquired intangible assets impact the amount and timing of future amortization expense.
While we use our best estimates and assumptions as part of the purchase price allocation process to value assets acquired and liabilities assumed, these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the estimated fair value of the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to the consolidated statements of operations.
Warrant Accounting
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance ASC 480, Distinguishing Liabilities from Equity (“Topic 480”) and ASC 815, Derivatives and Hedging (“Topic 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to Topic 480, meet the definition of a liability pursuant to Topic 480, and whether the warrants meet all of the requirements for equity classification under Topic 815, including whether the warrants are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations.
Recently Issued and Adopted Accounting Pronouncements
For recently issued and adopted accounting pronouncements, see Note 1: Description of Business and Significant Accounting Policies, to our consolidated financial statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.
Interest Rate Risk
We are subject to interest rate risk on borrowings under our variable interest rate term debt and PNC Credit Facility. See Note 5: Debt to our consolidated financial statements for a description of our long-term debt. Changes in the market interest rate will increase or decrease our interest expense. Assuming no change in the outstanding borrowings under the term debt and the PNC Credit Facility during Fiscal 2024, a hypothetical 100-basis point increase or decrease in market interest rates sustained throughout the year would not result in a material change to our annual interest expense. Our other long-term debt related to lease obligations have fixed interest rates and terms, and as such, we consider the associated risk to our results of operations from changes in market rates of interest applied to our lease obligations to be minimal.
Foreign Exchange Risk
We conduct business in certain international markets. Because we operate in international markets, we have exposure to different economic climates, political arenas, tax systems and regulations that could affect foreign exchange rates. Our primary exposure to foreign currency risk relates to transacting in foreign currency and recording the activity in U.S. dollars. Changes in exchange rates between the U.S. dollar and these other currencies will result in transaction gains or losses, which we recognize in our consolidated statements of operations.
To the extent practicable, we minimize our foreign currency exposures by maintaining natural hedges between our assets and liabilities and revenues and expenses denominated in foreign currencies. We may enter into foreign exchange derivative contracts or other economic hedges in the future. Our goal in managing our foreign exchange risk is to reduce to the extent practicable our potential exposure to the changes that exchange rates might have on our earnings.

BUSINESS
Company Overview
Quantum delivers end-to-end data management solutions designed for unstructured data in the artificial intelligence ("AI") era. From high-performance ingest that powers AI applications and demanding data-intensive workloads to massive, durable data lakes to fuel AI models, Quantum delivers one of the most comprehensive and cost-efficient solutions for the entire data lifecycle. We specialize in solutions for video, images, audio, and other large files because this unstructured data represents more than 80% of all data being created according to leading industry analyst firms. Unstructured data poses both immense potential and significant challenges for organizations looking to retain and analyze their data for AI and other initiatives. Effectively managing and leveraging this data with an intelligent data management platform is not just an option but a necessity for businesses aiming to uncover hidden insights and create value. Unstructured data is exponentially larger than traditional corporate data, contains tremendous value, and must be captured, protected, and stored for many years, decades, and longer. It is no longer just about storing data— organizations need to extract value from their unique data to gain a competitive advantage. Locked inside video, imagery, security camera footage, scientific data sets, and other sensor-derived data is a wealth of information for informed decision-making.
Products and Services
Our portfolio of products includes primary storage software and systems, secondary storage software and systems, as well as devices and media.
Highly Performant Primary Storage Software and Systems include:
•Myriad All-Flash Software-Defined Storage: All-flash scale-out file and object storage for high performance enterprise unstructured data applications such as AI, machine learning, and data analytics.
•StorNext Hybrid Flash/Disk File Storage Software: For video editing, post-production, and streaming applications, as well as large digital file archives.
•Unified Surveillance Platform Software: Unified compute and storage for video surveillance recording, storage, and analytics.
Highly Efficient Cost-per-Terabyte Secondary Storage Software and Systems include:
•ActiveScale Object Storage Software: Extremely scalable and durable storage for building massive data lakes, storage clouds, and cold archives.
•DXi Backup Appliances: Purpose-built backup appliances for high-speed backup and recovery and multisite data protection.
•Scalar Tape Storage: Low-cost, secure storage for long-term data archiving and offline data protection. Scalar tape storage systems are used by the world’s largest hyperscalers as well as thousands of enterprises worldwide.
CatDV Asset Management Software: For indexing, cataloging, AI data enrichment, and workflow orchestration, making data easily searchable and accessible so it can contribute to business insights.
Devices and Media includes the sale of standalone linear-tape open tape drives for small business data protection and archiving, and linear-tape open media for use in tape storage systems.
We also offer a broad portfolio of services including 24x7x365 global support, deployment and consulting services, education services, and Quantum-as-a-Service. Our services are delivered with a combination of expertise and technology, including the MyQuantum Service Delivery Platform, and Cloud-Based Analytics ("CBA") AIOps software for proactive remote monitoring.

Global Support and Services, and Warranty
Our global services strategy is an integral component of our total customer solution. Service is typically a significant purchase factor for customers considering long-term storage for archiving and retention or data protection storage solutions. Consequently, our ability to provide comprehensive installation and integration services as well as maintenance services can be a noteworthy competitive advantage to attract new customers and retain existing customers. In addition, we believe that our ability to retain long-term customer relationships and secure repeat business is frequently tied directly to our comprehensive service capabilities and performance.
Our extensive use of technology and innovative product intelligence allows us to scale our global services operations to meet the needs of our customers. We are currently able to provide service to customers in more than 100 countries, supported by 24-hour, multi-language technical support centers located in North America, Europe, and Asia. We provide our customers with warranty coverage on our products. Customers with high availability requirements may also purchase additional services to obtain faster response times on our high-performance shared storage systems, tape systems, and disk backup systems. We offer this additional support coverage at a variety of response levels up to 24-hours a day, seven-days-a-week, 365-days-a-year, for customers with stringent high-availability needs. We provide support ranging from repair and replacement to 24-hour rapid exchange to on-site service support for our midrange and enterprise-class products. In addition to these traditional installation and maintenance services, we also provide project management, managed services, and other value-added services to enhance our customer’s experience and engagement. These incremental services create a deeper relationship with customers that enables them to maximize the value of our solution and better positions us to retain our customers through technology transitions.
We generally warrant our hardware products against defects for periods ranging from one to three years from the date of sale. We provide warranty and non-warranty repair services through our service team and third-party service providers. In addition, we utilize various other third-party service providers throughout the world to perform repair and warranty services for us to reach additional geographic areas and industries to provide quality services in a cost-effective manner.
Research and Development
We are a solutions company that relies on technology advancements to compete in an industry characterized by rapid change and evolving customer requirements. Our success depends, in part, on our ability to introduce new products and features to meet end user needs. Our research and development teams are focused on technology and services to make our end-to-end solution of storage systems and data management software easier to manage at scale, software enhancements to make our storage more searchable and accessible, software-defined hyperconverged storage technology, next generation solid-state and hard-drive storage system software, data deduplication and other data reduction technologies, and making tape and other mediums even more efficient as a solution for medium for long term archival storage.
Sales and Distribution Channels
Product Sales Channels
We utilize distributors, value-added resellers ("VARs") and direct market resellers ("DMRs") in our sales process. Our reseller program provides our channel partners the option of purchasing products directly or through distribution channels and provides them access to a more comprehensive product line. Additionally, we sell directly to multiple large corporate entities and government agencies.
OEM Relationships
We sell our products to several original equipment manufacturer ("OEM") customers that resell our hardware products under their own brand names and typically assume responsibility for product sales, end user service and support. We also license our software to certain OEM customers that include this software in their own brand name products. These OEM relationships enable us to reach end users not served by our branded distribution channels or our direct sales force. They also allow us to sell to select geographic or vertical markets where specific OEMs have exceptional strength.
Customers
We provide solutions to multiple industries globally. Historically, our primary customers are in hyperscale, technology and industrial, media and entertainment, federal government, life sciences and healthcare, and financial industries. In addition, we sell to OEMs, distributors, VARs and DMRs to reach end user customers. Sales to our top five customers represented 26%, 32% and 17% of revenue in Fiscal 2024, Fiscal 2023 and Fiscal 2022, respectively, of which none of our hyperscale customers represented 10% or more of our total 2024 revenue.
Competition
The markets in which we participate are highly competitive, characterized by rapid technological change and changing customer requirements. In some cases, our competitors in one market area are customers or suppliers in another. Our competitors often have greater financial, technical, manufacturing, marketing, or other resources than we do. Additionally, the competitive landscape continues to change due to merger and acquisition activity as well as new entrants into the market.
As our customers look to use more public cloud storage services, these providers offer a competitive alternative, as well as new platforms and new ways to deploy our software. We expect that the data storage infrastructures of the future will be both hybrid-cloud and multi-cloud, meaning our customers will store their data in the various large public cloud environments, and also want to use services from multiple public cloud vendors.
Our primary storage solutions, including object storage systems, primarily face competition from the EMC business unit of Dell Inc. (“Dell”), International Business Machines Corporation, (“IBM”), NetApp, Inc., and other enterprise storage vendors in the markets we serve.
Our secondary storage solutions, primarily tape storage systems, compete in the midrange and enterprise reseller and end user markets with IBM and other tape library vendors. Competitors for entry-level and OEM tape systems include BDT Products, Inc. and several others that supply or manufacture similar products. In addition, disk backup products and cloud storage are an indirect competitive alternative to tape storage. Our backup storage systems primarily compete with products sold by Dell, Hewlett Packard Enterprise Company and Veritas Technologies LLC.
Manufacturing and Supply Chain
Quantum has a global supply chain and operations organization, with contract manufacturers located in the U.S. and Mexico along with supporting third-party logistics companies in the Europe, Middle East, and Africa region (“EMEA”), and the Asia-Pacific region, or (“APAC”). Our supply chain and manufacturing strategy minimizes geo-political and environmental causal risks and provides flexibility to support demand fluctuations by region.
Quantum primary storage and secondary disk-based storage systems are sold as appliances that combine Quantum software with servers that are procured from various server vendors. Quantum sources these servers from various vendors, then uses contract manufacturers for final integration and shipment to customers. Quantum's tape storage systems are designed by Quantum and manufactured by a global contract manufacturer.
Tape media is manufactured in Japan and distributed globally.
The global supply chain and logistics have been severely constrained and impacted by inflationary pricing for the past couple of years. While we are cautiously optimistic and see signs of improvement over the past year with supply of both server and tape automation components, we continue to see some constraints. While some components continue to have extended lead times and often non-cancellable purchase orders are required, Quantum continues to work with suppliers to minimize lead times and associated liabilities. We continue to focus on a number of actions including alternate component qualifications, more aggressive management of contract manufacturers, and model changes for better logistics performance and visibility.

Intellectual Property and Technology
We generally rely on patent, copyright, trademark and trade secret laws and contract rights to establish and maintain our proprietary rights in our technology and products. As of March 31, 2024, we hold over 221 U.S. patents. In general, these patents have a 20-year term from the first effective filing date for each patent. We may also hold foreign patents and patent applications for certain of our products and technologies. Although we believe that our patents and applications have significant value, rapidly changing technology in our industry means that our future success may also depend heavily on the technical competence and creative skills of our employees.
From time to time, third parties have asserted that the manufacture and sale of our products have infringed on their patents. We are not knowingly infringing any third-party patents. Should it ultimately be determined that licenses for third-party patents are required, we will undertake best efforts to obtain such licenses on commercially reasonable terms. See Note 11: Commitments and Contingencies to the consolidated financial statements appearing elsewhere in this prospectus for additional disclosures regarding lawsuits alleging patent infringement.
On occasion, we have entered into various patent licensing and cross-licensing agreements with other companies. We may enter into patent cross-licensing agreements with other third parties in the future as part of our normal business activities. These agreements, when and if entered into, would enable these third parties to use certain patents we own and enable us to use certain patents owned by these third parties. We have also sold certain patents, retaining a royalty-free license for these patents.
We are a member of the consortium that develops, patents, and licenses linear-tape open, technology to media manufacturing companies. We receive royalty payments for linear-tape open media technology sold under licensing agreements. We have also entered into various licensing agreements with respect to our technology, patents and similar intellectual property which provide licensing revenues in certain cases and may expand the market for products and solutions using these technologies.
Segment Information
We operate as a single reporting unit and operating segment for business and operating purposes. Information about revenue attributable to each of our product groups is included in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and information about revenue and long-lived assets attributable to certain geographic regions is included in Note 2: Revenue and Note 4: Balance Sheet Information, respectively, to the consolidated financial statements appearing elsewhere in this prospectus and risks attendant to our foreign operations is set forth in the section entitled “Risk Factors”.
Seasonality
We generally have the greatest demand for our products and services in the fourth quarter of each calendar year, or our fiscal third quarter. We usually experience the lowest demand for our products and services in the first and second quarters of each calendar year, or our fiscal fourth quarter and fiscal first quarter, respectively.
Human Capital
Our Chief Administrative Officer leads our human capital initiatives, which include the design and execution of all people strategies. The Chief Administrative Officer partners directly with the Board, the Leadership and Compensation Committee, and Senior Management on the design, cost, and effectiveness of our people programs to ensure they are competitive and reward our teams for driving company performance.
Our workforce is currently distributed across 18 countries, with approximately 650 employees globally as of December 31, 2024, including 314 in North America, 179 in APAC, and 157 in EMEA. We engage with contractors, consultants, or temporary employees as needs for special projects occur.

Work Environment
While we believe competition for talent in the technology industry in certain geographies may be beginning to soften, we continue to design, evaluate, and expand our total rewards programs so they remain competitive in attracting, motivating, rewarding, and retaining key talent.
We offer flexible and hybrid working arrangements that allow our employees to choose where and how they work. We work to ensure our office environments, whether at a primary location or remote, are safe, professional, and inclusive so our employees can be successful.
To build high performing products and services, we aim to build high performing teams that are inclusive, diverse, and respected regardless of gender, race, color, religion, age, sexual orientation, or disability. We invest in diverse hiring and training initiatives, performance and professional development opportunities, and candidates ranging from interns to experienced leaders. This past year, we partnered with an outside firm for our training on compliance and preventing harassment and discrimination. We believe that fostering an inclusive work environment is a critical component for our culture of excellence.
Culture of Excellence, Accountability, and Innovation
Our company goals and leadership attributes set the tone for our culture of excellence and accountability. Employees are empowered to ask questions and encouraged to report concerns without fear of retaliation, including reporting anonymously if preferred.
During the fiscal year ended March 31, 2023, we redesigned our internal employee recognition program to encourage driving innovation, promoting teamwork, and leading by example. We also continued our practice of “no internal meeting days” so employees can have more time for focused work, training, or personal development.
Talent Development
Our talent is our greatest asset. We seek to actively grow our employees’ skills and leadership perspective while retaining our most critical talent. Our managers and employees participate in regular performance discussions that help facilitate conversations on employee contributions, goals, and expectations.
Legal Proceedings
For a description of our material pending legal proceedings, see Note 11: Commitments and Contingencies to the consolidated financial statements appearing elsewhere in this prospectus.

MANAGEMENT
Executive Officers and Directors
Our directors and executive officers and their ages as of February 3, 2025 are as follows:

Name	Age	Position
Executive Officers
James J. Lerner	54	President, Chief Executive Officer and Chairman of the Board
Kenneth P. Gianella	52	Chief Financial Officer and Chief Operating Officer
Brian E. Cabrera	59	Chief Administrative Officer and Chief Legal and Compliance Officer
Laura A. Nash	44	Chief Accounting Officer
Henk Jan Spanjaard	58	Chief Revenue Officer
Non-Employee Directors
Todd W. Arden(2)	57	Director
Donald Jaworski(1)(2)(4)	65	Director
Hugues Meyrath(1)(3)(4)	55	Director
Christopher D. Neumeyer(2)(3)	44	Director
John R. Tracy(1)(3)	60	Director
Yue Zhou (Emily) White(2)	53	Director
__________________
(1)Member of the Audit Committee.
(2)Member of the Leadership and Compensation Committee.
(3)Member of the Corporate Governance and Nominating Committee.
(4)Member of the Technology Advisory Committee
Executive Officers
James J. Lerner. Mr. Lerner has served as our President and Chief Executive Officer since July 2018. He was appointed to the Board at that time and named Chairman in August 2018. Mr. Lerner previously served in senior leadership positions at Pivot3 Inc., a smart infrastructure solutions company. He held the roles of Vice President and Chief Operating Officer from March 2017 to June 2018 and Chief Revenue Officer from November 2016 to March 2017. Prior to Pivot3, from March 2014 to August 2015, he served as President of Cloud Systems and Solutions at Seagate Technology Public Limited Company (Nasdaq: STX), a publicly traded data storage company. Before working at Seagate, Mr. Lerner served in various executive roles at Cisco Systems, Inc. (Nasdaq: CSCO), a publicly traded networking hardware and software manufacturing company, including as Senior Vice President and General Manager of the Cloud & Systems Management Technology Group. Prior to beginning his career as a technology company executive, he was a Senior Consultant at Andersen Consulting, a financial advisory and consulting firm. From 2011 to 2022, Mr. Lerner served on the Board of Trustees (including serving as Chair) of Astia, a global not-for-profit organization built on a community of men and women dedicated to the success of women-led, high-growth ventures. Mr. Lerner earned a Bachelor of Arts in Quantitative Economics and Decision Sciences from the University of California, San Diego. We believe Mr. Lerner’s extensive history in our industry and unstructured data, his deep understanding of our business given his role as our Chief Executive Officer, and executive-level experience at several publicly traded companies qualifies him to serve on our Board. Mr. Lerner does not sit on any Board committees.
Kenneth P. Gianella. Mr. Gianella has served as our Chief Financial Officer since January 2023 and has served as our Chief Operating Officer since August 2024. Prior to joining us, he served as the Vice President of Investor Relations; Mergers, Divestitures, & Acquisitions; and Environmental, Social & Governance Strategy at Itron, Inc. (Nasdaq: ITRI), an energy and water network technology and services company, since July 2018 to January 2023, and as Vice President of Finance and Treasury of Itron’s Networks segment from January 2018 to July 2018. Prior to that, from December 2012 to December 2017, Mr. Gianella held various senior finance positions at Silver Springs Networks, an IoT and smart networks company (acquired by Itron in December 2017), including as interim Chief

Financial Officer, Senior Vice President, Finance and Treasurer. Mr. Gianella also was the Head of Finance and Administration at Sensity Systems, Inc., a producer of smart LED lights for enabling Smart Cities, and held various senior finance roles at KLA-Tencor Corporation, a leader in process control, yield management, and computational analytics for the semiconductor industry. Mr. Gianella holds a Master of Business Administration from University of Pittsburgh and a Bachelor of Science in Business Administration from Duquesne University.
Brian E. Cabrera. Mr. Cabrera was appointed Chief Legal and Compliance Officer in September 2021 and Chief Administrative Officer in August 2022. Prior to that, he served as the Assistant United States Attorney from October 2018 to April 2020 and as Special Assistant United States Attorney from October 2017 to October 2018 in the Office of the United States Attorney, Northern District of California. From May 2014 to June 2017, Mr. Cabrera served as Senior Vice President & General Counsel of NVIDIA Corporation (Nasdaq: NVIDIA), a graphics processing units technology company. Prior to NVIDIA, Mr. Cabrera served as General Counsel and Corporate Secretary, Chief Ethics & Compliance Officer of Synopsys, Inc. (Nasdaq: SNPS), an electronic design automation company, from 2006 to 2014. From 1999 to 2006, Mr. Cabrera served as Senior Vice President, Operations, General Counsel and Corporate Secretary of Callidus Software, Inc., an enterprise software company. Prior to Callidus Software, Inc., Mr. Cabrera held various legal positions with PeopleSoft, Inc., a human resource management systems provider, Netscape Communications Corporation, an internet software developing company, Silicon Graphics, Inc., a computer hardware and software manufacturing company, and Bronson, Bronson & McKinnon LLP, a law firm. Mr. Cabrera holds Bachelor’s and Master’s degrees and a Juris Doctorate from the University of Southern California.
Laura A. Nash. Ms. Nash has served as Chief Accounting Officer of the Company since June 2023. Prior to her appointment as Chief Accounting Officer, Ms. Nash served as our Controller from June 2019 to June 2023. Prior to that, from September 2005 to June 2019, Ms. Nash held various positions in Audit and Financial Accounting Advisory Services at Ernst & Young, an accounting firm, in both the U.S. and the U.K. Ms. Nash holds a Bachelor of Laws from University of Aberdeen and a Certificate in Accounting from University of Washington – Michael G. Foster School of Business. She is a member of the Institute of Chartered Accountants of Scotland.
Henk Jan Spanjaard. Mr. Spanjaard was appointed Chief Revenue Officer in November 2023. Prior to that, he served as our Vice President, EMEA Sales, from July 2020 to November 2023. From August 2018 to July 2020, he served as Vice President and General Manager, EMEA & India, of DriveScale, Inc., a software development company. Prior to that, he served as Vice President, EMEA, of A10 Networks, Inc. (NYSE: ATEN), an application security company, from January 2015 to July 2018. Prior to his role at A10 Networks, Inc., he held several technology sales leadership roles, including at Infoblox, Inc., an IT automation and security company, and NetApp, Inc. (Nasdaq: NTAP), intelligent data infrastructure company. Mr. Spanjaard holds a degree from M.T.S Technical College (Electronics), from Ede, The Netherlands.
Non-Employee Directors
Todd W. Arden. Mr. Arden was appointed to our Board in June 2024. Mr. Arden served as Senior Managing Director and Co-Chief Credit Officer position at Black Diamond Capital Management LLC, an alternative asset management firm, from January 2016 until March 2020. From October 2012 to November 2014, Mr. Arden served as Chief Investment Officer - Octagon Credit Opportunities at CCMP Capital Advisors, LP, an American private equity investment firm. He was previously a Managing Director at TPG Angelo Gordon (formerly Angelo Gordon & Co. LP), a global alternative investment manager from March 2000 to June 2012. Prior to that, he served as Senior Research Analyst at AIG Global Investment Corporation, Senior Equity Analyst at Troubh Partners LP, and Manager in the Financial Consulting Services practice at Arthur Anderson & Co., New York. Mr. Arden received a Bachelor of Arts degree in Economics from Northwestern University and a Masters in Business Administration from Columbia University’s Graduate School of Business. He is a Chartered Financial Analyst. We believe Mr. Arden’s expertise in capital structures and debt management brings important experience to our Board. Mr. Arden does not sit on any Board committees.
Donald Jaworski. Mr. Jaworski was appointed to our Board in November 2022. Mr. Jaworski has served as President and Chief Operating Officer of Lacuna Technologies, Inc., a leader in software that helps municipalities to operationalize digital infrastructure and manage transportation, since March 2021. Prior to joining Lacuna, from

January 2015 to March 2020, he was Chief Executive Officer of SwiftStack, Inc., an open-source cloud data management company focused on large scale data applications, which was acquired by NVIDIA Corporation, a publicly traded multinational technology company, in March 2020. Mr. Jaworski previously served as Senior Vice President and General Manager of the core platform business at NetApp, Inc. from August 2010 through January 2012, where the team focused on the transition to scale-out systems; Senior Vice President Product at Brocade Communications Systems, Inc.; and General Manager of the Enterprise Security business unit at Nokia Corporation. In addition, Mr. Jaworski’s early career included management positions at Sun Microsystems, Inc. and Amdahl Corporation. He has been an advisor and board member for a number of early-stage companies. Mr. Jaworski received a B.S. in Computer Science from Bowling Green State University and an MBA from Santa Clara University. We believe Mr. Jaworski brings strength to our Board through his broad and deep technology and product development and marketing experience.
Hugues Meyrath. Mr. Meyrath was appointed to our Board in November 2022. From January 2017 to December 2021, he served as Chief Product Officer of ServiceChannel Holdings Inc., a provider of SaaS-based multi-site solutions, which was acquired by Fortive Corporation, a publicly traded provider of connected workflow solutions, in 2021. From January 2014 to January 2017, Mr. Meyrath was Vice President at Dell Technologies Capital, a venture capital arm of Dell Technologies that invests in enterprise and cloud infrastructure, where he was responsible for driving venture funding, mergers and acquisitions, and other advisory roles for a diverse set of portfolio companies. He also held the role of Vice President of Product Management and Business Development for Dell EMC’s Backup and Recovery Services, which offers data protection and business continuity products. Mr. Meyrath’s experience also includes executive roles at Juniper Networks, Inc., Brocade Communications Systems, Inc., and Strategic Business Systems, Inc. He was previously a Quantum employee from January 2002 to September 2003. We believe Mr. Meyrath’s extensive work in product portfolio and technology development, and in particular his experience with data storage technologies, provides valuable experience and perspective to our Board.
Christopher D. Neumeyer. Mr. Neumeyer was elected to our Board in August 2022 and previously served as a non-voting Board observer since 2016. He has served as a executive vice president and portfolio manager at Pacific Investment Management Company, LLC (“PIMCO”) since January 2010, a global investment management firm that provides investment solutions to companies, educational institutions, foundations, and endowments across the world. Mr. Neumeyer’s previous experience includes various positions at The Blackstone Group, a leading global investment business from April 2004 to May 2009; and work in the investment banking division of Credit Suisse First Boston, a global investment bank, from July 2002 to April 2004. Mr. Neumeyer earned a Bachelor of Science degree in business from Indiana University and is a CFA® charterholder. We believe Mr. Neumeyer is qualified to serve on the Board due to his financial expertise. In addition, we have found that his ability to convey stockholder interests to boards and management teams brings valuable stockholder perspectives to our Board oversight and decision-making processes.
John R. Tracy. Mr. Tracy has served on our Board since June 2024. Mr. Tracy served as Executive Vice President and Chief Financial Officer at Verifone Systems, Inc., a payment system company, from February 2019 until April 2024. Prior to that, from November 2017 to November 2019, Mr. Tracy served as Senior Director at Pine Hill Group, an accounting and transaction advisory firm. From July 2015 to October 2016, Mr. Tracy held the position of Senior Vice President of Finance for TiVo Inc. (formerly Rovi), a streaming entertainment content delivery service. Prior to that, he was Vice President of Finance and Chief Financial Officer for TE Connectivity Inc., a publicly traded electronics connector and sensor manufacturer, from June 2013 to June 2015. He also served as Vice President and Corporate Controller at ConvaTec, a publicly traded medical products and technology company, from October 2012 to June 2013. Mr. Tracy also held various senior finance roles at Motorola Inc. and its subsidiaries. Mr. Tracy received a Bachelor of Science degree in Accounting from Rider University and a Masters of Science in Taxation from Fairleigh Dickinson University. We believe Mr. Tracy’s financial expertise, including his experience as a public company chief financial officer, makes him a valuable member of our Board.
Yue Zhou (Emily) White. Ms. White was elected to our Board in September 2021. She has served as Vice President of Enterprise Data and Analytics at NIKE, Inc., a public company that manufactures and sells athletic apparel, since April 2020. Prior to NIKE, from February 2017 to April 2020, Ms. White served as Vice President of Enterprise Data Engineering at Synchrony Financial, a publicly traded consumer financial services company. Ms. White previously held multiple positions at General Electric entities. From November 2013 to June 2015, she served as Data Science Director and Global Commercial IT Director at General Electric Healthcare, a company that manufactures and distributes medical imaging modalities. From May 2007 to October 2013, she was Global Enterprise Resource Director and Senior Global Business Intelligence Program Manager for General Electric Transportation, a company that manufactures equipment for energy generation industries. Ms. White’s education includes a Bachelor of Science degree in Accounting and Finance from Shengyang Polytechnic University; Master of Business Administration degree from Huron University; Master of Applied Mathematics degree in Computer Science at the University of Central Oklahoma; and a Certificate in Health Economics & Outcomes Research from the University of Washington. We believe Ms. White’s extensive senior management experience, particularly in data science and analytics, brings valuable perspective to our Board and to the oversight of these functions within Quantum.
Director Independence
The Board has determined that all current members other than Mr. Lerner are independent directors as defined under the rules of Nasdaq. In addition to the listing standards and the SEC’s independence requirements, we are subject to additional independence criteria as defined in the April 2019 Stipulation of Settlement we executed upon settlement of the In re Quantum Corp. Derivative Litigation stockholder derivative action.
This additional independence criteria requires that independent directors:
•have not received, during the current calendar year or any of the three immediately preceding calendar years, direct or indirect remuneration (other than de minimis remuneration less than $5,000) resulting from service as our significant supplier or customer, or as an advisor, consultant, or legal counsel to Quantum or a member of our senior management team; and
•are not employed by a private or public company at which any of our executive officers serves as a director.
We also exceed Nasdaq listing standards by requiring approximately 75% of our Board to be comprised of independent directors.
Our independent directors meet in executive session, without employee directors, at least as often as each regularly scheduled quarterly Board meeting. The independent directors are also empowered to request reporting from any employee during the executive session, including audit and compliance personnel.
Leadership Structure
Quantum’s Board is committed to strong, independent Board leadership and oversight of management’s performance. The Board believes it should determine whether the Chief Executive Officer should also serve as Board Chair. The Board determines the Chair assignment, from time to time and in its business judgment after considering relevant factors, including Quantum’s needs and our stockholders’ best interests. Following a thorough evaluation, the Board has determined that Mr. Lerner should continue to serve as both Chairman and Chief Executive Officer. The Board believes this structure promotes aligning strategic development and execution, effectively implementing strategic initiatives, and exercising accountability for the Company’s performance. The Chair focuses on effectively leading and managing the Board. The Board has appointed a Lead Independent Director to help provide robust, independent Board leadership. The roles and responsibilities of the Chair and Lead Independent Director are described in more detail in our Corporate Governance Principles available on the investor relations section of our website at www.investors.quantum.com.
Board Committees and Leadership Structure
Our Board established an Audit Committee, a Leadership and Compensation Committee (the “Compensation Committee”), a Corporate Governance and Nominating Committee (the “Nominating Committee”) and a Technology Advisory Committee. Each of our standing committees is governed by a written charter, available on the investor relations section of our website at www.investors.quantum.com. Copies of the charters may be requested from Quantum’s Corporate Secretary at 224 Airport Parkway, Suite 550, San Jose, California, 95110.

Board Committee Responsibilities

Audit Committee	Leadership and Compensation Committee	Corporate Governance and Nominating Committee	Technology Advisory Committee
•All members are financially literate and John R. Tracy qualifies as an “audit committee financial expert” per Nasdaq and SEC requirements.	•Reviews and approves compensation philosophy, strategy, and practices.	•Identifies and recommends director nominees and considers stockholder nominees to the Board.	•Advises on the Company’s technology development plans.
•Prepares Audit Committee report.	•Reviews and approves executive compensation for all executive officers other than the Chief Executive Officer and non-employee director compensation decisions to the Board.	•Develops corporate governance principles and assesses Board effectiveness.	•Assesses quality and development of product direction, investment, and roadmaps.
•Appoints and approves independent registered public accounting firm, and meets with the firm without management present.	•Reviews Strategy and practices relating to the attraction, retention, development, performance, and succession planning of Quantum’s leadership team.	•Advises Board on corporate governance matters, including Board and committee composition, roles, and procedures.	•Reviews capabilities of Quantum’s research and development resources.
•Assists Board with oversight of:	•Develops guidelines for establishing and adjusting compensation of all non-executive vice presidents.	•Recommends a Chair of the Board and Lead Independent Director as well as Chief Executive Officer succession planning.
•Financial statement integrity and compliance with legal and regulatory requirements.	•Assists Board with oversight of human capital.	•Reviews potential conflicts of interest.
•Internal accounting financial reporting, and internal audit processes and control adequacy		•Oversees Chief Compliance Officer and Quantum’s code of conduct.
•Policies and processes for risk assessment and management, including cyber security risks.		•Provides direction and guidance on environmental, social, and governance strategy.
Chair Responsibilities
•Planning and organizing Board activities, including meeting agendas, frequency, content, and conduct.
•Ensuring, along with the Nominating Committee, that the Board’s work processes effectively enable the Board to exercise oversight and due diligence in fulfilling its mandate, including for the oversight of Company strategy and risk.
•Promoting effective communication among directors between Board meetings.
•Working with committee chairs to ensure committees perform effectively and apprise the Board of actions taken.

•Ensuring that the Board’s action items are tracked and appropriately resolved.
•Encouraging an environment that facilitates all directors expressing their views on key Board matters.
Lead Independent Director Responsibilities
•Presiding at any Board meeting the Chair does not attend, including executive sessions of only independent directors.
•Calling meetings of non-management directors and providing appropriate executive session feedback to the Chief Executive Officer and management.
•Serving as a liaison and facilitator between the independent directors and Chief Executive Officer.
•Advising the Chair regarding Board meeting agendas, frequency, content, and conduct.
•Collaborating with Board committees, including the Nominating Committee, on appointing members and chairs.
Director Candidate Evaluation
The Nominating Committee is responsible for identifying, evaluating, recruiting, and recommending qualified director candidates to our Board. The Board nominates directors for election at each annual stockholder meeting and appoints new Board members at other times determined to be appropriate. Directors are not permitted to serve on the Board for more than ten years.
General and Specific Considerations
The Board’s evaluation process will generally consider a candidate’s:
•Independence.
•High integrity and character.
•Qualifications that will increase Board effectiveness.
•Diverse personal characteristics, thinking, and backgrounds.
•Other requirements as may be set forth by applicable rules, such as financial expertise for Audit Committee members.
The Board will also more specifically weigh:
•Its current size, composition, and performance and oversight requirements.
•Previous experience serving on public company boards or senior management teams.
•Independence determinations under all applicable rules, including Nasdaq and SEC.
•Whether the candidate possesses knowledge, experience, skills, and diversity to enhance the Board’s ability to manage and direct the Company’s affairs and business.
•Key personal characteristics including strategic thinking, objectivity, independent judgment, integrity, intellect, and the courage to speak out and actively participate in meetings.
•Knowledge of and familiarity with information technology.
•The absence of conflicts of interest with Quantum’s business.

•A willingness to devote significant time in effectively carrying out duties and responsibilities, including committing to attend at least six Board meetings per year, sit on at least one committee, and serve on the Board for an extended period of time.
•Other factors the Nominating Committee may consider appropriate.
Identifying and Evaluating Director Nominees
The Nominating Committee uses the following procedures to identify and evaluate potential director nominees:
•Regularly reviewing the Board’s size, composition, and collective performance, in addition to individual member performance and qualifications.
•Determining whether to retain or terminate any third-party search firm used to identify director candidates, including approving the fees paid.
•Reviewing qualifications of any properly identified, recommended, or nominated candidate. The Nominating Committee’s review, in its discretion, may consider only the information provided to it or include discussions with third parties familiar with the candidate, candidate interviews, or other actions the Nominating Committee deems proper.
•Evaluating each candidate according to the General and Specific Considerations previously outlined.
•Recommending a slate of director nominees to be approved by the Board.
•Endeavoring to promptly notify director candidates of its decision regarding whether to nominate a candidate for Board election.
•The Board has not historically maintained a formal diversity policy for its members. However, in evaluating the Board’s composition, the Board and Nominating Committee consider diversity of:
◦Knowledge
◦Culture
◦Race
◦Gender
◦Age
The Board believes that directors with a diverse range of perspectives, skills, and experiences enable it to more effectively oversee all aspects of Quantum’s business. The Board considers underrepresented populations when seeking candidates for future nomination to the Board, and seeks to include women and members of underrepresented groups in each nominee candidate pool.
Stockholder Recommendations
The Nominating Committee’s policy is to consider stockholder recommendations for Board candidates. A stockholder must submit a written recommendation for a Board candidate to the attention of Quantum Corporation, Attn: Corporate Secretary, 224 Airport Parkway, Suite 550, San Jose, CA 95110.
Submissions must include:
•Candidate name and contact information.
•Detailed biographical data and relevant qualifications, including references.
•Descriptions of any relationships between the candidate and Quantum.

•The stockholder’s statement in support of the candidate.
•The candidate’s written indication of his or her willingness to serve if elected.
•Other nominee information that our Bylaws and applicable SEC regulations require to be disclosed.
Stockholder Nominees
Stockholders may also nominate director candidates for election to the Board. A stockholder that desires to nominate a candidate directly for election must meet the deadlines and other requirements set forth in our Bylaws and SEC rules and regulations.
The Nominating Committee may require any prospective nominee to furnish other information it reasonably desires to determine the nominee’s independence or eligibility to serve as a director.
Our Bylaws are available on the investor relations section of our website at www.investors.quantum.com.
Corporate Governance
Ethics and Compliance
We conduct business ethically, honestly, and in compliance with all applicable laws and regulations. Our path through complex AI and unstructured data environments presents new opportunities and as well as new challenges. Our code of conduct is meant to help us successfully navigate this new landscape by enabling effective business processes, relationships, and solutions.
The code applies to anyone conducting business on behalf of Quantum or its subsidiaries, including all directors, officers, and employees, and defines expectations in each of the following key areas:
•Mutual Respect – We:
◦Treat each other with respect
◦Choose our words carefully
◦Uphold human rights
◦Value diversity
◦Prioritize privacy
◦Set a good example
•Professionalism – We:
◦Grow our business ethically
◦Maintain accurate records
◦Document open-source use
◦Get approvals if needed
◦Negotiate with integrity
◦Keep relationships professional
•Accountability – We:
◦Know Quantum’s policies

◦Follow policies & processes
◦Engage in on-going training
◦Report OnTraQ violations
◦Preserve confidentiality
◦Protect company assets
The Board most recently revised the code in February 2024, and it was distributed to all employees in both English and local languages the following month.
We maintain an internal ethics committee comprised of leaders from our finance, internal audit, human resources, and legal teams. The committee supports the Chief Administrative Officer’s oversight of our compliance program and provides appropriate assistance in reviewing, investigating, and responding to reported concerns. We have also implemented a whistleblower policy and encourage reporting of ethics and compliance concerns, including by providing a confidential and anonymous third-party reporting hotline.
Concerns that may relate to material accounting or auditing matters are communicated promptly to our Audit Committee.
Waivers of the code’s applicability to a Quantum director or executive officer may only be granted by our Board or its committees and must be timely disclosed as required by applicable law.
The code of conduct is available on the investor relations section of our website at www.investors.quantum.com. Copies of the code may be requested from Quantum’s Corporate Secretary at 224 Airport Parkway, Suite 550, San Jose, California, 95110.
Environmental, Social, and Governance Oversight
Our environmental, social, and governance (“ESG”) sustainability philosophy is deeply ingrained in our core values. We view environmental stewardship as an essential component of our long-term business strategy but recognize that the path to environmental excellence is continuous and evolving. We are committed to adapting, innovating, and leading in this vital endeavor, fully cognizant that our actions today will shape the world of tomorrow.
To that end, in Fiscal 2024 we invested significant time and resources in improving our carbon footprint data, including by calculating product-specific footprints and estimating employee commute impacts. Our Carbon Disclosure Project score continued to keep pace with worldwide and industry-specific benchmarks.
The Nominating Committee oversees our ESG initiatives and policies, including communicating with stakeholders. Integral in that is our human capital management strategy, which includes:
•Recruiting
•Retention
•Career Development
•Performance Management
•Performance Management
•Rewards and Recognition
•Succession Planning

We also conducted a culture survey in Fiscal 2024, finding that respondents generally have strong relationships with their managers, which they value and find to be one of the best aspects of working at Quantum.
Board Role in Risk Oversight and Board Evaluation
Quantum faces a wide spectrum of financial, strategic, operational, and regulatory risks. The Audit Committee is primarily responsible for overseeing the Company’s management of those risks and providing appropriate updates to the Board. The Audit Committee guides our risk identification, assessment, and management policies and procedures, including discussions of our major risk exposures, associated risk mitigation activities, and risk management practices implemented throughout the Company. It also actively monitors the Company’s product and information technology cybersecurity risks and mitigation procedures.
The Board’s other committees also oversee risks associated with their respective areas of responsibility, including:
•The Compensation Committee’s review of compensation practices risks.
•The Nominating Committee’s guidance regarding compliance risks.
The committees update the Board regarding their risk oversight practices through regular reporting and discussion.
While the Board is responsible for risk oversight, risk management accountability lies with our management team. Quantum’s enterprise risk management practices and formal risk assessments are led by our internal audit team, which periodically reports status to the Audit Committee or Board, where appropriate. Our functional teams apply other appropriate risk assessment and mitigation techniques, with the relevant management representatives updating the Board as needed.
Our Board, committees, and individual directors perform annual self-evaluations in accordance with our corporate governance principles. The evaluations ensure our Board is strategic, productive, and effective, and contributes to long-term stockholder value. As part of the evaluation process, the Board, Mr. Lerner, and Mr. Cabrera hold ongoing discussions regarding Board and committee composition, effectiveness, and decision-making, as well as individual director performance.
Stock Ownership Guidelines
We annually review our stock ownership guidelines for our Chief Executive Officer, directors, and other officers. We compare our guidelines with those of peer group companies and consider ISS ownership governance best practices. Our Board believes that best aligning with stockholder interests requires our directors to hold common stock amounts on the larger end of our peer group and the ISS guidelines.
In Fiscal 2024, our Board determined it would continue the following stock ownership guidelines, which were last increased in 2020:
•Directors: 5x Annual Retainer
•Chief Executive Officer: 3x Annual Base Salary
•Chief Financial Officer: 2x Annual Base Salary
Our policy does not include vested and unvested outstanding stock options, unvested restricted stock and restricted stock units, and unearned performance stock and performance stock units in share ownership. Eligible stock ownership includes the following elements:
•Shares purchased on the open market or through the 2022 rights offering.
•Shares acquired by exercising stock options or under our Employee Stock Purchase Plan.

•Vested restricted stock and restricted stock units.
•Stock beneficially owned in a trust.
•Stock held by a spouse or minor children.
Compliance with our stock ownership guidelines is due on the later of five years from:
•The date an individual first became eligible for our stock ownership guidelines; or
•February 4, 2020.
If the dollar value of required holdings increases due to base salary or director cash compensation increases, stock ownership must also be increased within five years. We measure compliance with these guidelines at the end of each fiscal year. At the end of Fiscal 2024, all included positions were on track to meet their stock ownership guidelines.
Non-Employee Director Compensation
The Board and Compensation Committee determine the amount and form of non-employee director compensation. Management provides information and recommendations regarding competitive market practices, target compensation levels, and compensation program design. The Compensation Committee also retains an independent compensation consultant to provide analysis and advice regarding:
•Specific compensation recommendations.
•The market competitiveness of our compensation program, including current compensation trends and developments.
•Benchmarking against peer group and technology industry practices.
While the Compensation Committee carefully considers the information and recommendations it receives, the Board maintains ultimate authority for decisions relating to non-employee director compensation. Mr. Lerner is the only Quantum employee on the Board and receives no additional compensation for his Board service.
The Compensation Committee generally conducts a comprehensive periodic review of the Company’s compensation program, most recently in Fiscal 2023. Quantum engaged Compensia as its independent compensation consultant to complete an independent review, which compared the Company’s compensation program, design, and practices to those of our peer group. Our current non-employee director compensation program elements are listed in the chart below.
In Fiscal 2024, given the Company’s listing price and potential dilution impacts, the Board voted to delay its refresh equity grant. As a result, no Board members other than Mr. Lerner received equity grants in Fiscal 2024. Board members did not receive any incremental cash compensation to offset the delayed equity grant.

Compensation Element	Annual Value	Frequency
Director Retainer	$50,000.00	25% per quarter
Lead Independent Director Retainer	$25,000.00	25% per quarter
Committee Chair fees		25% per quarter
Audit Committee	$25,000.00
Leadership & Compensation Committee	$17,500.00
Corporate Governance & Nominating Committee	$15,000
Technology Advisory Committee	$15,000
Committee Member Fees		25% per quarter
Audit Committee	$12,500
Leadership & Compensation Committee	$10,000
Corporate Governance & Nominating Committee	$7,500
Technology Advisory Committee	$7,500
Non-Employee Board Chair Retainer	$40,000.00	25% per quarter
New Director Equity Grant	$125,000.00	Pro-rated with 100% vesting at next annual meeting
Director Refresh Equity Grant	$125,000.00	100% vesting at earlier of next annual meeting or one year
We have executed change of control agreements with each of our non-employee directors other than Mr. Arden. The agreements provide for automatic accelerated vesting of equity-based awards if the director’s service with the Company ends within 12 months following a change of control (other than for termination due to death or disability).
We allow our non-employee directors to defer some or all of their cash fees, which defers federal and state income taxes. Plan participants direct the deemed investment of their deferred accounts among a preselected group of investment funds which excludes Quantum’s common stock. The deemed investment accounts mirror the investment options available under Quantum’s 401(k) Savings Plan. Plan participants’ deferred accounts are credited with interest based on their selected deemed investments. During Fiscal 2024, no non-employee directors elected to participate in the deferred compensation plan.
Compensation Committee Interlocks and Insider Participation
Mr. Arden, Mr. Jaworski, Mr. Neumeyer, and Ms. White currently comprise the Compensation Committee of our Board. None is currently, nor has been at any time since Quantum was formed, an officer or employee of the Company or any of its subsidiaries. Likewise, no Compensation Committee member has entered into any transactions in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any Board or Compensation Committee members and any other company’s board or compensation committee members, nor have they previously existed.

Fiscal 2024 Non-Employee Director Compensation Tables
The following tables detail the Fiscal 2024 annual cash retainers, applicable committee service fees, and applicable Chair retainers paid to our directors. We do not pay meeting fees to our Board members.

Name	Fees Earned Or Paid In Cash(1)	Stock Awards(2)	All Other Compensation	Total
Jacoby, Rebecca J.(3)	$36,223	—	—	$36,223
Jaworski, Donald J.	$81,840	—	—	$81,840
Meyrath, Hugues	$77,500	—	—	$77,500
Neumeyer, Christopher D.(4)	$—	—	—	$—
Rothman., Marc E.	$112,972	—	—	$112,972
White Yue Zhou (Emily)	$58,632	—	—	$58,632
__________________
(1)Amounts reflect compensation earned by each director during Fiscal 2024 and includes the amounts in the next table.
(2)In Fiscal 2024, given the Company’s listing price, the Board voted to delay its refresh equity grant. As a result, no Board members other than Mr. Lerner received equity grants in Fiscal 2024.
(3)Ms. Jacoby did not stand for re-election at Quantum’s 2023 annual meeting of stockholders and her term ended immediately prior to the start of the 2023 annual meeting on September 12, 2023.
(4)Mr. Neumeyer does not receive cash or equity compensation from Quantum for his Board service.

Name	Board Retainer	Lead Independent Director Retainer	Committee Membership Retainer	Committee Chair Retainer	Total Fees in Cash
Jacoby, Rebecca J.	$22,639	—	$5,660	$7,924	$36,223
Jaworski, Donald J.	$50,000	—	$22,264	$9,576	$81,840
Meyrath, Hugues	$50,000	—	$12,500	$15,000	$77,500
Neumeyer, Christopher D.	—	—	—	—	—
Rothman., Marc E.	$50,000	$25,000	$12,972	$25,000	$112,972
White Yue Zhou (Emily)	$50,000	—	$8,632	—	$58,632
Because no new non-employee director equity grants were awarded in Fiscal 2024, none held any outstanding or unvested equity awards as of March 31, 2024.

EXECUTIVE COMPENSATION
This section explains how our executive compensation program is designed and operates with respect to our named executive officers for Fiscal 2024 listed below.
Compensation Discussion and Analysis
Fiscal 2024 Executive Compensation Highlights
This Compensation Discussion and Analysis (“CD&A”) describes Quantum’s overall philosophy and criteria for determining our executive officer compensation practices. The CD&A disclosures relate to Fiscal 2024 for our principal executive officer, principal financial officer and three other most highly compensated executive officers, as well as our former chief revenue officer.
Our named executive officers for Fiscal 2024 were:

Name	Position
James J. Lerner	President, Chief Executive Officer and Chairman of the Board
Kenneth P. Gianella	Chief Financial Officer and Chief Operating Officer
Brian E. Cabrera	Chief Administrative Officer and Chief Legal and Compliance Officer
Henk Jan Spanjaard	Chief Revenue Officer
Laura Nash	Chief Accounting Officer
John Hurley	Former Chief Revenue Officer
For much of Fiscal 2024, the Board and management team prioritized completing the accounting reevaluation process explained in various Form 8-Ks filed throughout the year and regaining compliance with Nasdaq listing standards. However, the Company also concentrated work to bolster our balance sheet through capital structure changes, improve our operating results by implementing significant cost reduction measures, increase our execution efficiencies through improved systems and expanded partnerships, and evolve our mission to deliver unique solutions for AI workflows and unstructured data across our customers’ entire data lifecycle.
Consistent with our philosophy to grow from within, we promoted Laura A. Nash to Chief Accounting Officer and Henk Jan Spanjaard to Chief Revenue Officer in June and November 2023, respectively. Lewis W. Moorehead, our former Chief Accounting Officer, transitioned into a new role as Vice President, Finance and Treasurer effective with Ms. Nash’s promotion. Mr. Hurley’s service as Chief Revenue Officer was terminated at the time of Mr. Spanjaard’s appointment.
Listening to Our Stockholders
The Compensation Committee is committed to seeking and listening to our stockholders’ views. We value meeting with our stockholders to hear their feedback, be transparent about our business direction, and ensure our actions are aligned with their expectations. A large majority of stockholders continued to approve our annual executive compensation programs in the non-binding advisory vote at our 2023 annual stockholder meeting.
Executive Compensation Philosophy and Competitive Positioning
Each year, the Compensation Committee reviews Quantum’s executive compensation philosophy to pay for performance. We focus on maintaining a competitive total compensation program that rewards executives for delivering results and long-term stockholder value. That philosophy is founded on four guiding principles designed to:
•Attract and Retain: top talent and compete against our peer companies
•Motivate: desired behaviors that allow our team to drive Company success
•Reward: achieving the Company’s short-and long-term objectives

•Align: executive and stockholder interests to drive long-term value
We believe that our mix of fixed and variable compensation elements, including cash and equity incentives, also:
•Promotes achievement of Quantum’s objectives established by the Board and the Company’s senior management team;
•Provides a strong link between pay and performance while motivating and rewarding employees for significant contributions to our success;
•Aligns our employees’ interests with stockholder expectations;
•Considers relevant economic and market factors; and
•Maintains equitable compensation programs that incorporate effective internal and external controls.
Peer Group
Market competitiveness is an important feature of our executive compensation program and helps motivate and retain our executive officers.
We annually evaluate our competitive peer group to identify companies similar in financial scope, size, and industry (“Peer Group”). Peer Group selection criteria include revenue, market capitalization, industry, and companies with which we compete in recruiting new employee talent. We also consider stockholder perspective by including companies with similar business structures, end markets, and competitors that align with our business. The Compensation Committee approves the Peer Group and uses it to guide executive compensation decisions for the associated fiscal year, following compensation assessments, performance evaluations, and potential pay gap resolutions.
In assessing competitiveness, we compare individual elements including base salary, target annual incentive opportunity, annual equity awards, and total aggregate compensation for each executive officer, to those of executive officers holding similar positions or comparable levels of responsibility in our Peer Group and other similarly sized technology companies.
The Company uses applicable compensation data from our Peer Group as well as the Radford Global Compensation Database of technology companies with annual revenue less than $1 billion. However, the Peer Group is only one factor in our executive compensation decision-making, which is also influenced by:
•Company and individual performance
•Compensation program affordability
•Market conditions

With assistance and input compensation consultant Compensia, the Compensation Committee reviewed considerations and approved the following Peer Group for Fiscal 2024, which is consistent with the group used for Fiscal 2023 compensation decisions:

Peer Group
A10 Networks, Inc.	Comtech Telecommunications, Corp.
Arlo Technologies, Inc.	Digi International, Inc.
Aviat Networks, Inc.	Extreme Networks, Inc.
Avid Technology, Inc.	Harmonic, Inc.
Brightcove Inc.	Infinera Corporation
CalAmp Corp.	NETGEAR Inc.
Cambium Networks, Ltd.	PCTEL, Inc.
Commvault Systems, Inc.	Upland Software, Inc.
Compensation Elements
We provide a mix of compensation elements that emphasizes annual cash and long-term equity incentives, in a manner that is consistent with our compensation philosophy and objectives. The primary elements of our executive compensation program consist of:
•Annual Base Salary: as a fixed compensation element determined in comparison to the Peer Group and intended to competitively attract and retain executive talent.
•Target Variable Cash: via annual cash-based incentives structured to reward achieving long-term strategic goals and paid based on Company and individual performance.
•Long-Term Equity Grants: consisting of both time- and performance-based restricted stock units used to attract and retain executives while creating long-term stockholder value.
Fiscal 2024 Pay Mix
We offer our named executive officers a total direct compensation package that includes both fixed and variable compensation. Because target variable cash was not paid in Fiscal 2024, the actual compensation earned was reduced from target and actual pay mix was restricted to only base salary and long-term incentives. The charts to the right show the target and actual Fiscal 2024 compensation mixes for our Chief Executive Officer and other named executive officers.

Target Mix
Actual Mix(1)
__________________
(1)Actual Mix excludes Fiscal 2024 Target Variable Cash and Myriad-measured PSUs not earned in Fiscal 2024.
Fiscal 2024 Annual Base Salary
Our executive officers typically receive base salaries approximating the midpoint of our Peer Group. The Compensation Committee annually reviews our named executive officers’ base salaries with Compensia. In the third quarter of Fiscal 2024, the Compensation Committee reviewed the competitiveness of our executive officers’ compensation against the Peer Group. After considering prior year performance, consulting with Compensia regarding independent compensation recommendations, and considering the Company’s significant interest in ensuring continuity and stability in our executive leadership team while we addressed the accounting reevaluation and Nasdaq listing compliance efforts, the Compensation Committee determined that increasing Mr. Gianella’s and Mr. Cabrera’s base salaries was appropriate given their contributions, as well as necessary to remain competitive in the market. In addition, Ms. Nash received a small adjustment to her base salary during the Company’s normal Fiscal 2024 merit adjustment process. No other named executive officer base salaries were adjusted.

Named executive officer base salaries in Fiscal 2024 were:

Name	Title	Fiscal 2023 Salary	Fiscal 2024 Ending Salary
James J. Lerner	President, Chief Executive Officer and Chairman of the Board	$700,000	$700,000
Kenneth P. Gianella	Chief Financial Officer	$400,000	$450,000
Brian E. Cabrera	Chief Administrative Officer	$415,000	$460,000
Laura A. Nash(1)	Chief Accounting Officer	—	$290,000
Henk Jan Spanjaard(2)	Chief Revenue Officer	—	€310,000
John Hurley(3)	Former Chief Revenue Officer	$380,000	—
__________________
(1)Ms. Nash was promoted to Chief Accounting Officer in June 2023 and was not named executive officer in Fiscal 2023.
(2)Mr. Spanjaard was promoted to Chief Revenue Officer in November 2023 and was not a named executive officer in Fiscal 2023. Mr. Spanjaard is also eligible to earn up to an additional $340,000 in sales commissions, for a total on target earnings amount of $650,000.
(3)Mr. Hurley server as the Company’s Chief Revenue Officer until November 9, 2023.
Fiscal 2024 Quantum Incentive Plan
The Quantum Incentive Plan (the “QIP”) is the Company’s short-term incentive bonus program, structured to competitively compensate our executive officers for achieving predetermined corporate performance goals. The Compensation Committee annually approves financial performance metrics that include threshold, target, and maximum levels or performance that serve as the bonus structure for the year and must be achieved to fund the plan. The Compensation Committee also ensures that the QIP metrics align with our pay-for-performance philosophy.
All of our executive officers other than Mr. Spanjaard participate in the QIP, and each has an annual bonus target expressed as a percentage of his or her base salary. No annual bonus targets were increased in Fiscal 2024. QIP payments are linked to both Company and individual performance. Mr. Spanjaard is not eligible for QIP payments given his sales commission target earnings opportunity.
The annual target cash incentives for each of our named executive officers were:

Name	Fiscal 2024 Target Bonus	Bonus as a Percentage of Base Salary
James J. Lerner	$875,000	125%
Kenneth P. Gianella	$225,000	50%
Brian E. Cabrera	$230,000	50%
Laura A. Nash	$101,500	35%
Henk Jan Spanjaard	Not eligible	Not eligible
John Hurley	$190,000	50%
Fiscal 2024 QIP Performance Metrics
The Compensation Committee sets annual QIP performance metrics that incorporate challenging financial targets requiring consistent high performance before any payout is triggered. The Fiscal 2024 QIP financial performance metrics approved by the Compensation Committee are detailed below. After review and discussion with Compensia, the Compensation Committee determined that a single metric of full year non-GAAP operating expenses was appropriate to align executives’ interests on the Company’s concerted efforts to reduce costs, including discretionary spend, as a lever to increase profitability.

Payout Limit	Metric	Fiscal Target		Performance Result
Minimum Goal (25% payout)	Full year non-GAAP operating expenses	$136	M	Satisfied
Threshold Goal (50% payout)	Full year non-GAAP operating expenses	$128	M	Not satisfied
Target Goal (100% payout)	Full year non-GAAP operating expenses	$122	M	Not satisfied
Maximum Goal (200% payout)	Full year non-GAAP operating expenses	$115	M	Not satisfied
Based on the Company’s achievement of full Fiscal 2024 non-GAAP operating expenses of $136M or below, the Company expects that the Compensation Committee will certify attainment of the minimum QIP goal, resulting in an expected payout cash incentive payout of 25% of each named executive officer’s individual bonus target. The Company has not yet paid any such amounts and did not make any QIP payments in Fiscal 2024.
Fiscal 2024 Equity Overview
All of our executive officers are eligible to receive long-term equity awards granted in alignment with our pay-for-performance philosophy, rewarding executives for achieving performance goals resulting in long-term stockholder value.
The Compensation Committee oversees all aspects of our equity program, including actual and projected share balances, eligibility to participate in the Company’s long-term incentive plan, the size and mix of equity awards, and the annual structure of performance-based stock unit metrics. Quantum management and Compensia advise the Compensation Committee on the appropriate mix of time- and performance-based restricted stock units granted to our officers, senior leaders, and key new hires during the fiscal year. The Compensation Committee monitors the use of equity awards throughout the fiscal year, as well as their impact to burn rate, dilution, and the financial accounting for compensation expense.
We offer two types of equity awards:
Time-Based RSUs allow us to:
•Attract new executive talent.
•Offer competitive total compensation programs.
•Provide long-term retention interests to our executive team.
•Align with our stockholders’ interest in retaining a stable leadership team.
Performance-Based PSUs support:
•Adhering to industry-wide best practice among our Peer Group and other technology companies.
•Aligning our executives’ interests with those of our stockholders.
•Properly linking our executive compensation programs with Quantum’s performance.
Generally speaking, annual refresh equity grants for executive officers have consisted of 50% RSUs and 50% PSUs.
Vesting
Both RSU and PSU grants typically include three-year vesting schedules, subject to satisfying pre-established performance goals and maintaining ongoing employment. Infrequently, certain PSU grants may employ shorter vesting schedules (but not less than one year), depending on performance target and the Compensation Committee’s intended incentives for delivering certain results.

Grant Values
The Compensation Committee considers the following factors to determine the size of individual equity awards to our executive officers:
•Management’s input;
•Our pay-for-performance philosophy;
•The number of shares of Quantum’s common stock that are available to be granted under our 2023 Plan, and how long those shares are expected to last;
•Individual performance of each executive officer and Company financial performance for the prior fiscal year;
•The grant date fair value of equity awards granted to executive officers in similar positions in our Peer Group and technology companies of similar size;
•Internal parity with the size of the equity awards among the executive officers;
•The number, type, and current retentive value of the outstanding equity awards held individually by each of the executive officers;
•Executive retention concerns; and
•Other internal and external factors impacting the appropriate amount and mix of RSUs and PSUs to award.
We intentionally use rigorous QIP performance targets which result in cash compensation at the lower end of the range compared to peers and the broader market. We have used more meaningful equity awards to supplement this gap and attract, reward, and retain talent. This approach also ties overall executive compensation to Quantum’s common stock price performance over a period of time.
Fiscal 2024 Equity Awards
In Fiscal 2024, the Compensation Committee determined appropriate equity awards for our executive officers based on the described criteria. After considering management’s recommendations and Compensia’s advice, the Compensation Committee approved the Fiscal 2024 equity awards listed in table to the right.
Given that Mr. Lerner received a substantial equity award in fiscal year 2023, his Fiscal 2024 award was reduced by 300,000 shares (43%) from the equity award he was granted the prior year.
Time-Based Restricted Stock Units

Name	Title	Time-Based Restricted Stock Unit Awards (#)	Performance-Based Restricted Stock Unit Awards (#)
James J. Lerner	President, Chief Executive Officer and Chairman of the Board	200,000	200,000
Kenneth P. Gianella	Chief Financial Officer	200,000	200,000
Brian E. Cabrera	Chief Administrative Officer	150,000	150,000
Laura A. Nash	Chief Accounting Officer	50,000	50,000
Henk Jan Spanjaard	Chief Revenue Officer	75,000	75,000
John Hurley(1)	Former Chief Revenue Officer	—	—
__________________
(1)Mr. Hurley served as the Company’s Chief Resource Officer until November 9, 2023 and did not receive an equity grant in Fiscal 2024.

All named executive officers were granted 50% of their total Fiscal 2024 equity awards in RSUs scheduled to vest in equal installments on each grant date anniversary, with full vesting after three years, subject to continued employment.
Performance-Based Restricted Stock Units
The Compensation Committee received recommendations from Quantum management, outside legal counsel, and Compensia regarding structuring PSU metrics that were challenging but achievable and aligned our long-term executive performance to the Company’s strategic objectives and stockholders’ interests. The Compensation Committee approved two Fiscal 2024 PSU metrics, and included separate time-based vesting requirements subject to continued employment on any PSUs deemed earned according to the performance metrics:
40% Full Year Fiscal 2024 non-GAAP gross margin
•March 31, 2025 performance deadline
•Three-year vesting requirement
•Performance target achieved
5 Initial Myriad Customers
•March 31, 2024 performance deadline
•Two-year vesting requirement
•Performance target not achieved
The Compensation Committee considered the Company’s fiscal year 2022 and 2023 financial performance and executive compensation plan when setting the Fiscal 2024 PSU metrics, seeking to make them challenging yet achievable. The gross margin and Myriad sales PSU metrics were included in Fiscal 2024 as they reflected key areas of Fiscal 2024 performance growth potential and aligned executive compensation interests with the Company’s performance and stockholder interests. A two-year vesting period for the Myriad PSU metric was determined to be appropriate in recognition of the multi-year development process leading to launch of the Myriad product.
Although our Myriad platform reached general availability late in Fiscal 2024, we did not secure five initial customers before March 31, 2024. As a result, PSUs granted subject to fully achieving that performance metric were cancelled and returned to the 2023 Plan. Given our final Fiscal 2024 operating results, we expect the Compensation Committee to certify attainment of the gross margin-based PSUs.
A summary of the Fiscal 2024 performance-based equity grants and PSU metrics is provided in the following table.

Total PSUs (#) at:
Name	40% Full Fiscal Year Gross Margin (50% Weight)	5 Initial Myriad Customers (50% Weight)	Total PSU Grant (#)
James J. Lerner	100,000	100,000	200,000
Kenneth P. Gianella(1)	100,000	75,000	175,000
Brian E. Cabrera	75,000	75,000	150,000
Laura A. Nash(1)	25,000	—	25,000
Henk Jan Spanjaard	37,500	37,500	75,000
John Hurley	—	—	—

__________________
(1)Ms. Nash’s and 50,000 of Mr. Gianella’s 2024 Fiscal PSU grants awarded prior to their promotions and the Compensation Committee’s approval of Fiscal 2024 performance targets, so were based on the then-current structure of 50% (25,000) based on 40% full fiscal year gross margin and 50% (25,000) based on a $3.00 100-day calendar average stock price.
Perquisites and Other Benefits
We offer Company-paid tax preparation services to our executive officers and non-executive vice presidents. We believe these perquisites are limited and reasonable given the executive officers' responsibilities.
Except for these items and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full-time employees.
Employee Stock Purchase Plan
We offer all eligible employees, including our executive officers, the ability to acquire shares of Quantum’s common stock through our Employee Stock Purchase Plan (the “ESPP”). The plan allows employees to purchase the Company’s stock twice per year at a 15% discount relative to the market price. The Compensation Committee believes that the plan provides a cost-efficient method of encouraging employee stock ownership. ESPP contributions and participation were paused in Fiscal 2024, but we anticipate beginning a new offering period in the second half of Fiscal 2024.
Health and Welfare Benefits
We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, with amounts depending on the level of coverage elected. Except for Mr. Hurley, the health and welfare benefits offered to our executive officers are identical to those offered to other full-time employees.
As Mr. Hurley received medical, dental, and vision benefits from a third party not associated with Quantum and did not participate in our corresponding benefit plans, we provided him a taxable monthly stipend to cover the premiums associated with those benefits. For his tenure as an employee in Fiscal 2024, the stipend paid was $2,758 per month. In Fiscal 2024, we also provided him with a taxable lump sum stipend of $7,758 to cover the costs of his comprehensive annual medical assessment. The stipends were cancelled with Mr. Hurley’s termination from the Company on December 1, 2023, for which we paid a lump sum payment of $18,000 in January 2024.
Qualified Retirement Benefits
All U.S.-based employees, including our executive officers, are eligible to participate in Quantum’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. Participants direct their own investments in the plan, which does not include an opportunity to invest in Quantum’s common stock.
Non-Qualified Deferred Compensation Plan
We maintain a non-qualified deferred compensation plan which enables select employees, including our executive officers, to defer a portion of their base salary and annual bonus payouts, and associated federal and state income taxes. Plan participants direct the deemed investment of their deferred accounts among a preselected group of investment funds which excludes shares of Quantum common stock.
The deemed investment accounts mirror the investment options available under Quantum’s 401(k) Savings Plan, including the ability to make daily changes to elected investments. Plan participants’ deferred accounts are credited with interest based on their selected deemed investments. We do not make employer or matching contributions to the non-qualified deferred compensation accounts. None of our executive officers participated in the plan in Fiscal 2024.

401(k) Plan
•Tax-qualified
•Discretionary Company match contribution
•Employee-directed investments
•No Quantum common stock include
Deferred Compensation Plan
•Non-qualified
•No Company contribution
•Employee-directed investments
•No Quantum common stock included
Executive Compensation Process and Decision Making
Board and Committee Roles
The Compensation Committee oversees and approves all compensation and benefits for our executive officers, excluding the Chief Executive Officer. The independent directors review and approve Chief Executive Officer compensation based on the Compensation Committee’s recommendations.
The Compensation Committee reviews and approves corporate goals and objectives relevant to executive officer compensation. It also measures, at least annually, executive officer performance against those goals and objectives and communicates results to the Chief Executive Officer and Board.
Executive Compensation Consultant Role
In Fiscal 2024, the Compensation Committee engaged Compensia on a number of matters, including setting executive compensation. Compensia performs services only for the Compensation Committee, at its discretion. The Compensation Committee regularly reviews its advisors’ independence and determined that no relationship or conflict of interest exists that would preclude Compensia from independently advising the Compensation Committee.
Executive Management Role
The Compensation Committee reviews recommendations regarding compensation leveling and market trends from our executive management team, including the Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer. The Board and Compensation Committee retain final authority over executive compensation decisions. Management also assists the Compensation Committee in monitoring compensation related risk by reporting to the Compensation Committee on:
•Equity Pool Balances
•Burn Rate and Dilution
•Stockholder Return
•Quantum’s Strategic Goals

Peer Group Role
The Compensation Committee examines Peer Group pay practices and programs and compares the total target compensation for our Chief Executive Officer and officers to similar roles as market reference points. While it is the Compensation Committee’s goal to ensure our compensation practices are competitive, the Compensation Committee also considers other factors when making compensation decisions, including Quantum’s financial position and individual and Company performance.
Compensation Governance Best Practices
We are committed to designing and implementing sound executive compensation policies and practices. The Compensation Committee seeks guidance from varying levels of management within the Human Resources, Finance, and Legal teams, and engages with outside legal counsel and other external advisors to ensure proper governance protocols are in place and executed.
Our key compensation governance foundations and practices include:
Pay-for-Performance
•100% of Fiscal 2024 QIP goals were tied to Company performance.
•50% of Fiscal 2024 equity awards were performance-based, and one-half of those were tied to Company gross margin performance.
•60% of the Chief Executive Officer’s total Fiscal 2024 target compensation was at risk, compared to an average 43% for other named executive officers.
Risk Mitigation
•Annual risk assessment of compensation plans, policies, and practices.
•Anti-hedging/anti-pledging policies.
•Clawback provisions.
•Stock ownership guidelines.
•Insider trading policy.
•Independent compensation consultant
Compensation Program Features
•Pay mix emphasis on pay-for-performance.
•Independent oversight.
•Competitive benchmarking against Peer Group and Radford survey data.
•No single-trigger change of control.
•Limited perquisites.
Independent Consultant
•Regular Compensation Committee engagement with our external independent compensation consultant on Board and executive compensation matters.

Clawback Policy
•Complies with the final Nasdaq listing standard implementing the Dodd-Frank Act clawback provisions.
•Covers cash and equity incentive or bonus compensation paid to all Section 16 executive officers and all vice presidents.
Stock Ownership Guidelines
•Please refer to the Stock Ownership Guidelines paragraph heading for an explanation of our director and officer stock ownership guidelines.
Anti-Hedging and Anti-Pledging Policies
•Expressly prohibit buying Quantum securities on margin or using or pledging owned shares as collateral for loans, in addition to engaging in transactions in publicly traded options, puts and calls, and other derivatives of the Company's stock.
•Extends prohibition to any hedging or similar transaction designed to decrease the risks associated with holding Company securities.
Insider Trading Policy
•Prohibits trading during a closed window.
•Precludes buying stock on margin.
•Prohibits pledging shares owned as loan collateral.
•Applies to all directors and employees.
No Single-Trigger Change of Control
•Our change of control policy maintains that a double-trigger event must occur before an executive is entitled to specified compensation and benefits.
Annual Risk Assessment
•We conduct an annual risk assessment of our executive compensation practices and believe our Fiscal 2024 programs were appropriate and discouraged excessive risk taking.
Pay Mix
•Retaining our executive officers remains a primary focus as internal and external factors impact our business.
•For Fiscal 2024, our long-term incentive mix was equally balanced between performance- and time- based awards.
•Performance-based awards align our executives’ interests with Company performance goals.
•Time-based awards help address potential retention concerns.
Perquisites
•We grant only limited perquisites to our officers, as more fully described under the Perquisites and Other-Benefits paragraph heading.

Change of Control Severance Policy and Employment and Severance Agreements
Change of Control Agreements
Our change of control agreements are designed to promote the best interests of the Company and our stockholders by maintaining the continued dedication and objectivity of key employees during a possible or actual change of control. The agreements provide eligible employees with compensation and stock benefits upon an involuntary termination (as defined in the agreement), providing financial security and encouraging them to stay at Quantum during times of uncertainty.
Employment and Severance Agreements
We have employment agreements with all of our named executive officers. These agreements provide for certain severance benefits in the event of a qualifying termination of employment not associated with a change of control. Each named executive officer is employed at will and may be terminated at any time and for any reason, with or without notice.
Our current change of control and employment agreements are described further under Potential Payments Upon Termination or Change of Control.
Tax and Accounting Considerations and Risks Related to Compensation Policies and Practices
Tax and Accounting Considerations
Among other factors, the Compensation Committee considers the possible tax and accounting consequences applicable to Quantum or its executives when making decisions regarding our executive compensation programs. In particular, section 162(m) of the Internal Revenue Code limits our ability to deduct remuneration paid to our executives exceeding $1 million. While the Compensation Committee considers these factors, including the impact of section 162(m), it maintains maximum flexibility in designing compensation programs and does not limit compensation to those types that are intended to be deductible.
Risks Related to Compensation Policies and Practices
Our Board and Compensation Committee conduct a risk assessment of our employee compensation policies and practices, including those relating to our executive compensation program. We also evaluate our pay-for-performance programs to determine whether they create unnecessary risk to the Company.
Based on our Fiscal 2024 risk assessment, we believe that our compensation programs are unlikely to create excessive risks adversely impacting Quantum.
Our programs contain various mitigation features to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing Quantum’s business. These features include:
•The Compensation Committee’s independent oversight of the compensation programs;
•An executive compensation program subject to our clawback policy;
•The Compensation Committee’s annual review of target compensation levels for our executive officers based on a reasonable competitive Peer Group and other market data, including evaluating the alignment of executive compensation with performance;
•A balanced mix of compensation programs that focuses our employees on achieving both short and long-term objectives;
•A meaningful and robust insider trading policy that all our employees must follow;
•Incentives focused on using reportable financial metrics, including non-GAAP gross margin and operating expense, revenue, and free cash flow;

•Multiyear service-based vesting requirements for equity awards;
•Risk mitigators, including stock ownership guidelines for the Chief Executive Officer, Chief Financial Officer, and the Board; and
•Anti-pledging stock policies.
Fiscal 2024 Compensation Tables
Fiscal 2024 Summary Compensation Table
The following table displays our named executive officer compensation as of the end of Fiscal 2024 for fiscal years ended 2024, 2023, and 2022.

Name and Title	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
James J. Lerner, President and Chief Executive Officer	2024	700,000	—	186,000	4,261	890,261
	2023	673,462	—	953,194	8,852	1,635,508
	2022	577,404	—	1,939,820	9,678	2,526,902
Kenneth P. Gianella, Chief Financial Officer	2024	418,654	—	185,100	3,800	607,554
	2023	80,000	—	443,267	—	523,267
Brian E. Cabrera, Chief Administrative Officer	2024	431,788	—	139,500	4,534	575,822
	2023	391,731	—	307,217	7,619	706,567
	2022	318,462	—	1,589,991	4,361	1,912,814
Laura A. Nash(5), Chief Accounting Officer	2024	275,385	—	46,500	580	322,465
						—
Henk Jan Spanjaard(5), Chief Revenue Officer	2024	289,168	237,652	69,750	31,340	627,910
						—
John Hurley, Former Chief Revenue Officer	2024	263,077	—	—	240,317	503,394
	2023	380,000	190,000	408,512	32,255	1,010,767
	2022	216,308	—	1,680,250	22,096	1,918,654
__________________
(1)The amounts reported in the Salary column represent the U.S. dollar values of the cash base salaries earned in Fiscal 2024.
(2)No bonuses were paid under the Quantum Incentive Plan in Fiscal 2024. Mr. Hurley received a one-time retention bonus payout in fiscal year 2023, which was subject to clawback based on voluntary termination or termination for cause prior to March 31, 2023 but has now been fully earned. Mr. Spanjaard earns sales commissions.
(3)The amounts reported were computed in accordance with ASC 718, excluding the effect of estimated forfeitures. See notes to the Company’s Annual Report on Form 10-K for Fiscal 2024, regarding assumptions underlying valuing equity awards.
(4)All other compensation includes reimbursement for tax planning services. For Mr. Hurley, it includes health stipends as described in Perquisites and Other Benefits, plus $190,000 paid in accordance with his severance agreement following his termination without cause, as defined therein. For Mr. Spanjaard, it includes a car allowance.
(5)Ms. Nash and Mr. Spanjaard were not named executives before Fiscal 2024.

Fiscal 2024 Grants of Plan-Based Awards
The table below represents information on incentive plan-based awards granted to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Award(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James J. Lerner	1/1/2024							200,000	4,000
	1/1/2024					200,000			182,000
		437,500	875,000	1,750,000
Kenneth P. Gianella	9/1/2023							50,000	1,000
	9/1/2023					50,000			45,500
	1/1/2024							150,000	3,000
	1/1/2024					150,000			136,500
		112,500	225,000	450,000
Brian E. Cabrera	1/1/2024							150,000	3,000
	1/1/2024					150,000			136,500
		115,000	230,000	460,000
Laura A. Nash	7/1/2023							50,000	1,000
	7/1/2023					50,000			45,500
		50,750	101,500	203,000
Henk Jan Spanjaard	1/1/2024							75,000	1,500
	1/1/2024					75,000			68,250
John Hurley		—	—	—	—	—	—	—	—
__________________
(1)The amounts shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent the threshold, target, and maximum amounts payable under the QIP. Only a minimum 25% bonus target was achieved based on the Company’s financial performance, which did not pay out in Fiscal 2024. See Compensation Discussion and Analysis for more information about the QIP.
(2)Approximately one-half of PSUs granted were cancelled and returned to the plan because the associated performance metrics were not achieved in Fiscal 2024. See Compensation Discussion and Analysis for more information.
(3)RSUs vest in equal annual installments over three years on each anniversary of the grant date, subject to continued employment.
(4)The amounts reported were computed in accordance with ASC 718, excluding the effect of estimated forfeitures. See notes to the Company’s Annual Report on Form 10-K filed for Fiscal 2024 for more information.

Outstanding Equity Awards at Fiscal 2024 Year End
The following table provides information regarding outstanding restricted stock unit awards held by our named executive officers as of March 31, 2024. There were no outstanding stock options held by our named executive officers at that time.

			Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units or Stock That Have Not Vested ($)(11)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(11)
James J. Lerner	66,666(1)	40,000
			66,666(2)	40,000
	233,333(2)	140,000
			233,100(4)	139,860
	200,000(5)	120,000
			200,000(6)	120,000
Kenneth P. Gianella	116,666(7)	70,000
			49,950(6)	29,970
	50,000(5)	30,000
			50,000(10)	30,000
	150,000(5)	90,000
			150,000(6)	90,000
Brian E. Cabrera	58,333(12)	35,000
	1,666(1)	1,000
			1,650(2)	990
	1,666(13)	1,000
			1,666(14)	1,000
	58,333(3)	35,000
			58,275(4)	34,965
	16,666(15)	10,000
			1,650(16)	9,990
	150,000(5)	90,000
			150,000(6)	90,000
Laura A. Nash	3,333(1)	2,000
	16,666(3)	10,000
	50,000(17)	30,000
			50,000(18)	30,000
Henk Jan Spanjaard	3,333(1)	2,000
			10,000(3)	6,000
	13,333(1)	8,000
	75,000(5)	45,000
			75,000(4)	45,000
John Hurley	—	—	—	—
__________________
(1)Granted 10/1/21 and vests annually over three years beginning with the grant date, subject to continued employment.
(2)Unearned PSUs granted 10/1/21 subject to satisfying performance criteria and continued employment.

(3)Granted 7/1/22 and vests annually over three years beginning with the grant date, subject to continued employment.
(4)Unearned PSUs granted 7/1/22 subject to satisfying performance criteria and continued employment.
(5)Granted 1/1/24 and vests annually over three years beginning with the grant date, subject to continued employment.
(6)Unearned PSUs granted 1/1/24 subject to satisfying performance criteria and continued employment.
(7)Granted 2/1/23 and vests annually over three years beginning with the grant date, subject to continued employment.
(8)Unearned PSUs granted 2/1/23 subject to satisfying performance criteria and continued employment.
(9)Granted 9/1/23 and vests annually over three years beginning with the grant date, subject to continued employment
(10)Unearned PSUs granted 9/1/23 subject to satisfying performance criteria and continued employment.
(11)Market value calculated by multiplying the number of units shown in the table by $.60, the closing stock price value on March 31, 2024.
(12)Granted 5/1/21 and vests annually over the three years beginning with the grant date, subject to continued employment.
(13)Granted 11/1/21 and vests annually over the three years beginning with the grant date, subject to continued employment.
(14)Unearned PSUs granted 11/1/21 subject to satisfying performance criteria and continued employment.
(15)Granted 11/1/22 and vests annually over three years beginning with the grant date, subject to continued employment.
(16)Unearned PSUs granted 11/1/22 subject to satisfying performance criteria and continued employment.
(17)Granted 7/1/23 and vests annually over three years beginning with the grant date, subject to continued employment.
(18)Unearned PSUs granted 11/1/21 subject to satisfying performance criteria and continued employment.
Fiscal 2024 Options Exercised and Stock Vested
The table below provides information on Fiscal 2024 restricted stock and RSU vesting for our named executive officers. There were no outstanding stock options held by our named executive officers, who did not exercise option awards in Fiscal 2024.

	Equity Incentive Plan Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)($)
James J. Lerner	276,667	271,667
Kenneth P. Gianella	58,334	23,334
Brian E. Cabrera	99,168	113,683
Laura A. Nash	15,000	14,867
Henk Jan Spanjaard	26,666	9,367
John Hurley	141,666	112,750
__________________
(1)The amount reported is calculated by multiplying the number of vested shares by the market price of the underlying shares of Quantum’s common stock on the vesting date.
Potential Payments Upon Termination or Change of Control for Fiscal 2024
We maintain change of control agreements with all of our named executive officers, and their employment agreements provide for certain severance benefits in the event of a qualifying employment termination not associated with a change of control. While the Board approved some administrative updates to the agreements in Fiscal 2023, the material terms have remained unchanged since fiscal year 2019, and are explained in the following table.

	Chief Executive Officer	Named Executive Officers Excluding Chief Executive Officer
Involuntary Terminations in Connection with a Change of Control(1)
Total Cash	1.5x Salary + 1.5x Target Bonus	1.0x Salary + 1.0x Target Bonus
Equity
•Any outstanding stock-based compensation held as of the termination date and not subject to performance criteria automatically vests.
•Any stock-based compensation subject to performance criteria based on the Company’s stock price, whether absolute or relative, will be deemed earned based on the actual stock price performance through the close of the change of control transaction.
Any stock-based compensation subject to performance criteria not based on the Company’s stock price will be deemed satisfied at target levels.

COBRA
If elected, Quantum will reimburse COBRA premiums for up to:
•18 months for the Chief Executive Officer; and
•12 months for other executives
following the involuntary termination date or until the employee or eligible dependents are no longer eligible to receive continued COBRA coverage.

Involuntary Terminations Outside of a Change of Control(2)
Total Cash	Lump sum cash payment equivalent to 12 months of the then-annual base salary	Lump sum cash payment equivalent to 6 months of the then-annual base salary
Equity	No accelerated vesting	No accelerated vesting
COBRA(3)	Monthly reimbursement equivalent to 12 months	Monthly reimbursement equivalent to 6 months
__________________
(1)A Change of Control occurs for this purpose only if an investor becomes the direct or indirect beneficial owner of Company securities representing more than 50% of the total outstanding voting power.
(2)In the event the Company believes it cannot provide the COBRA benefits without potentially violating applicable law, after employment terminates the Company will provide a taxable monthly payment in an amount equal to the monthly COBRA premium required to continue coverage under the Company’s group health plan.
(3)The severance is subject to entering into a release of claims and all payments are provided subject to applicable taxes or other required withholdings.

Fiscal 2024 Potential Severance Benefits

		Potential Payments Upon Involuntary Termination
Name	Type of Benefit	Within 12 Months After a Change of Control ($)	Not Associated with a Change of Control ($)
James J. Lerner	Cash Severance Payment	2,362,500	700,000
	Vesting Acceleration(1)	599,859	—
	Continued Coverage of Employee Benefits(2)	43,388	28,926
	Total Termination Benefits	3,005,747	728,926
Kenneth P. Gianella	Cash Severance Payment	675,000	225,000
	Vesting Acceleration(1)	339,970	—
	Continued Coverage of Employee Benefits(2)	27,324	13,662
	Total Termination Benefits	1,042,294	238,662
Brian E. Carera	Cash Severance Payment	690,000	230,000
	Vesting Acceleration(1)	308,943	—
	Continued Coverage of Employee Benefits(2)	27,506	13,753
	Total Termination Benefits	1,026,449	243,753
Laura A. Nash	Cash Severance Payment	391,500	145,000
	Vesting Acceleration(1)	71,999	—
	Continued Coverage of Employee Benefits(2)	27,506	13,753
	Total Termination Benefits	491,005	158,753
Henk Jan Spanjaard	Cash Severance Payment	702,696	167,566
	Vesting Acceleration(1)	106,000	—
	Continued Coverage of Employee Benefits(2)	—	—
	Total Termination Benefits	808,696	167,566
John Hurley	Cash Severance Payment	570,000	190,000
	Vesting Acceleration(1)	—	—
	Continued Coverage of Employee Benefits(2)	36,000	18,000
	Total Termination Benefits	606,000	208,000
__________________
(1)Reflects the aggregate market value of outstanding and unvested stock option grants. RSU awards, and PSU awards based on performance metrics other than common stock price. For unvested RSU and PSU awards, the aggregate market value is computed by multiplying $.60 by the number of unvested awards outstanding as of March 31, 2024. For purposes of vesting acceleration, any unvested PSU awards that have not satisfied performance criteria are included. We account for accelerated vesting or other modifications of stock-based awards in accordance with ASC 711.
(2)Assumes continued employee benefits coverage at the Fiscal 2024 COBRA premium rate for health, dental, and vision coverage, based on current enrollment selections.

Equity Compensation Plan Information
The table below presents information relating to compensation plans under which we may issue shares of our common stock, as of March 31, 2024.

	Number of Shares to be issued Upon Exercise of Outstanding Stock Options and Settlement of Outstanding Restricted Stock Options(1)	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Stockholders(2)	3,068,732	—	10,769,411	(3)
Equity Compensation Plans Not Approved by Stockholders(4)	294,116	—	767,547
Total	3,362,848	—	11,536,958
__________________
(1)Consists of 1,941,737 shares issuable upon settlement of RSUs that are not subject to performance conditions and the maximum payable 1,226,995 shares issuable upon settlement of performance-based RSUs.
(2)This category consists of the 2023 Plan and the ESPP.
(3)Consists of 6,682,743 shares of common stock that remained available for issuance under the 2023 Plan as of March 11, 2024 and 4,087,666 shares that remain available under the ESPP. Additional grants made since April 1, 2024 reduced the available balance under the 2023 Plan as of June 20, 2024 to 5.222 million shares.
(4)This category contains only the Inducement Plan, available only for initial grants to newly hired executive officers.
Chief Executive Officer Pay Ratio
To calculate our Fiscal 2024 Chief Executive Officer pay ratio, we identified our median employee in Fiscal 2024 by:
•Identifying all active Quantum employees on March 31, 2024.
•Sorting all identified employees, excluding our Chief Executive Officer, by their total target cash compensation valued in United States dollars, which identified two median employees.
•Selecting the median employee used for the pay ratio calculation based on the older hire date.
•Comparing that employee’s total target cash compensation to Mr. Lerner’s total compensation earned in Fiscal 2024.
As of June 20, 2024, we employed 718 people globally, with 51% based in North America, 24% in Europe, the Middle East and Africa, and 25% in Asia Pacific.
Mr. Lerner’s total compensation in Fiscal 2024 as calculated in the Fiscal 2024 Summary Compensation Table was $890,261, while the total target cash compensation for the median employee on March 31, 2024 was $122,229. The ratio of these amounts is 7.3 to 1.
This ratio is a reasonable estimate calculated in a manner consistent with the Exchange Act, Regulation S-K, Item 402(u). SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions, so the pay ratio we report may not be comparable to those reported by other companies.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since April 1, 2022 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years, and certain related parties had or will have a direct or indirect material interest.
Employment and Indemnification Agreements
We have entered into employment agreements with certain of our current executive officers. We have also executed indemnification agreements with certain of our current and former directors and officers. Those agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to applicable exclusions described in those documents. For more information regarding these agreements, see the section entitled “Executive Compensation—Change of Control Severance Policy and Employment and Severance Agreements.”
Equity Award Grants to Directors and Executive Officers
We have granted RSUs and PSUs as described under “Management—Corporate Governance”, “Executive Compensation—Compensation Discussion and Analysis”, and “Executive Compensation—Fiscal 2024 Compensation Tables”.
Term Loan Agreement
On August 5, 2021, the Company entered into a Term Loan Credit and Security Agreement (as amended from time to time, the “Term Loan Credit Agreement”) with Blue Torch Finance LLC, as disbursing and collateral agent for such lenders (such loan under the Term Loan Credit Agreement, the “Term Loan”).
On June 1, 2023, the parties entered into an amendment to the Term Loan Credit Agreement (the “June 2023 Amendment”). Among other things, the June 2023 Amendment advanced $15.0 million in additional term loan borrowings (the “2023 Term Loan”) and incurred $0.9 million in original issuances discount and origination fees. According to the terms of the 2023 Term Loan, the applicable margin for any 2023 Term Loan designated as (a) an “ABR Loan” is 9.00% per annum and (b) a “SOFR Loan” is 10.00% per annum. The principal and payable in kind interest related to the June 2023 Term Loan are payable at maturity. In connection with the 2023 Term Loan, the Company issued to the Term Loan Lenders warrants to purchase an aggregate of 0.06 million shares (the “June 2023 Term Loan Warrants”) of our common stock, at an exercise price of $20.00 per share. The June 2023 Term Loan Warrants have been exercised in full.
On May 24, 2024, the parties entered into amendments to the Term Loan Credit Agreement (the “May 2024 Amendments”) which, among other things, (i) waived compliance with the Company’s net leverage covenant as of March 31, 2024 and (ii) reduced the daily minimum liquidity covenant below $15.0 million until June 16, 2023 and waived any default that might arise as a result of the restatement of certain of the Company’s historical financial statements. In connection with the May 2024 Amendments, the Company issued to the Term Loan lenders warrants to purchase an aggregate of 0.1 million shares of the Company’s common stock at a purchase price of $9.20 (the “May 2024 Term Loan Warrants”). The May 2024 Term Loan Warrants have been exercised in full.
On July 11, 2024, the parties entered into amendments to the Term Loan Credit Agreement (the “July 2024 Amendments”) which, among other things, delayed the testing of the Company’s June 30, 2024 net leverage ratio financial covenant until July 31, 2024. In connection with the July 2024 Amendments, the Company issued the Term Loan lenders (the “July 2024 Term Loan Warrants”) to purchase an aggregate of 0.05 million shares of the Company’s common stock at a purchase price of $8.20. The July 2024 Term Loan Warrants have been exercised in full.
On August 13, 2024, the parties entered into amendments to the Term Loan Credit Agreement (the “August 2024 Amendments”), which, among other things, (i) waived compliance with the June 30, 2024 net leverage ratio financial covenant; (ii) waived any non-compliance with the minimum liquidity financial covenant through the date of the amendments; (iii) removed the fixed charges coverage ratio financial covenant until the fiscal quarter ending September 30, 2025; (iv) waived the testing requirement for the net leverage financial covenant for the fiscal quarter ending September 30, 2024; (v) replaced the net leverage financial covenant with a minimum EBITDA financial covenant for the fiscal quarters ending December 31, 2024 and March 31, 2025; (vi) reset the net leverage financial covenant requirements for the fiscal quarters ending June 30, 2025 and September 30, 2025; (vii) reduced the minimum liquidity covenant to $10 million through September 30, 2025; (viii) adjusted the applicable interest rates; (ix) removed required 2021 Term Loan principal amortization until the fiscal quarter ending September 30, 2025; (x) repriced certain warrants held by Term Loan lenders. In connection with the August 2024 Amendments, the Company received additional available Term Loan borrowing capacity with a commitment of up to $26.3 million ($25.0 million after original issuance discount) structured as a senior secured delayed draw sub-facility with a commitment period expiring on October 31, 2024 (the “August 2024 Term Loan”). The Company borrowed $10.5 million at closing. Borrowings under the August 2024 Term Loan have an August 5, 2026 maturity date. Principal is payable at a rate per annum equal to 5% of the original principal balance thereof payable quarterly beginning the quarter ending September 30, 2025. In connection with the August 2024 Term Loan, the Company issued warrants to purchase an aggregate of 0.4 million shares of the Company’s common stock, at an exercise price of $6.20 per share per share (the “August 2024 Term Loan Warrants”). The August 2024 Term Loan Warrants have been exercised in full.
On January 27, 2025, the Company entered into amendments to the Term Loan Credit Agreement, which, among other things, waived any non-compliance with the net leverage financial covenant for the fiscal quarters ending December 31, 2024 and March 31, 2025.
The largest aggregate amount of principal outstanding under the Term Loan Credit Agreement from April 1, 2022 through February 3, 2025 was $105.9 million. From April 1, 2022 through February 3, 2025, we repaid $43.5 million of principal and $28.9 million of interest under the Term Loan Credit Agreement. As of February 3, 2025, the aggregate principal under the Term Loan Credit Agreement was $105.9 million.
The foregoing Term Loan amendments and certain warrants issued to Term Loan lenders during Fiscal 2023 and Fiscal 2024 were entered into with certain entities affiliated with PIMCO, which is considered a related party due to Mr. Neumeyer’s service as a member of our Board while also a vice president and portfolio manager at PIMCO. The Audit Committee and the Company analyzed the transaction’s independence and fairness. Mr. Neumeyer recused himself from the Board’s approval of the Term Loan amendments.
Rights Offering
We conducted a rights offering in April 2022, raising net proceeds of approximately $66.1 million. PIMCO participated in the rights offering as a committed investor.
Related Party Transactions Policy
The Audit Committee has the primary responsibility for reviewing and approving these transactions (“Related Party Transactions”). We have adopted a formal written policy providing that we may not enter into a Related Party Transaction without the Audit Committee’s consent.
Related parties include:
•Executive Officers
•Directors or Director Nominees
•Beneficial Owners of More than 5% of our Common Stock
•Immediate Family Members or Household Occupants of the People Just Identified
•Any Entity in Which Any of Them Are Employed, a General Partner or Principal, or Has a 5% or Greater Beneficial Interest

In approving or rejecting any Related Party Transaction, the Audit Committee identifies and considers relevant and available facts and circumstances, including:
•Whether the transaction terms are no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances.
•The extent of the related party’s interest in the transaction.
The Audit Committee has determined that certain transactions will be considered preapproved, even if the value exceeds $120,000, when they involve:
•Executive Officer Employment Agreements
•Director Compensation
•Transactions Generally Available to All Employees
•All Holders of Common Stock Receiving the Same Benefits on a Pro-Rata Basis
Other Transactions
Other than as provided above, since April 1, 2022, we have not entered into any Related Party Transactions, nor are any currently proposed. We believe the terms of the transactions described above were comparable to those we could have obtained in arm’s-length negotiations with unrelated third parties.

PRINCIPAL SECURITYHOLDERS
The table that follows sets forth as of February 3, 2025, certain information regarding the beneficial ownership of the Company’s common stock by:
•each person the Company knows to beneficially own more than five percent of the outstanding shares of common stock;
•each of the Company’s current directors;
•each of the Fiscal 2024 named executive officers; and
•all current directors and officers as a group.
Unless otherwise indicated, the business address for the beneficial owners listed below is 224 Airport Parkway, Suite 550, San Jose, California, 95110.

Name and Address	# of Shares Beneficially Owned(1)	Percent of Class(2)
5% or Greater Stockholders:
Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 92660(3)	962,127	16.5%
Long Focus Capital Management LLC, 207 Calle Del Parque, A&M Tower, 8th Floor, San Juan, PR 00912(4)	458,041	7.9%
Blue Torch Capital LP, 150 E. 58th Street, 39th Floor, New York, NY, 10155(5)	405,978	7.0%
ADK Soho Fund LP, 429 Lenora Avenue, Miami Beach, FL 33139(6)	382,718	6.6%
Directors and Named Executive Officers
James J. Lerner	107,804	1.8%
Yue Zhou (Emily) White	29,139	*
Christopher D. Neumeyer	—	—
Donald J. Jaworski	27,675	*
Hugues Meyrath	27,675	*
Todd W. Arden	—	—
John R. Tracy	15,000	*
Kenneth P. Gianella	32,402	*
Brian E. Cabrera	27,940	*
Laura A. Nash	11,788	*
Henk J Spanjaard	14,903	*
John Hurley(7)	17,075	*
All Current Directors and Executive Officers in a Group (11 Holders)	294,326	5.0%
__________________
(1)Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. Shares listed in this table and the footnotes herein have been adjusted to reflect the one-for-twenty (1-for-20) reverse stock split that became effective on August 26, 2024, which numbers may be approximates due to rounding.
(2)Applicable percentage based on 5,830,750 shares of common stock outstanding as of February 3, 2025. Beneficial ownership is determined in accordance with SEC rules, based on factors including voting and share investment power. Common stock shares subject to options or warrants exercisable currently or within 60 days after February 3, 2025, and common stock shares deliverable upon settling RSUs that vest within 60 days after February 3, 2025, are considered beneficially owned by the holder. * Represents beneficial ownership of less than 1%.
(3)According to a Schedule 13D filed on March 28, 2022 (as amended, including Amendment No. 6 filed on August 15, 2024 and Amendment No. 7 filed on January 7, 2025), by Pacific Investment Management Company LLC (“PIMCO”), PIMCO has sole voting and dispositive power over the shares. The shares are held by certain funds and accounts for which PIMCO serves as investment manager, advisor or sub-advisor, including (i) OC II FIE V LP, a Delaware limited partnership (“OC II”), which holds 289,620 shares and (ii) OC III LVS XL LP, a Delaware limited partnership (“OC III”), which holds 672,507 shares. Each of OC II and OC III was formed solely for the purpose of investment holding. OC II GP LLC, a Delaware limited liability company (“OC II GP”), is the sole general partner of OC II. OC II Holdco

US LP, a Delaware limited partnership (“OC II Holding”), is the sole managing member of OC II GP. OC II and OC II Holding are direct or indirect wholly-owned subsidiaries of a pooled investment fund that invests (among other things) in operating companies. PIMCO GP XV LLC, a Delaware limited liability company (“PIMCO GP OC II”), is the sole general partner of OC II Holding. PIMCO is the sole managing member of PIMCO GP OC II, retains a pecuniary interest therein, and has the power to make voting and investment decisions regarding the securities of the Company held by OC II. OC III GP LLC, a Delaware limited liability company (“OC III GP”), is the sole general partner of OC III. OC III Holding LP, a Delaware limited partnership (“OC III Holding”), is the sole managing member of OC III GP. OC III and OC III Holding are direct or indirect wholly-owned subsidiaries of a pooled investment fund that invests (among other things) in operating companies. PIMCO GP XXX, LLC, a Delaware limited liability company (“PIMCO GP OC III”), is the sole general partner of OC III Holding. PIMCO is the sole managing member of PIMCO GP OC III, retains a pecuniary interest therein, and has the power to make voting and investment decisions regarding the shares of the Company held by OC III. The name and present principal occupation of each Executive Committee Member and Chief Investment Officer of PIMCO are: Mangala Ananthanarayanan (Managing Director – Executive Committee, Head of Business Management, Europe and Africa & Asia-Pacific); Andrew Balls (Managing Director – Chief Investment Officer (Global Fixed Income)); Gregory Hall (Managing Director – Executive Committee, Head of U.S. Global Wealth Management); Daniel J. Ivascyn (Managing Director – Executive Committee, Group Chief Investment Officer); Mark R. Kiesel (Managing Director, Chief Investment Officer (Global Credit)); Qi Wang (Managing Director, Chief Investment Officer (Portfolio Implementation)); Emmanuel Roman (Managing Director – Executive Committee and Chief Executive Officer); Marc P. Seidner (Managing Director –Chief Investment Officer (Non-traditional Strategies)); Candice Stack (Managing Director – Executive Committee, Head of Client Management, Americas); Kimberley Korinke (Managing Director – Executive Committee, Global Head of Product Strategy); Jason Steiner (Managing Director – Executive Committee, Portfolio Manager); Thibault Christian Stracke (Managing Director – Executive Committee, President and Global Head of Credit Research); Alfred Murata (Managing Director – Executive Committee, Portfolio Manager); Mohit Mittal (Managing Director – Chief Investment Officer (Core Strategies)); Alec Kersman (Managing Director – Executive Committee, Head of Asia Pacific); Greg Sharenow (Managing Director – Executive Committee, Portfolio Manager); and Jing Yang (Managing Director – Executive Committee, Portfolio Manager). The business address of each person listed in the immediately preceding sentence is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.
(4)According to Amendment No. 1 to Schedule 13G filed jointly on February 14, 2024 by Long Focus Capital Management, LLC, Long Focus Capital Master LTD, Condagua, LLC, John B. Helmers and A. Glenn Helmers (collectively, the “Long Focus Entities”), (i) John B. Helmers and Long Focus Capital Management LLC have shared voting and dispositive power with respect to 458,041 shares, (ii) Long Focus Capital Master, Ltd. has shared voting and dispositive power with respect to 296,053 shares, and (iii) Condagua, LLC and Glenn Helmers have shared voting and dispositive power with respect to 161,989 shares. Long Focus Capital Management, LLC, John B. Helmers, and A. Glenn Helmers do not directly own any shares of common stock. A. Pursuant to an investment management agreement, Long Focus Capital Management, LLC maintains investment and voting power with respect to the shares of common stock held by Long Focus Capital Master, Ltd. John B. Helmer controls Long Focus Capital Management, LLC, and maintains investment and voting power with respect to the shares of common stock held by Condagua, LLC. Glenn Helmers controls Condagua, LLC.
(5)According to a Schedule 13D filed on January 6, 2025 by Blue Torch Capital LP (“Blue Torch Capital”), Blue Torch Capital and Kevin Genda have shared voting and shared dispositive power over the shares. Blue Torch Capital serves as the investment manager to certain funds (the "Blue Torch Funds") directly held by the Blue Torch Funds and Mr. Genda is the Managing Member of KPG BTC Management LLC, the sole member of Blue Torch Capital GP LLC, the general partner of Blue Torch Capital.
(6)According to Amendment No. 1 to Schedule 13G filed jointly on January 17, 2024 by ADK Soho Fund LP, ADK Capital LLC and Nat Klipper, ADK Soho Fund LP and ADK Capital LLC have sole voting and dispositive power with respect to 382,718 shares. Nat Klipper has sole voting and dispositive power with respect to 465,497 shares. ADK Capital LLC serves as the general partner of ADK Soho Fund LP, which directly holds the shares and Nat Klipper serves as the Managing Member and the Managing Partner of ADK Soho Fund LP.
(7)Based solely on a Form 4 filed on September 6, 2023.

SELLING STOCKHOLDER
This prospectus relates to the offer and sale by the Selling Stockholder of up to 2,302,733 shares of common stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of common stock being offered by this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of common stock being offered by this prospectus pursuant to the provisions of the Purchase Agreement we entered into with the Selling Stockholder on January 25, 2025 in order to permit the Selling Stockholder to offer such shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section entitled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means YA II PN, Ltd., a Cayman Islands exempt limited partnership, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Stockholder’s interest in the common stock other than through a public sale.
The table below presents information regarding the Selling Stockholder and the shares of common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of January 24, 2025. The number of shares in the column entitled “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 5,830,750 shares of our common stock outstanding on February 3, 2025. Because the purchase price to be paid by the Selling Stockholders for shares of common stock, if any, that we may elect to sell to the Selling Stockholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column in the table below assumes the resale by the Selling Stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all shares of common stock that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock Are Sold
Name of Selling Securityholder	Number(1)	Percent		Number(2)	Percent
YA II PN, Ltd.(3)	42,158	*	2,302,733	—	—%
__________________
*Less than one percent.
(1)Represents 42,158 Commitment Shares we issued to the Selling Stockholder in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Advances of common stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our common stock to exceed the 4.99% Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless all applicable sales of shares of common stock under the Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635) or, as to any Advance, the issuance of the common stock pursuant to an Advance Notice would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by Nasdaq with respect thereto), in which case the Exchange Cap limitation would no longer apply under applicable Nasdaq rules.
(2)Assumes the sale of all shares being offered pursuant to this prospectus.
(3)YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of the Selling Stockholder, Yorkville LP and Yorkville LLC is 1012 Springfield Avenue, Mountainside, New Jersey 07092.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 225,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.01 par value per share, 1,000,000 of which is designated as Series B Junior Participating Preferred Stock. As of February 3, 2025, there were approximately 5,830,750 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of such date, there were 248 holders of record of our common stock and 1 holder of record of our warrants. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, the number of record holders of our common stock is not indicative of the total number of stockholders.
Common Stock
Voting Power
Each holder of common stock is entitled to one vote per share, except in the case of election of our directors.
Dividends
Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.
Election of Directors
At an election of directors of the Company, each holder of stock or any class or classes or of a series thereof shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder sees fit.

Preferred Stock
Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Quantum or the removal of existing management.
Warrants
As of February 3, 2025 there were 5,000 warrants to purchase common stock outstanding.
We issued 2,500 warrants to purchase common stock in June 2020 and an additional 2,500 warrants to purchase common stock in June 2023 to advisors of the Company at an exercise price of $60.00 and $20.00, respectively.
The June 2020 warrants entitle the registered holder to purchase one share of common stock at a price of $60.00 per share, subject to adjustment as discussed below, at any time commencing June 16, 2020. The June 2023 warrants entitle the registered holder to purchase one share of common stock at a price of $20.00 per share, subject to adjustment as discussed below, at any time commencing June 1, 2023. The June 2020 warrants will expire on June 16, 2030 and the June 2023 warrants will expire on June 1, 2033.
The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving us.
The June 2020 warrants are issued under and subject to the terms of the Warrant Agreement dated as of June 16, 2020 and the June 2023 warrants are issued under and subject to the terms of the Warrant Agreement dated as of June 1, 2023.
Certain Anti-Takeover Provisions of Delaware Law, and in our Certificate of Incorporation and Bylaws
Special Meetings of Stockholders
Our Certificate of Incorporation and our Bylaws provide that, unless otherwise required by law, special meetings of our stockholders may be called only by (i) our Board, (ii) the Chairman of our Board, if there be one, or (iii) the President.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.
The provisions of DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;

•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and warrants is Computershare Trust Company, N.A.
Listing of Securities
Our common stock is listed on the Nasdaq Global Market under the symbol “QMCO.”

PLAN OF DISTRIBUTION
The shares of common stock offered by this prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder. We may receive up to $200,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus.
The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into an existing market for our common stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer may receive commissions from the Selling Stockholder for executing such sales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.
Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the Selling Stockholder.
As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to the Selling Stockholder 42,158 shares of our common stock as Commitment Shares upon execution of the Purchase Agreement. In addition, we have paid the Selling Stockholder a structuring fee of $25,000 in connection with the structuring and due diligence of the transactions by the Selling Stockholder under the Purchase Agreement.
We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or any entity managed or controlled by the Selling Stockholder engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction that establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that, during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift, generation-skipping and estate tax laws. In general, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•an individual citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a former citizen or resident of the United States, a foreign pension fund, a financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities, commodities or currencies, a “controlled foreign corporation,” a “passive foreign investment company,” a partnership or other pass- through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, a person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), a person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Distributions
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds the non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Additional Withholding Requirements.”
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the withholding tax if the non-U.S. holder provides the applicable withholding agent a properly executed IRS Form W-8ECI certifying under penalty of perjury that the dividends are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States). Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required to provide the applicable withholding agent with a properly executed Internal Revenue Service, or the IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding and additional withholding requirements below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, because the determination of whether we are a United States real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS whether or not such distributions constitute dividends for U.S. federal income tax purposes. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations stated that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult his, her or its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS
The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.
EXPERTS
The consolidated financial statements as of and for the fiscal year ended March 31, 2024 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements included in this prospectus as of and for the years ended March 31, 2023 and 2022, have been audited by Armanino LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
CHANGE IN AUDITOR
On August 18, 2023, the Audit Committee of the Board appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024, effective immediately. As previously disclosed in the Company’s Current Report on Form 8-K filed on July 27, 2023, Armanino LLP (“Armanino”), the Company’s predecessor auditor, informed the Company that Armanino would resign effective as of the earlier of (i) the date the Company engages a new independent registered public accounting firm or (ii) the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023, as a result of Armanino’s determination to cease providing certain services to public companies. As a result, Armanino ceased to serve as the Company’s auditor effective as of August 18, 2023.
Armanino’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended March 31, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent fiscal years preceding Armanino’s resignation ended March 31, 2022 and 2023, and the subsequent interim period through August 18, 2023, there were no (a) disagreements with Armanino on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Armanino’s satisfaction, would have caused Armanino to make reference to the subject matter thereof in connection with its reports for such periods; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.
During the Company’s two most recent fiscal years preceding Grant Thornton’s appointment ended March 31, 2022 and 2023, and the subsequent interim period through August 18, 2023, neither the Company, nor anyone on the Company’s behalf, consulted with Grant Thornton regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Armanino with a copy of the disclosures it has made and requested from Armanino letters addressed to the SEC indicating whether it agrees with such disclosures. A letter from Armanino dated July 27, 2023 and August 21, 2023 are filed as Exhibit 16.1 and 16.2, respectively, to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional exhibits. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus and the accompany registration statement, over the Internet at the SEC’s website at www.sec.gov.
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. Such information shall be deemed incorporated by reference into this prospectus without any further act on our behalf. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.
Our website address is www.quantum.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Quantum Corporation
Opinion on the financial statements
We have audited the accompanying consolidated balance sheet of Quantum Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of March 31, 2024, the related consolidated statement of operations and comprehensive loss, consolidated statement of stockholders’ deficit, and cash flows for the year ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024, and the results of its operations and its cash flows for the year ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, as of March 31, 2024, the Company was in default of certain debt covenants of its term debt and credit facility and obtained a waiver from its lenders. All defaults existing at March 31, 2024 were waived by the lenders through July 2024. The Company believes it is probable that it will be in violation certain debt covenants at the next testing date of July 2024. The Company’s plan, which is also described in Note 1, contemplates the Company obtaining additional covenant waivers or refinancing the existing term debt and credit facility. Additionally, the Company is evaluating strategies to obtain the additional funding, including potential asset sales. In the event the Company is unable to obtain an extension of the waiver additional funding will be required to pay the amount due on the revolver and term loan. However, the Company may be unable to obtain an extension of the waiver or obtain additional funding. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all. The Company’s ability to achieve this plan is uncertain and raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.
Critical audit matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Determination of Standalone Selling Price
As described further in Note 1 to the financial statements, the Company’s contracts with customers often include multiple performance obligations. The transaction price of each contract is allocated to individual performance obligations based upon relative stand-alone selling price (“SSP”). The SSP of performance obligations is determined based on observable prices at which the Company separately sells the products and services or alternative methods. We identified the determination of the SSP of performance obligations as a critical audit matter.
The principal consideration for our assessment that the determination of the SSP of performance obligations represents a critical audit matter is that the estimates made in determining SSP involve significant judgments. Evaluating the appropriateness of these estimates requires a high degree of auditor judgment and an increased extent of effort.
Our audit procedures related to the determination of the SSP of performance obligations included the following procedures, among others:
•Tested management’s process for developing the estimates of SSP by evaluating the appropriateness of the overall methodology used by management to develop the estimates by considering (i) whether the methodology maximized the use of observable inputs available and (ii) making inquiries of staff members outside of the accounting department.
•Tested the accuracy of management’s calculations of estimated selling prices.
•In the cases where directly observable standalone sales were not available, for selected items we evaluated whether the significant assumptions used by management were reasonable by (i) considering the consistency with external market and competitor margin data and (ii) making inquiries of staff members outside of the accounting department.
/s/ Grant Thornton LLP
We have served as the Company’s auditor since 2023.
Bellevue, Washington
June 28, 2024 (except for the reverse stock split described in Note 1, as to which the date is January 27, 2025)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Quantum Corporation
San Jose, California
Opinions on the Financial Statements
We have audited, the consolidated balance sheets of Quantum Corporation (the “Company”) as of March 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive loss, stockholders' deficit, and cash flows for each of the two years in the period ended March 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2023 in conformity with accounting principles generally accepted in the United States of America.
Restatement of Previously Issued Financial Statements
As discussed in Note 14 to the consolidated financial statements, the 2023 and 2022 consolidated financial statements have been restated to correct misstatements.
Basis for Opinions
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ ArmaninoLLP
San Ramon, California
We have served as the Company's auditor since 2019. In 2023, we became the predecessor auditor.
June 6, 2023, except for the effects of the tables reflecting the impact of the restatement as of and for the years ended March 31, 2023 and 2022 discussed in Note 14 to the consolidated financial statements appearing under Item 8 of the Company’s 2024 annual Report (Form 10-K), as to which the date is June 28, 2024, and except for the effects of the reverse stock split discussed in Note 1, as to which date is January 27, 2025.

QUANTUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,
	2024	2023	2022
		Restated	Restated
Assets
Current assets:
Cash and cash equivalents	$25,692	$25,963	$5,210
Restricted cash	168	212	283
Accounts receivable, net of allowance for credit losses of $22, $201 and $422, respectively	67,788	72,464	69,354
Manufacturing inventories	17,753	19,441	33,546
Service parts inventories	9,783	25,304	24,254
Prepaid expenses	2,186	4,158	7,853
Other current assets	8,414	5,513	4,697
Total current assets	131,784	153,055	145,197
Property and equipment, net	12,028	16,555	12,853
Intangible assets, net	1,669	4,941	9,584
Goodwill	12,969	12,969	12,969
Right-of-use assets, net	9,425	10,291	11,107
Other long-term assets	19,740	15,846	9,925
Total assets	$187,615	$213,657	$201,635
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$26,087	$35,716	$34,220
Accrued compensation	18,214	15,710	16,141
Deferred revenue, current portion	78,511	79,807	87,128
Term debt, current portion	82,496	5,000	4,375
Revolving credit facility	26,604	—	—
Warrant liabilities	4,046	7,989	18,237
Other accrued liabilities	13,986	13,666	16,562
Total current liabilities	249,944	157,888	176,663
Deferred revenue, net of current portion	38,176	35,495	39,788
Revolving credit facility	—	16,750	17,735
Term debt, net of current portion	—	66,354	89,448
Operating lease liabilities	9,621	10,169	9,891
Other long-term liabilities	11,372	11,370	11,849
Total liabilities	309,113	298,026	345,374
Commitments and Contingencies (Note 11)
Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued as of March 31, 2024, 2023 and 2022, respectively	—	—	—
Common stock:
Common stock, $0.01 par value; 225,000 shares authorized; 4,792, 4,678 and 3,021 shares issued and outstanding at March 31, 2024, 2023 and 2022, respectively	48	47	30
Additional paid-in capital	708,027	703,259	625,380
Accumulated deficit	(827,380)	(786,094)	(767,726)
Accumulated other comprehensive loss	(2,193)	(1,581)	(1,423)
Total stockholders' deficit	(121,498)	(84,369)	(143,739)
Total liabilities and stockholders' deficit	$187,615	$213,657	$201,635
The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)

	Year Ended March 31,
	2024	2023	2022
		Restated	Restated
Revenue
Product	$174,879	$274,854	$230,814
Service and subscription	126,590	133,518	137,241
Royalty	10,131	13,705	15,377
Total revenue	311,600	422,077	383,432
Cost of revenue
Product	136,419	220,031	169,780
Service and subscription	50,292	58,782	56,012
Total cost of revenue	186,711	278,813	225,792
Gross profit	124,889	143,264	157,640
Operating expenses
Sales and marketing	60,893	66,034	62,957
General and administrative	51,547	47,752	45,256
Research and development	38,046	44,555	51,812
Restructuring charges	3,280	1,605	850
Total operating expenses	153,766	159,946	160,875
Loss from operations	(28,877)	(16,682)	(3,235)
Other income (expense), net	(1,746)	1,956	(251)
Interest expense	(15,089)	(10,560)	(11,888)
Change in fair value of warrant liability	5,137	10,250	60,030
Loss on debt extinguishment, net	—	(1,392)	(4,960)
Net income (loss) before income taxes	(40,575)	(16,428)	39,696
Income tax provision	711	1,940	1,341
Net income (loss)	$(41,286)	$(18,368)	$38,355
Net income (loss) per share - basic	$(8.68)	$(4.07)	$13.03
Net income (loss) per share - diluted	$(8.68)	$(5.64)	$(6.48)
Weighted average shares - basic	4,754	4,517	2,944
Weighted average shares - diluted	4,754	4,559	3,301
Net income (loss)	$(41,286)	$(18,368)	$38,355
Foreign currency translation adjustments, net	(612)	(158)	(567)
Total comprehensive income (loss)	$(41,898)	$(18,526)	$37,788
The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2024	2023	2022
		Restated	Restated
Operating activities
Net income (loss)	$(41,286)	$(18,368)	$38,355
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,313	10,118	9,418
Amortization of debt issuance costs	2,735	1,624	2,414
Long-term debt related costs	—	992	8,471
Provision for manufacturing and service inventories	6,490	18,052	5,740
Gain on PPP loan extinguishment	—	—	(10,000)
Stock-based compensation	4,721	10,750	13,829
Change in fair value of warrant liabilities	(3,943)	(10,250)	(60,030)
Other non-cash	3,304	(2,067)	(832)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	4,846	(2,966)	3,651
Manufacturing inventories	(1,396)	(1,839)	(12,069)
Service parts inventories	11,852	(3,503)	(4,400)
Accounts payable	(11,193)	1,158	(1,939)
Prepaid expenses	1,971	3,695	(3,959)
Deferred revenue	1,386	(11,611)	(13,119)
Accrued restructuring charges	—	—	(580)
Accrued compensation	2,504	(431)	(3,073)
Other assets	(2,197)	(1,270)	(2,602)
Other liabilities	737	1,022	(3,003)
Net cash used in operating activities	(10,156)	(4,894)	(33,728)
Investing activities
Purchases of property and equipment	(5,869)	(12,581)	(6,316)
Business acquisitions	—	(3,020)	(7,808)
Net cash used in investing activities	(5,869)	(15,601)	(14,124)
Financing activities
Borrowings of long-term debt, net of debt issuance costs	12,541	—	94,961
Repayments of long-term debt	(5,747)	(24,596)	(94,301)
Borrowings of credit facility	421,623	497,280	309,000
Repayments of credit facility	(412,704)	(498,665)	(291,265)
Proceeds from issuance of common stock	—	67,146	1,762
Net cash provided by financing activities	15,713	41,165	20,157
Effect of exchange rate changes on cash and cash equivalents	(3)	12	51
Net change in cash, cash equivalents, and restricted cash	(315)	20,682	(27,644)
Cash, cash equivalents, and restricted cash at beginning of period	26,175	5,493	33,137
Cash, cash equivalents, and restricted cash at end of period	$25,860	$26,175	$5,493

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2024	2023	2022
		Restated	Restated
Supplemental disclosure of cash flow information
Cash paid for interest	$12,314	$8,701	$9,140
Cash paid for income taxes, net of refunds	$1,776	$1,418	$944
Non-cash transactions
Purchases of property and equipment included in accounts payable	$661	$1,049	$147
Transfer of manufacturing inventory to services inventory	$341	$4,045	$211
Transfer of manufacturing inventory to property and equipment	$264	$343	$818
Paid-in-kind interest	$2,314	$319	$—
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:
Cash and cash equivalents	$25,692	$25,963	$5,210
Restricted cash, current	168	212	283
Total cash, cash equivalents and restricted cash at the end of period	$25,860	$26,175	$5,493
The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
	Shares	Amount
Balances as restated, March 31, 2021*	2,846	28	606,973	(806,081)	(856)	(199,936)
Net income	—	—	—	38,355	—	38,355
Foreign currency translation adjustments, net of income taxes	—	—	—	—	(567)	(567)
Shares issued under employee stock purchase plan	19	—	1,762	—	—	1,762
Shares issued under employee incentive plans, net	115	1	(1)	—	—	—
Shares issued in connection with business acquisition	41	1	2,817	—	—	2,818
Stock-based compensation	—	—	13,829	—	—	13,829
Restated, March 31, 2022	3,021	$30	$625,380	$(767,726)	$(1,423)	$(143,739)
Net loss	—	—	—	(18,368)	—	(18,368)
Foreign currency translation adjustments, net of income taxes	—	—	—	—	(158)	(158)
Shares issued under employee stock purchase plan	30	1	896	—	—	897
Shares issued under employee incentive plans, net	109	1	(1)	—	—	—
Shares issued in connection with rights offering, net	1,500	15	66,234	—	—	66,249
Shares issued in connection with business acquisition	18	—	—	—	—	—
Stock-based compensation	—	—	10,750	—	—	10,750
Restated, March 31, 2023	4,678	$47	$703,259	$(786,094)	$(1,581)	$(84,369)
Net loss	—	—	—	(41,286)	—	(41,286)
Foreign currency translation adjustments, net of income taxes	—	—	—	—	(612)	(612)
Shares issued under employee incentive plans, net	114	1	(1)	—	—	—
Warrants issued related to long-term debt	—	—	49	—	—	49
Stock-based compensation	—	—	4,720	—	—	4,720
March 31, 2024	4,792	$48	$708,027	$(827,380)	$(2,193)	$(121,498)
__________________
*The March 31, 2021 ending total shareholders’ deficit reflects the impact of the restatement totaling $87.7 million related to SSP and warrant classification adjustments prior to that time, including a $67.5 million increase of Accumulated deficit and a $20.2 million decrease of Additional paid-in -capital.
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Quantum Corporation, together with its consolidated subsidiaries (“Quantum” or the “Company”), stores and manages digital video and other forms of unstructured data, providing streaming performance for video and rich media applications, along with low-cost, long-term storage systems for data protection and archiving. The Company helps customers around the world capture, create and share digital data and preserve and protect it for decades. The Company’s software-defined, hyperconverged storage solutions span from non-violate memory express (“NVMe”), to solid state drives, (“SSD”), hard disk drives, (“HDD”), tape and the cloud and are tied together leveraging a single namespace view of the entire data environment. The Company works closely with a broad network of distributors, value-added resellers (“VARs”), direct marketing resellers (“DMRs”), original equipment manufacturers (“OEMs”) and other suppliers to meet customers’ evolving needs.
Basis of Presentation
The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated. The Company reviews subsidiaries and affiliates, as well as other entities, to determine if they should be considered variable interest entities (“VIE”), and whether it should change the consolidation determinations based on changes in their characteristics. The Company considers an entity a VIE if its equity investors own an interest therein that lacks the characteristics of a controlling financial interest or if such investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or if the entity is structured with non-substantive voting interests. To determine whether or not the entity is consolidated with the Company’s results, the Company also evaluates which interests are variable interests in the VIE and which party is the primary beneficiary of the VIE.
Reverse Stock Split
On August 15, 2024, the Company's shareholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a ratio ranging from 1 share-for-5 shares up to a ratio of 1-for-20 shares, with the exact ratio, if any, to be selected by the board of directors (the “Board”) and set forth in a public announcement. On August 15, 2024, the Board approved a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the Common Stock. The Reverse Stock Split became effective as of August 26, 2024 at 4:01 p.m., Eastern Time (the “Effective Time”). At the Effective Time, every twenty issued shares of Common Stock were automatically reclassified into one issued share of Common Stock, with any fractional shares resulting from the Reverse Stock Split rounded up to the nearest whole share. The number of outstanding shares of common stock was reduced from approximately 95.9 million shares to approximately 4.8 million shares.
All share and per share amounts for Common Stock in these consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to the Reverse Stock Split.
Going Concern
These consolidated financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.
The Company was in violation of its March 31, 2024 net leverage covenant and received a waiver from its lenders in May 2024 (See Note 13: Subsequent Events for additional information) which provides forbearance from the lenders exercising their rights to immediately call the loans until the next net leverage covenant testing date in July 2024. However, the Company believes it is probable that it will be in violation of the net leverage covenant at the next testing date. If the Company is unable to obtain additional waivers, the Term Debt and PNC Credit Facility will become immediately due, and additional liquidity will be required to satisfy the obligations. Due to the fact that a violation of the debt covenants results in the debt becoming currently payable, the long-term portion of the Term Debt and PNC Credit Facility have been classified as a current liability in the accompanying consolidated balance sheet as of March 31, 2024. See Note 5: Debt for additional information related to the Company’s debt agreements.
The Company is currently working to obtain additional covenant waivers or refinance the existing Term Debt and PNC Credit Facility. Additionally, the Company is evaluating strategies to obtain the additional funding, including potential asset sales. In the event the Company is unable to obtain an extension of the waiver additional funding will be required to pay the amount due on the revolver and term loan. However, the Company may be unable to obtain an extension of the waiver, or obtain additional funding. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.
The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern. Our credit facilities are collateralized by a pledge of all our assets.
Restatement of Previously Issued Consolidated Financial Statements
During the year ended March 31, 2024, the Company identified multiple prior period misstatements. In accordance with Staff Accounting Bulletins No. 99 (“SAB No. 99”) Topic 1.M, “Materiality” and SAB No. 99 Topic 1.N “Considering the Effects of Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” the Company assessed the materiality of these errors to its previously issued consolidated financial statements. Based upon the Company’s evaluation of both quantitative and qualitative factors, the Company concluded the errors were material to the Company’s previously issued consolidated financial statements for the fiscal years ended March 31, 2023 and 2022. Accordingly, the Company has restated the accompanying fiscal years ended March 31, 2023 and 2022 Consolidated Financial Statements for the fiscal years ended March 31, 2023 and 2022. See Note 14: Restatement of Previously Issued Financial Statements.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions due to risks and uncertainties. Such estimates include, but are not limited to, the determination of standalone selling price for revenue arrangements with multiple performance obligations, inventory adjustments, useful lives of intangible assets and property and equipment, stock-based compensation, fair value of warrants, and provision for income taxes including related reserves. Management bases its estimates on historical experience and on various other assumptions which management believes to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
Cash and Cash Equivalents
The Company has cash deposits and cash equivalents deposited in or managed by major financial institutions. Cash equivalents include all highly liquid investment instruments with an original maturity of three months or less and consist primarily of money market accounts. At times the related amounts are in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses with these financial institutions and does not believe such balances are exposed to significant credit risk.
Restricted Cash
Restricted cash is comprised of bank guarantees and similar required minimum balances that serve as cash collateral in connection with various items including insurance requirements, value added taxes, ongoing tax audits and leases in certain countries.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at the invoiced amount, and stated at realizable value, net of an allowance for credit losses. The Company maintains an allowance for credit losses for estimated losses based on historical experience and expected collectability of outstanding accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition, and for the majority of its customers require no collateral. For customers that do not meet the Company’s credit standards, the Company may require a form of collateral, such as cash deposits or letters of credit, prior to the completion of a transaction. These credit evaluations require significant judgment and are based on multiple sources of information. The Company analyzes such factors as its historical bad debt experience, industry and geographic concentrations of credit risk, current economic trends and changes in customer payment terms. The Company will write-off customer balances in full to the reserve when it has determined that the balance is not recoverable. Changes in the allowance for credit losses are recorded in general and administrative expenses.
Fair Value of Financial Instruments
The carrying value of our financial instruments, excluding debt and warrants, approximates fair value.
Manufacturing Inventories
Manufacturing inventory is recorded at the lower of cost or net realizable value, with cost being determined on a first-in, first-out (“FIFO”) basis. Costs include material, direct labor, and an allocation of overhead in the case of work in process. Adjustments to reduce the cost of manufacturing inventory to its net realizable value, if required, are made for estimated excess, obsolete or impaired balances. Factors influencing these adjustments include declines in demand, rapid technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration and quality issues. Revisions to these adjustments would be required if these factors differ from the Company’s estimates.
Service Parts Inventories
Service parts inventories are recorded at the lower of cost or net realizable value, with cost being determined on a FIFO basis. The Company carries service parts because it generally provides product warranty for one to three years and earns revenue by providing enhanced and extended warranty and repair services during and beyond this warranty period. Service parts inventories consist of both component parts, which are primarily used to repair defective units, and finished units, which are provided for customer use permanently or on a temporary basis while the defective unit is being repaired. The Company records adjustments to reduce the carrying value of service parts inventory to its net realizable value and disposes of parts with no use and a net realizable value of zero. Factors influencing these adjustments include product life cycles, end of service life plans and volume of enhanced or extended warranty service contracts. Estimates of net realizable value involve significant estimates and judgments about the future, and revisions would be required if these factors differ from the Company’s estimates.
Property and Equipment
Property and equipment are carried at cost, less accumulated depreciation and amortization, computed on a straight-line basis over the estimated useful lives of the assets as follows:

Machinery and equipment	3 to 5 years
Computer equipment	3 to 5 years
Other software	3 years
Furniture and fixtures	5 years
Other office equipment	5 years
Leasehold improvements	Shorter of useful life or life of lease
When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive income (loss) in the period realized.
The Company evaluates the recoverability of the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable.

A potential impairment charge is evaluated when the undiscounted expected cash flows derived from an asset group are less than its carrying amount. Impairment losses, if applicable, are measured as the amount by which the carrying value of an asset group exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of impairment testing, the undiscounted cash flows used to assess impairments and the fair value of the asset group.
In fiscal 2022, we entered into a new lease in Centennial, Colorado and we incurred material leasehold improvements which are being amortized over the term of the lease. At the time of inception, this term was 15.5 years and as at March 31, 2024 there are 13.4 years remaining.
Business Combinations
The Company allocates the purchase price to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the fair values of the assets acquired and liabilities assumed is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the estimated fair value of the assets acquired and liabilities assumed, with the corresponding offset to goodwill. The results of operations of an acquired business are included in its consolidated financial statements from the date of acquisition. Acquisition-related expenses are expensed as incurred.
Goodwill
Goodwill represents the excess of the purchase price consideration over the estimated fair value of the tangible and intangible assets acquired and liabilities assumed in a business combination. Goodwill is evaluated for impairment annually in the third quarter of the Company's fiscal year as a single reporting unit, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company may elect to qualitatively assess whether it is more likely than not that the fair value of its reporting unit is less than its carrying value. If the Company opts not to qualitatively assess, a quantitative goodwill impairment test is performed. The quantitative test compares its reporting unit's carrying amount, including goodwill, to its fair value calculated based on its enterprise value. If the carrying amount exceeds its fair value, an impairment loss is recognized for the excess. The Company did not recognize any impairment of goodwill in any of the periods presented in the consolidated financial statements.
Purchased Intangible Assets
Purchased intangible assets with finite lives are stated at cost, net of accumulated amortization. The Company amortizes its intangible assets on a straight-line basis over an estimated useful life of two to four years.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company measures the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If the total of the future undiscounted cash flows is less than the carrying amount of an asset, the Company records an impairment charge for the amount by which the carrying amount of the asset exceeds its fair market value.
Operating Leases
The Company determines if an arrangement contains a lease at inception. Lease liabilities are recognized at the present value of the future lease payments at commencement date. The interest rate implicit in the Company's operating leases are not readily determinable, and therefore an incremental borrowing rate is estimated to determine the present value of future payments. The estimated incremental borrowing rate factors in a hypothetical interest rate on a collateralized basis with similar terms, payments, and economic environments. The operating lease right-of-use ("ROU") asset is determined based on the lease liability initially established and reduced for any prepaid lease payments and any lease incentives. The Company accounts for the lease and non-lease components of operating lease contract consideration as a single lease component.

Certain of the operating lease agreements contain rent concession, rent escalation, and option to renew provisions. Rent concession and rent escalation provisions are considered in determining the lease cost. Lease cost is recognized on a straight-line basis over the lease term commencing on the date the Company has the right to use the leased property. The Company generally uses the base, non-cancelable, lease term when recognizing the lease assets and liabilities, unless it is reasonably certain that an extension or termination option will be exercised.
Certain operating leases require the Company to pay taxes, insurance, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the lease liability to the extent they are variable in nature. These variable lease costs are recognized as a variable lease expense when incurred.
In addition, certain operating lease agreements contain tenant improvement allowances from the Company's landlords. These allowances are accounted for as lease incentives and reduce its ROU asset and lease cost over the lease term.
For short-term leases which have a lease term less than twelve months and do not include an option to purchase the underlying asset that is reasonably certain to be exercised, the Company recognizes rent expense in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term and record variable lease payments as incurred.
Revenue Recognition
The Company generates revenue from three main sources: (1) product, (2) service and subscription, and (3) royalties. Sales tax collected on sales is netted against government remittances and thus, recorded on a net basis. The Company's performance obligations are satisfied at a point in time or over time as stand ready obligations. The majority of revenue is recognized at a point in time when products are accepted or based upon shipping terms when control transfers.
Product Revenue
The Company's product revenue is comprised of multiple storage solution hardware and software offerings targeted towards consumer and enterprise customers. Revenue from product sales is recognized at the point in time when the customer takes control of the product. If there are significant post-delivery obligations, the related revenue is deferred until such obligations are fulfilled. Revenue from contracts with customer acceptance criteria are recognized upon end user acceptance.
Service and Subscription Revenue
Service and subscription revenue consists of four components: (a) post-contract customer support agreements, (b) software subscriptions, (c) installation, and (d) consulting & training.
Customers have the option to choose between different levels of hardware and software support. The Company's support plans include various stand-ready obligations such as technical assistance hot-lines, replacement parts maintenance, and remote monitoring that are delivered whenever called upon by its customers. Support plans provide additional services and assurance outside the scope of the Company's primary product warranties. Revenue from support plans is recognized ratably over the contractual term of the service contract as this aligns with delivery to the customer.
The Company also sells software subscriptions that include term licenses which are recognized as revenue when the license is delivered to the customer and related customer support which is recognized ratably over the service period.
The Company offers installation services on all its products. Customers can opt to either have Quantum or a Quantum-approved third-party service provider install its products. Installation services are typically completed within a short period of time and revenue from these services are recognized at the point when installation is complete.

A majority of the Company's consulting and training revenue does not take significant time to complete therefore these obligations are satisfied upon completion of such services at a point in time.
Royalty Revenue
The Company licenses certain intellectual property to third party manufacturers which gives the manufacturers rights to intellectual property including the right to either manufacture or include the intellectual property in their products for resale. Licensees pay the Company a per-unit royalty for sales of their products that incorporate its intellectual property. On a periodic and timely basis, the licensees provide the Company with reports containing units sold to end users subject to the royalties. The reports substantiate that the performance obligation has been satisfied therefore revenue is recognized based on the reports or when amounts can be reasonably estimated.
Deferred Revenue
Deferred revenue primarily consists of amounts that have been invoiced, which are typically with net 45-day payment terms, but have not yet been recognized as revenue and performance obligations pertaining to subscription services. The current portion of deferred revenue represents the amounts that are expected to be recognized as revenue within one year of the consolidated balance sheet dates.
Significant Judgments
The Company generally enters into contracts with customers to provide storage solutions to meet their individual needs. Most of the Company’s contracts contain multiple goods and services designed to meet each customer's unique storage needs. Contracts with multiple goods and services have multiple distinct performance obligations as the promise to transfer hardware, installation services, and support services are capable of being distinct and provide economic benefit to customers on their own.
Stand-alone selling price
For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price (“SSP”) of the good or service underlying each performance obligation. The SSP represents the amount for which the Company would sell the good or service to a customer on a standalone basis (i.e., not sold as a bundle with any other products or services). Where SSP may not be directly observable (e.g., the performance obligation is not sold separately), the Company maximized the use of observable inputs by using information including historical and current selling prices, internal discounting practices competitor information for similar customers and similar products/services, and other observable inputs.
Variable consideration
Product revenue includes multiple types of variable consideration, such as rebates, returns, or stock rotations. All contracts with variable consideration require payment upon satisfaction of the performance obligation typically with net 45-day payment terms. The Company does not include significant financing components in its contracts. The Company constrains estimates of variable consideration to amounts that are not expected to result in a significant revenue reversal in the future, primarily based on the expected value of consideration to be returned to the customer under the specific terms of the underlying programs.
The expected value method is used to estimate the consideration expected to be returned to the customer. The Company uses historical data and current trends to drive the estimates. The Company records a reduction to revenue to account for these programs. For inventory returns, the Company initially measures this asset at the carrying amount of the inventory, less any expected costs to recover the goods including potential decreases in the value of the returned goods.
Costs of Obtaining Contracts with Customers
The Company’s primary cost to obtain contracts is sales commissions earned by sales representatives. These costs are incremental and expected to be recovered indirectly through the margin inherent within the contract. A large portion of the Company’s contracts are completed within a one-year performance period, and for contracts with a specified term of one year or less, the Company has elected to apply a practical expedient available in Topic 340-40, which allows the Company to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company would otherwise have recognized is one year or less.
Sales commissions earned on contracts exceeding one year qualify for capitalization after application of the practical expedient. The duration of these contracts ranges from 1-7 years. Total capitalized costs were $2.7 million, $2.0 million and $1.1 million for fiscal 2024, 2023 and 2022, respectively. Total amortization of capitalized costs of obtaining revenue contracts were $0.9 million, $0.5 million and $0.1 million for fiscal 2024, 2023 and 2022, respectively. These costs are recognized straight line over the associated sales contract term.
Cost of Service and Subscription Revenue
The Company classifies expenses as service cost of revenue by estimating the portion of its total cost of revenue that relates to providing field support to its customers under contract. These estimates are based upon a variety of factors, including the nature of the support activity and the level of infrastructure required to support the activities from which it earns service and subscription revenue. In the event its service business changes, its estimates of cost of service and subscription revenue may be impacted.
Research and Development Costs
Expenditures relating to the development of new products and processes are expensed as incurred. These costs include expenditures for employee compensation, materials used in the development effort, other internal costs, as well as expenditures for third party professional services. The Company has determined that technological feasibility for its software products is reached shortly before the products are released to manufacturing. Costs incurred after technological feasibility is established have not been material. The Company expenses software-related research and development costs as incurred.
Internal-use Software Costs
The Company capitalizes costs incurred to implement software solely for its internal use, including (i) hosted applications used to deliver the Company's support services, and (ii) certain implementation costs incurred in a hosting arrangement that is a service contract when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable the project will be completed and used to perform the intended function.
Software implementation costs are capitalized to either other current assets or other long-term assets on the Company's consolidated balance sheet and amortized over 10 years starting when the software is ready for its intended use. Software implementation costs capitalized were $5.0 million, $5.6 million and $3.1 million in fiscal 2024, 2023 and 2022, respectively. Related amortization expense for software implementation costs was $0.1 million, $0.1 million and $0.1 million during fiscal 2024, 2023 and 2022, respectively.
Advertising Expense
Advertising expense is recorded as incurred and was $2.5 million, $3.2 million, and $3.5 million in fiscal 2024, 2023 and 2022, respectively.
Shipping and Handling Fees
Shipping and handling fees are included in cost of revenue as incurred and were $9.7 million, $12.1 million, and $11.5 million in fiscal 2024, 2023 and 2022, respectively.
Restructuring Reserves
Restructuring reserves include charges related to the realignment and restructuring of the Company’s business operations. These charges represent judgments and estimates of the Company’s costs of severance, closure and consolidation of facilities and settlement of contractual obligations under its operating leases, including sublease rental rates, asset write-offs and other related costs. The Company reassesses the reserve requirements to complete each individual plan under the restructuring programs at the end of each reporting period. If these estimates change in the future or actual results differ from the Company’s estimates, additional charges may be required.
Foreign Currency Translation
The Company's international operations generally use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average monthly exchange rates during the year. Resulting translation adjustments are reported as a component of other comprehensive loss and recorded in accumulated other comprehensive loss in the accompanying consolidated balance sheets.
Warrant Accounting
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance ASC Topic 480, Distinguishing Liabilities from Equity (“Topic 480”) and ASC Topic 815, Derivatives and Hedging (“Topic 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to Topic 480, meet the definition of a liability pursuant to Topic 480, and whether the warrants meet all of the requirements for equity classification under Topic 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations.
Income Taxes
The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes, in which deferred tax asset and liabilities are recognized based on differences between the financial reporting carrying values of assets and liabilities and the tax basis of those assets and liabilities, measured at the enacted tax rates expected to apply to taxable income in the years in which those tax assets or liabilities are expected to be realized or settled.
A valuation allowance is provided if the Company believes it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance, if any, that results from a change in circumstances, and which causes a change in the Company’s judgment about the realizability of the related deferred tax asset, is included in the tax provision.
The Company assesses whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized in the consolidated financial statements from such a position is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances and changes in tax law. The Company recognizes penalties and tax-related interest expense as a component of income tax expense in the consolidated statements of operations.

Asset Retirement Obligations
The Company records an asset retirement obligation for the fair value of legal obligations associated with the retirement of tangible long-lived assets and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. In periods subsequent to initial measurement, the Company recognizes changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate. Over time, the liability is accreted to its present value and the capitalized cost is depreciated over the estimated useful life of the asset. The Company’s obligations relate primarily to certain legal obligations to remediate leased property on which certain assets are located.
Warranty Expense
The Company warranties its products against certain defects and the terms range from one to three years. The Company provides for the estimated costs of fulfilling its obligations under hardware warranties at the time the related revenue is recognized. The Company estimates the provision based on historical and projected product failure rates, historical and projected repair costs, and knowledge of specific product failures (if any). The Company regularly reassess its estimates to determine the adequacy of the recorded warranty liability and adjusts the provision, as necessary.
Debt Issuance Costs
Debt issuance costs for revolving credit agreements are capitalized and amortized over the term of the underlying agreements on a straight-line basis. Amortization of these debt issuance costs is included in interest expense while the unamortized debt issuance cost balance is included in other current assets or other assets. Debt issuance costs for the Term Loans are recorded as a reduction to the carrying amount and are amortized over their terms using the effective interest method. Amortization of these debt issuance costs is included in interest expense.
Stock-Based Compensation
The Company classifies stock-based awards granted in exchange for services as either equity awards or liability awards. The classification of an award as either an equity award or a liability award is generally based upon cash settlement options. Equity awards are measured based on the fair value of the award at the grant date. Liability awards are re-measured to fair value each reporting period. The Company recognizes stock-based compensation on a straight-line basis over the award’s requisite service period, which is generally the vesting period of the award, less actual forfeitures. No compensation expense is recognized for awards for which participants do not render the requisite services. For equity and liability awards earned based on performance or upon occurrence of a contingent event, when and if the awards will be earned is estimated. If an award is not considered probable of being earned, no amount of stock-based compensation is recognized. If the award is deemed probable of being earned, related compensation expense is recorded over the estimated service period. To the extent the estimate of awards considered probable of being earned changes, the amount of stock-based compensation recognized will also change.
Concentration of Credit Risk
The Company sells products to customers in a wide variety of industries on a worldwide basis. In countries or industries where the Company is exposed to material credit risk, the Company may require collateral, including cash deposits and letters of credit, prior to the completion of a transaction. The Company does not believe it has significant credit risk beyond that provided for in the consolidated financial statements in the ordinary course of business. During the fiscal year ended March 31, 2024, no customer represented 10% or more of the Company's total revenue. In fiscal 2023, one customer represented more than 10% of the Company's total revenue. In fiscal 2022, no customer represented 10% or more of the Company’s total revenue. One customer comprised approximately 23% of accounts receivable as of March 31, 2024. One customer comprised approximately 22% of accounts receivable as of March 31, 2023. One customer comprised approximately 21% of accounts receivable as of March 31, 2022.
If the Company is unable to obtain adequate quantities of the inventory needed to sell its products, the Company could face cost increases or delays or discontinuations in product shipments, which could have a material adverse effect on the Company’s results of operations. In many cases, the Company’s chosen vendor may be the sole source of supply for the products or parts they manufacture, or services they provide, for the Company. Some of the products the Company purchases from these sources are proprietary or complex in nature, and therefore cannot be readily or easily replaced by alternative sources.
Segment Reporting
The Company’s chief operating decision-maker is its Chief Executive Officer and Chief Financial Officer who make resource allocation decisions and assess performance based on financial information presented on a consolidated basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for operations, operating results, and planning for levels or components below the consolidated unit level. Accordingly, the Company has one reportable segment and operates in three geographic regions: (a) Americas; (b) Europe, Middle East, and Africa (“EMEA”); and (c) Asia Pacific (“APAC”).
The following table summarizes property and equipment, net by geographic region (in thousands):

	For the year ended March 31,
	2024	2023	2022
United States(1)	$11,759	$16,289	$12,506
International	269	266	347
Total	$12,028	$16,555	$12,853
__________________
(1)Property and equipment for regions outside of the United States is not significant.
Defined Contribution Plan
The Company sponsors a qualified 401(k) retirement plan for its U.S. employees. The plan covers substantially all employees who have attained the age of 18. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations. For the years ended March 31, 2024, 2023 and 2022, the Company incurred $1.4 million, $1.7 million, and $1.7 million in matching contributions, respectively.
Recent Accounting Pronouncements Not Yet Adopted
In November 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. ASU 2023-07 will be effective for our fiscal year beginning April 1, 2024, and interim periods within our fiscal year beginning April 1, 2025, with early adoption permitted and requires application on a fully retrospective basis. We are currently evaluating the impact of this standard on our financial statement disclosures.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires greater disaggregation of tax information in rate reconciliation and income taxes paid by jurisdiction. ASU 2023-09 will be effective for our fiscal year beginning April 1, 2025, with early adoption permitted. We are currently evaluating the impact of this standard on our financial statement disclosures.

NOTE 2: REVENUE
In the following table, revenue is disaggregated by major product offering and geographies (in thousands):

	Year Ended March 31,
	2024	%	2023	%	2022	%
			Restated		Restated
Americas(1)
Product revenue	$92,907		$175,652		$130,248
Service and subscription	71,317		77,581		82,927
Total revenue	164,224	53%	253,233	60%	213,175	55%
EMEA
Product revenue	59,465		70,025		71,498
Service and subscription	47,372		46,279		46,401
Total revenue	106,837	34%	116,304	28%	117,899	31%
APAC
Product revenue	22,507		29,177		29,068
Service and subscription	7,901		9,658		7,913
Total revenue	30,408	10%	38,835	9%	36,981	10%
Consolidated
Product revenue	174,879		274,854		230,814
Service and subscription	126,590		133,518		137,241
Royalty(2)	10,131	3%	13,705	3%	15,377	4%
Total revenue	$311,600	100%	$422,077	100%	$383,432	100%
__________________
(1)Revenue for Americas geographic region outside of the United States is not significant.
(2)Royalty revenue is not allocable to geographic regions.
Revenue by Solution

	Year Ended March 31,
	2024	%	2023	%	2022	%
			As restated		As restated
Primary storage systems	$53,525	17%	$63,334	15%	$67,592	18%
Secondary storage systems	100,599	32%	178,431	42%	118,537	31%
Device and media	33,477	11%	42,008	10%	49,959	13%
Service	113,868	37%	124,599	30%	131,967	34%
Royalty	10,131	3%	13,705	3%	15,377	4%
Total revenue(1)	$311,600	100%	$422,077	100%	$383,432	100%
__________________
(1)Subscription revenue of $7.3 million, $5.6 million and $4.2 million allocated to Primary and Secondary storage systems for the fiscal years ended 2024, 2023 and 2022, respectively.

Contract Balances
The following table presents the Company’s contract liabilities and certain information related to this balance as of March 31, 2024 (in thousands):

March 31, 2024
Deferred revenue	$116,687
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$76,304

March 31, 2023
As Restated
Deferred revenue	$115,302
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$83,113

March 31, 2022
As Restated
Deferred revenue	$126,916
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$86,731
Remaining Performance Obligations
Total remaining performance obligations (“RPO”) which is contracted but not recognized revenue was $131.4 million as of March 31, 2024. RPO consists of both deferred revenue and non-cancelable amounts that are expected to be invoiced and recognized as revenue in future periods and excludes variable consideration related to sales-based royalties. Of the $131.4 million RPO at the end of fiscal 2024, we expect to recognize approximately 31.1% over the next 13 to 60 months.
Remaining performance obligations consisted of the following (in thousands):

	Current	Non-Current	Total
As of March 31, 2024	$90,546	$40,895	$131,441
Deferred revenue primarily consists of amounts invoiced and paid but not recognized as revenue including performance obligations pertaining to subscription services. The table below reflects our deferred revenue as of March 31, 2024 (in thousands):

	Deferred revenue by period
(in thousands)	Total	1 year or less	1 – 3 Years	3 year or greater
Service revenue	$107,819	$74,332	$28,184	$5,303
Subscription revenue	8,868	4,180	3,686	1,002
Total	$116,687	$78,512	$31,870	$6,305
NOTE 3: BUSINESS ACQUISITIONS
Pivot3
In July 2021, the Company purchased specified assets related to the video surveillance business of PV3 (an ABC) LLC, a Delaware limited liability company as assignee for the benefit of Pivot3, Inc., a Delaware corporation (“Pivot 3”). The transaction costs associated with the acquisition were not material and were expensed as incurred. Goodwill generated from this acquisition is primarily attributable to the expected post-acquisition synergies from integrating Pivot3's video surveillance portfolio and assets. Goodwill obtained in an asset acquisition is deductible for tax purposes.
The total purchase consideration for the acquisition of Pivot3 was $7.8 million, which consisted of the following (in thousands):

Cash	$5,000
Fair value of stock consideration	2,818
Total	$7,818
The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of the acquisition (in thousands):

	Amount	Estimated Useful Life
Goodwill	$9,503
Identified intangible assets:
Developed technology	1,700	2 years
Customer lists	3,700	4 years
Property, plant and equipment	4,300	3 years
Net liabilities assumed	(11,385)
Total	$7,818
Pivot3 has also agreed to license to the Company certain intellectual property rights related to the business. The historical results of operations for Pivot3 were not significant to the Company's consolidated results of operations for the periods presented.
EnCloudEn
In October 2021, the Company acquired all intellectual property rights and certain other assets of EnCloudEn, an early stage hyperconverged infrastructure software company. The transaction costs associated with the acquisition were not material and were expensed as incurred. The total purchase consideration for the acquisition was $2.8 million with $2.6 million paid at closing and an additional $0.2 million paid in three equal quarterly installments after closing. The fair value of the assets acquired was allocated to developed technology with an estimated useful life of three years.
NOTE 4: BALANCE SHEET INFORMATION
Certain significant amounts included in the Company's consolidated balance sheets consist of the following (in thousands):
Manufacturing inventories

	March 31,
	2024	2023	2022
Manufactured finished goods	$7,074	$6,958	$14,607
Work in progress	769	1,304	2,546
Raw materials	9,910	11,179	16,393
Total manufacturing inventories	$17,753	$19,441	$33,546

Service inventories

	March 31,
	2024	2023	2022
Finished goods	$3,660	$19,834	$19,234
Component parts	6,123	5,470	5,020
Total service inventories	$9,783	$25,304	$24,254
Property and equipment, net

	March 31,
	2024	2023	2022
Machinery and equipment, and software	$49,095	$48,534	$47,777
Leasehold improvements	12,473	14,405	6,029
Furniture and fixtures	1,109	863	844
	62,677	63,802	54,650
Less: accumulated depreciation	(50,649)	(47,247)	(41,797)
Total property, plant and equipment, net	$12,028	$16,555	$12,853
Depreciation expense for property and equipment amounted to $6.0 million, $5.5 million, and $5.7 million for the years ended March 31, 2024, 2023, and 2022, respectively.
Intangibles, net

	March 31, 2024			March 31, 2023			March 31, 2022
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Developed technology	$9,013	$(8,550)	$463	$9,013	$(6,269)	$2,744	$9,208	$(3,121)	$6,087
Customer lists	4,398	(3,192)	1,206	4,398	(2,201)	2,197	4,600	(1,103)	3,497
Intangible assets, net	$13,411	$(11,742)	$1,669	$13,411	$(8,470)	$4,941	$13,808	$(4,224)	$9,584
Intangible assets amortization expense was $3.3 million, $4.6 million, and $3.7 million for the years ended March 31, 2024, 2023, and 2022, respectively. As of March 31, 2024, the remaining weighted-average amortization period for definite-lived intangible assets was approximately 0.9 years. The Company recorded amortization of developed technology in cost of product revenue, and customer lists in sales and marketing expenses in the consolidated statements of operations.
As of March 31, 2024, the future expected amortization expense for intangible assets is as follows (in thousands):
Fiscal year ending

Estimated future amortization expense
2025	$1,388
Thereafter	281
Total	$1,669

Goodwill

Amount
Balance at March 31, 2022	$12,969
Goodwill acquired	—
Balance at March 31, 2023	$12,969
Goodwill acquired	—
Balance at March 31, 2024	$12,969
Other long-term assets

	March 31,
	2024	2023	2022
Capitalized SaaS implementation costs for internal use	$15,349	$11,483	$6,261
Capitalized debt costs	1,923	1,690	1,779
Contract asset	1,477	1,247	699
Deferred taxes	734	1,054	866
Other	257	372	320
Total other long-term assets	$19,740	$15,846	$9,925
Other accrued liabilities

	March 31,
	2024	2023	2022
Accrued expenses	$4,251	$1,988	$4,984
Asset retirement obligation	2,069	2,513	4,590
Accrued income taxes	1,044	1,509	943
Accrued warranty	1,545	2,094	1,899
Accrued interest	524	494	278
Lease liability	1,256	1,364	1,727
Other	3,297	3,704	2,141
Total other accrued liabilities	$13,986	$13,666	$16,562
The following table details the change in the accrued warranty balance (in thousands):

	Year Ended March 31,
	2024	2023	2022
Balance as of April 1	$2,094	$1,899	$2,383
Current period accruals	2,563	3,477	3,717
Adjustments to prior estimates	(141)	(18)	(156)
Charges incurred	(2,971)	(3,264)	(4,045)
Balance as of March 31	$1,545	$2,094	$1,899

NOTE 5: DEBT
The following table summarizes the Company's borrowing as of the dates presented (in thousands):

	Year Ended March 31,
	2024	2023	2022
Term Loan	$87,942	$74,667	$98,723
PNC Credit Facility	26,604	16,750	17,735
Less: current portion	(109,100)	(5,000)	(4,375)
Less unamortized debt issuance costs(1)	(5,446)	(3,313)	(4,900)
Long-term debt, net	$—	$83,104	$107,183
__________________
(1)The unamortized debt issuance costs related to the Term Loan are presented as a reduction of the carrying amount of the corresponding debt balance on the accompanying consolidated balance sheets. Unamortized debt issuance costs related to the PNC Credit Facility are presented within other assets on the accompanying consolidated balance sheets.
On August 5, 2021, the Company entered into a senior secured term loan, as amended (the “2021 Term Loan”). Principal is payable at a rate per annum equal to (a) 2.5% of the original principal balance thereof during the first year following the closing date of the 2021 Term Loan and (b) 5% of the original principal balance thereof thereafter. Principal and interest payments are payable on a quarterly basis. Loans under the Term Loan designated as ABR Loans bear interest at a rate per annum equal to the greatest of (i) 1.75%; (ii) the Federal funds rate plus 0.50%; (iii) the secured overnight financing rate ("SOFR") based upon an interest period of one month plus 1.0%; and (iv) the “Prime Rate” last quoted by the Wall Street Journal, plus an applicable margin of 5.00%. Loans designated as SOFR Rate Loans bear interest at a rate per annum equal to the SOFR Rate plus an applicable margin of 6.00% (the "Applicable Margin"). The SOFR Rate is subject to a floor of 0.75%. The Company can designate a loan as an ABR Rate Loan or SOFR Rate Loan in its discretion.
The Company has a revolving credit facility agreement with PNC Bank, as amended (the "PNC Credit Facility" and, collectively with the Term Loan, the "Credit Agreements") maturing on August 5, 2026 and providing for borrowings up to a maximum principal amount of the lesser of: (a) $40.0 million or (b) the amount of the borrowing base, as defined in the PNC Credit Facility agreement. PNC Credit Facility loans designated as PNC SOFR Loans bear interest at a rate per annum equal to the SOFR rate plus 2.75% until December 31, 2023 and thereafter between 2.25% and 2.75% determined based on the Company’s Total Net Leverage Ratio, (as defined in the PNC Credit Facility agreement) for the most recently completed fiscal quarter (the "PNC SOFR Loan Interest Rate"). Loans under the PNC Credit Facility designated as PNC Domestic Rate Loans and Swing Loans bear interest at a rate per annum equal to the greatest of (i) the base commercial lending rate of PNC Bank; (ii) the Overnight Bank Funding Rate plus 0.5%; and (iii) the daily SOFR rate plus 1.0%, plus 1.75% until December 31, 2023 and thereafter between 1.25% and 1.75% determined based on the Company’s Total Net Leverage Ratio (the “PNC Domestic Loan Interest Rate”). With respect to any PNC SOFR Rate Loan, the Company has agreed to pay affiliates of certain Term Loan lenders a fee equal to a percentage per annum equal to the sum of (x) 6.50%, minus (y) the PNC SOFR Loan Interest Rate, plus (z) if the SOFR Rate applicable to such interest payment is less than 0.75%, (i) 0.75% minus (ii) such SOFR Rate. With respect to any Domestic Rate Loan or Swing Loan, the Company has agreed to pay an affiliate of certain Term Loan lenders a fee equal to a percentage per annum equal to the sum of (x) 5.50%, minus (y) the PNC Domestic Loan Interest Rate, plus (z) if the Alternative Base Rate applicable to such interest payment is less than 1.00%, (i) 1.00% minus (ii) such Alternative Base Rate.
The Credit Agreements contain certain covenants, including requirements to prepay the Term Loan in an amount equal to (i) 100% of the net cash proceeds from certain asset dispositions, extraordinary receipts, debt issuances and equity issuances, subject to certain reinvestment rights and other exceptions and (ii) 75% of certain excess cash flow of the Company and its subsidiaries beginning in the fiscal year ended March 31, 2023, subject to certain exceptions, including reductions to the percentage of such excess cash flow that is required to prepay the loans to 50% and 0%, based on the Company’s applicable total net leverage ratio. Amounts outstanding under the Term Loan may become due and payable upon the occurrence of specified events, which among other things include (subject to certain exceptions and cure periods): (i) failure to pay principal, interest, or any fees when due; (ii)

breach of any representation or warranty, covenant, or other agreement in the Term Loan and other related loan documents; (iii) the occurrence of a bankruptcy or insolvency proceeding with respect to the Company or certain of its subsidiaries; (iv) any “Event of Default” with respect to other indebtedness involving an aggregate amount of $3,000,000 or more; (v) any lien created by the Term Loan or any related security documents ceasing to be valid and perfected; (vi) the Term Loan or any related security documents or guarantees ceasing to be legal, valid, and binding upon the parties thereto; or (vii) a change of control shall occur. Additionally, the Credit Agreements contain financial covenants relating to minimum liquidity and quarterly total net leverage. The PNC Credit Facility contains a financial covenant related to the Company's quarterly fixed charges coverage ratio, as defined in the PNC Credit Facility agreements beginning in the fiscal quarter ending March 31, 2025.
The Term Loan and PNC Credit Facility matures on August 5, 2026 under the terms of the related agreements. As discussed in Note 1: Description of Business and Significant Accounting Policies—Going Concern, the Company expect to be in violation of its net leverage covenant as of the June 30, 2024 testing date and the violation will cause the outstanding Term Loan and PNC Credit Facility outstanding balances to become due as an event of default. As a result, the Company has classified the Term Loan and PNC Credit Facility as current liabilities in the accompanying consolidated balance sheet.
On June 1, 2023, the Company entered into amendments to the Credit Agreements (the “June 2023 Amendment”) which, among other things, provided an advance of $15.0 million in additional Term Loan borrowings (the “2023 Term Loan” and, collectively with the 2021 Term Loan, the "Term Loan") and incurred $0.9 million in original issuance discount and origination fees which have been recorded as a reduction to the carrying amount of the 2023 Term Loan and amortized to interest expense over the loan term. The terms of the 2023 Term Loan are substantially similar to the terms of the 2021 Term Loan, including in relation to maturity and security, except that, among other things, (a) the Applicable Margin (i) for any 2023 Term Loan designated an “ABR Loan” is 9.00% per annum and (ii) for any 2023 Term Loan designated as a “SOFR Loan” is 10.00% per annum, (b) accrued interest on the 2023 Term Loan is payable in kind ("PIK"), and is capitalized and added to the principal amount of the 2023 Term Loan at the end of each interest period applicable thereto, (c) the 2023 Term Loan does not amortize prior to the maturity date thereof, and (d) the 2023 Term Loan may not be prepaid prior to the payment in full of the existing term loans. In connection with the 2023 Term Loan, the Company issued warrants to purchase an aggregate of 60 thousand shares (the “June 2023 Warrants”) of the Company’s common stock, at an exercise price of $20.00 per share. See Note 8: Common Stock for additional discussion related to the 2023 Warrants.
The June 2023 Amendment to the Term Loan was accounted for as a modification. The value of the June 2023 Warrants in addition to $0.7 million of fees paid to the lenders have been reflected as a reduction to the carrying amount of the Term Loan and amortized to interest expense over the remaining loan term. The Company incurred $0.9 million of legal and financial advisory fees which were included in general and administrated expenses in the condensed consolidated statement of operations and comprehensive loss. The June 2023 Amendments to the PNC Credit Facility were accounted for as modifications and $0.7 million in related fees and expenses were recorded to other assets and are amortized to interest expense over the remaining term of the agreement.
On February 14, 2024, the Company entered into amendments to the Credit Agreements which waived testing of the total net leverage ratio financial covenant for the fiscal quarter ended December 31, 2023. In connection with the amendment, the Company incurred fees related to the Term Loan that was paid-in-kind of $1.2 million and an amendment fee of $0.1 million that was paid in cash. These fees have been reflected as a reduction to the carrying amount of the Term Loan and are amortized to interest expense over the remaining loan term. In connection with the related PNC Credit Facility amendment, the Company incurred $0.2 in fees and expenses.
On March 22, 2024, the Company entered into amendments to the Credit Agreements. The amendment, among other things, (i) permits the sale of certain assets by the Company and (ii) require that certain proceeds from the sale of such assets be applied to partially prepay the outstanding term loans under the Term Loan credit facility. The Company did not incur any amendment fees related to the March 2024 amendments and the financial terms of the Credit Agreements were not impacted.

The Company is required to pay an undrawn commitment fee related to the PNC Credit Facility at a rate per annum of between 0.25% and 0.375% (the “PNC Commitment Fee”) based on the average PNC Credit Facility Usage Amount ending on the last day off the most recently completed quarter (the “Average Usage Amount”) multiplied by $40 million less the Average Usage Amount. The Company has also agreed to pay affiliates of certain Term Loan lenders a fee at a rate per annum equal to 1.00% minus the PNC Commitment Fee multiplied by $40 million less the Average Usage Amount.
As of March 31, 2024, the interest rates on the 2021 Term Loan and 2023 Term Loan was 11.65% and 15.65%, respectively. As of March 31, 2024, the interest rate on the PNC Credit Facility was 10.25%. As of March 31, 2024, the PNC Credit Facility had a borrowing base of $27.3 million which includes a reduction of $0.8 million related to outstanding letters of credit issued on the Company's behalf. As of March 31, 2024, there was $0.7 million available to borrow under the PNC Credit Facility.
We are subject to various debt covenants under our debt agreements. Our failure to comply with our debt covenants could materially and adversely affect our financial condition and ability to service our obligations. On February 14, 2024, we entered into amendments to the Credit Agreements which waived testing of the total net leverage ratio financial covenant for the fiscal quarter ended December 31, 2023. On May 24, 2024, we entered into amendments to the Credit Agreements which, among other things, waives compliance with our net leverage covenant as of March 31, 2024, reduced the daily minimum liquidity below $15.0 million until June 16, 2023 and waived any default that might arise as a result of the restatement of certain of our historical financial statements. The Term Loan and PNC Credit Facility both mature on August 5, 2026 under the terms of the related agreements. As discussed in Note 1: Description of Business and Significant Accounting Policies—Going Concern, we expect to be in violation of our net leverage covenant as of the June 30, 2024 testing date and the violation will cause the outstanding Term Loan and PNC Credit Facility outstanding balances to become due as an event of default. As a result, we have classified the Term Loan and PNC Credit Facility as current liabilities in the accompanying consolidated balance sheet. We are currently working to obtain additional covenant waivers or refinance the existing Term Debt and PNC Credit Facility. Additionally, we are evaluating strategies to obtain additional funding to provide additional liquidity, including potential asset sales. In the event we are unable to obtain an extension of the waiver, additional funding will be required to pay the amount due on the revolver and term loan. However, we may be unable to obtain an extension of the waiver, or obtain additional funding. As such, there can be no assurance that we will be able to obtain additional liquidity when needed or under acceptable terms, if at all.
The June 2023 Amendment and the June 2023 Warrants were entered into with and issued to certain entities managed by Pacific Investment Management Company, LLC ("PIMCO") which is considered a related party due to the fact that Christopher D. Neumeyer is a member of the Company's Board of Directors and also an executive vice president and portfolio manager at PIMCO. The principal and PIK interest related to the June 2023 Amendment which totaled $17.3 million as of March 31, 2024 are payable at maturity.
NOTE 6: LEASES
Supplemental balance sheet information related to leases is as follows (in thousands):

	Year Ended March 31,
Operating leases	2024	2023	2022
Operating lease right-of-use assets	$9,425	$10,291	$11,107
Other current liabilities	$1,256	$1,364	$1,727
Operating lease liability	9,621	10,169	9,891
Total operating lease liabilities	$10,877	$11,533	$11,618

The components of lease expense were as follows (in thousands):

	Year Ended March 31,
Lease expense	2024	2023	2022
Operating lease expense	$3,007	$4,276	$3,727
Variable lease expense	291	753	643
Short-term lease expense	—	—	15
Total lease expense	$3,298	$5,029	$4,385

Maturity of Lease Liabilities	Operating Leases
2024	$2,538
2025	2,062
2026	1,714
2027	1,523
2028	1,207
Thereafter	12,083
Total lease payments	$21,127
Less: Imputed interest	(10,250)
Present value of lease liabilities	$10,877

Lease Term and Discount Rate	March 31,
	2024	2023	2022
Weighted average remaining operating lease term (years)	10.53	10.85	10.88
Weighted average discount rate for operating leases	12.64%	12.66%	12.9%
Operating cash outflows related to operating leases totaled $2.9 million, $3.5 million and $3.7 million for the fiscal years ended March 31, 2024, March 31, 2023, and March 31, 2022, respectively.
NOTE 7: RESTRUCTURING CHARGES
During fiscal years 2024, 2023 and 2022, the Company approved certain restructuring plans to improve operational efficiencies and rationalize its cost structure. All restructuring activities were completed by the fourth quarter of fiscal 2024, and no asset impairments occurred as a result.
The following tables show the activity and the estimated timing of future payouts for accrued restructuring (in thousands):

	Severance and benefits	Total
Balance as of March 31, 2021	580	$580
Adjustments of prior estimates	850	850
Other non-cash	(1,430)	(1,430)
Balance as of March 31, 2022	—	—
Restructuring costs	1,605	1,605
Cash payments	(1,605)	(1,605)
Balance as of March 31, 2023	—	—
Restructuring costs	3,280	3,280
Cash payments	(3,280)	(3,280)
Balance as of March 31, 2024	$—	$—

NOTE 8: COMMON STOCK
In the fiscal year ended March 31, 2023, the Company’s shareholders approved an increase in its authorized shares of common stock from 125 million to 225 million.
Common Stock Rights Offering
On April 22, 2022, the Company completed a rights offering of 1.5 million shares of its common stock for $45 per share (the “Rights Offering”). The proceeds net of offering expenses was $66.2 million. A portion of the proceeds from the Rights Offering was used to prepay $20.0 million of the Company’s Term Loan.
Long-Term Incentive Plan
The Company maintains two stockholder-approved incentive plans, the 2012 Long-Term Incentive Plan (“2012 Plan”) and a 2023 Long-Term Incentive Plan ("2023 Plan"). The 2023 Plan serves as the successor to our 2012 Plan and provides for grants of performance share units, restricted stock units and stock options. Our equity awards typically vest between one and three years. Stock options, performance shares and restricted stock grants to non-employee directors typically vest over one year. The term of each stock option under the 2023 Plan will not exceed seven years. Stock options, performance share units and restricted stock units granted under the 2023 Plan are subject to forfeiture if employment terminates.
The 2023 Plan has 0.4 million shares authorized for issuance of new shares, with 0.1 million performance shares and restricted shares outstanding, and 0.3 million shares available for future issuance under the Plan as of March 31, 2024.
2021 Inducement Plan
The Company's 2021 Inducement Plan became effective on February 1, 2021 and provides for issuance of inducement equity awards to individuals who were not previously an employee or non-employee director of the Company as an inducement material to such individual's entering into employment with the Company. The term of each stock option and restricted stock unit under the plan will not exceed seven years, and each award generally vests between two and three years.
On December 30, 2022 the Leadership and Compensation Committee of the Board of Directors approved an amendment to the 2021 Inducement Plan to increase the number of shares of common stock of the Company authorized for issuance thereunder from 38,500 to 75,000. There were 38,377 shares available for future issuance as of March 31, 2024.
The Company accounts for all forfeitures of stock-based awards when they occur.
Employee Stock Purchase Plan
The Company's has an Employee Stock Purchase Plan (the "ESPP") which enables eligible employees to purchase shares of its common stock at a discount. Purchases will be accomplished through participation in discrete offering periods. On each purchase date, eligible employees will purchase the Company's common stock at a price per share equal to 85% of the lesser of (i) the fair market value of the Company's common stock on the first trading day of the offering period, and (ii) the fair market value of the Company's common stock on the purchase date.
The Company has reserved shares of common stock for future issuance under its ESPP as follows (in thousands):

	March 31,
	2024	2023	2022
Shares available for issuance at beginning of period	4.4	34.4	53.9
Shares issued during the period	—	(30.0)	(19.5)
Total shares available for future issuance at end of period	4.4	4.4	34.4

The Company uses the Black-Scholes-Merton option-pricing model (“Black-Scholes”) to determine the fair value for stock options, shares forecasted to be issued pursuant to its ESPP, and warrants. This requires the use of assumptions about expected life, stock price, volatility, risk-free interest rates and expected dividends.
Expected Life—The expected term was based on historical experience with similar awards, giving consideration to the contractual terms, exercise patterns and post-vesting forfeitures.
Volatility—The expected stock price volatility for the Company's common stock was based on the historical volatility of its common stock over the most recent period corresponding with the estimated expected life of the award.
Risk-Free Rate—The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.
Dividend Yield—The Company has never declared or paid any cash dividends and does not currently plan to pay cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.
The weighted-average grant date fair value and the assumptions used in calculating fair values of shares forecasted to be issued pursuant to the Company's ESPP are as follows:

	Year Ended March 31,
	2024	2023	2022
Expected life	n/a	0.5 years	0.5 years
Volatility	n/a	96%	51% - 57%
Risk-free interest rate	n/a	3.10%	0.06% - 0.23%
Dividend yield	n/a	—%	—%
Fair value of common stock	n/a	$37	$92 - $128
Performance Stock Units
The Company granted 6,000, 20,000, and 30,000 of performance share units with market conditions (“Market PSUs”) in fiscal 2024, 2023, and 2022, respectively. Market PSUs vest one to three years from the issuance date and become eligible for vesting based on the Company achieving certain stock price targets and are contingent upon continued service of the holder of the award during the vesting period. The estimated fair value of these Market PSUs is determined at the issuance date using a Monte Carlo simulation model.
Assumptions used in the Monte Carlo model to calculate fair values of market PSU’s during each fiscal period are as follows:

Weighted-Average	2024	2023	2022
Discount period (years)	3.00	3.00	2.98
Risk-free interest rate	3.53%	2.84%	0.93%
Stock price volatility	80.50%	80.00%	75.00%
Grant date fair value	$18.20	$23.40	$108.00
The Company granted 46,000, 45,000 and zero units of performance share units with financial performance conditions (“Performance PSUs”) in the fiscal years ended March 31, 2024, 2023 and 2022, respectively. Performance PSUs become eligible for vesting based on the Company achieving certain financial performance targets, and are contingent upon continued service of the holder of the award during the vesting period. Performance PSUs are valued at the market closing share price on the date of grant and compensation expense for Performance PSUs is recognized when it is probable that the performance conditions will be achieved. Compensation expense recognized related to Performance PSUs is reversed if the Company determines that it is no longer probable that the performance conditions will be achieved.

The following table summarizes activity for Market PSUs and Performance PSUs for the year ended March 31, 2024 (shares in thousands):

	Shares	Weighted-Average Grant Date Fair Value per Share
Outstanding as of March 31, 2023	81	$54.40
Granted	53	$10.26
Vested	(14)	$70.57
Forfeited or cancelled	(43)	$31.49
Outstanding as of March 31, 2024	77	$35.79
As of March 31, 2024, there was $0.6 million of unrecognized stock-based compensation related to Market PSUs and Performance PSUs, which is expected to be recognized over a weighted-average period of one year.
The total grant date fair value of shares vested during fiscal years ended March 31, 2024, 2023, and 2022 was $1.0 million, $1.9 million, and $3.9 million, respectively.
Restricted Stock Units
The Company granted 60,000, 145,000, and 140,000 of service-based restricted stock units (“RSUs”) in the fiscal years ended March 31, 2024, 2023 and 2022, respectively, which generally vest ratably over a three-year service period. RSUs are valued at the market closing share price on the date of grant and compensation expense for RSUs is recognized ratably over the applicable vesting period.
The following table summarizes activity for restricted stock units for the year ended March 31, 2024 (shares in thousands):

	Shares	Weighted-Average Grant Date Fair Value per Share
Outstanding as of March 31, 2023	225	$61.80
Granted	60	$10.80
Vested	(100)	$63.80
Forfeited or cancelled	(41)	$64.72
Outstanding as of March 31, 2024	144	$37.40
The total grant date fair value of RSUs vested during fiscal years ended March 31, 2024, 2023, and 2022 was $6.4 million, $5.2 million, and $5.0 million, respectively.
As of March 31, 2024, there was $2.6 million of total unrecognized stock-based compensation related to RSUs, which is expected to be recognized over a weighted-average period of two years.

Compensation Expense
The following table details the Company's stock-based compensation expense, net of forfeitures (in thousands):

	Year Ended March 31,
	2024	2023	2022
Cost of revenue	$774	$929	$1,112
Research and development	1,091	2,997	5,843
Sales and marketing	669	2,397	2,516
General and administrative	2,187	4,427	4,358
Total stock-based compensation	$4,721	$10,750	$13,829

	Year Ended March 31,
	2024	2023	2022
Restricted stock units	$4,551	$9,299	$9,331
Performance share units	170	878	3,811
Employee stock purchase plan	—	573	687
Total stock-based compensation	$4,721	$10,750	$13,829
Warrants
In connection with a debt refinancing and debt amendment activities, the Company issued warrants to purchase shares of the Company common stock in December 2018 which are exercisable until December 27, 2028 (the "December 2018 Warrants), in June 2020 which are exercisable until June 16, 2030 (the "June 2020 Warrants") and in June 2023 which are exercisable until June 1, 2033 (the "June 2023 Warrants").
The exercise price and the number of shares underlying the Company's December 2018 Warrants, June 2020 Warrants and June 2023 Warrants (collectively, the "Lender Warrants") and are subject to adjustment in the event of specified events, including dilutive issuances of equity instruments at a price lower than the exercise price of the respective warrants (the "Down Round Feature"), repricing of existing equity-linked instruments at a price lower than the exercise price of the respective warrants (the "Warrant Repricing Feature"), a subdivision or combination of the common stock, a reclassification of the common stock or specified dividend payments. Upon exercise, the aggregate exercise price may be paid, at each warrant holder’s election, in cash or on a net issuance basis, based upon the fair market value of the common stock at the time of exercise. The Company's warrants also have a provision that determines the potential stock price used when applying the Black-Scholes valuation model to determine the settlement price of the warrants in Successor Major Transactions ("SMT"), as defined in the respective warrant agreements, which include a change in control or liquidation (the "Warrant Settlement Price Provision"). The Warrant Settlement Price Provision requires the use of the greater of the closing price of the Company's common stock on the trading day immediately preceding the date on which an SMT is consummated, the closing market price of the Company's common stock following the first public announcement of an SMT or the closing market of the Company's common stock immediately preceding the announcement of an SMT. Because of these terms, equity classification was precluded, and these warrants are carried as liabilities at fair value.

The Company uses Level 2 inputs for its valuation methodology for the warrant liabilities as their fair values were determined by using the Black-Scholes model based on various assumptions. The assumptions used in calculating fair values of the Lender Warrants are as follows:

	December 2018 Warrants	June 2020 Warrants	June 2023 Warrants
March 31, 2024:
Discount period (years)	4.7 years	6.2 years	9.2 years
Risk-free interest rate	4.19%	4.16%	4.16%
Stock price volatility	87.00%	86.00%	81.00%
Grant date fair value	$6.60	$6.00	$9.00
March 31, 2023:
Discount period (years)	5.7 years	7.2 years	n/a
Risk-free interest rate	3.55%	3.52%	n/a
Stock price volatility	79.00%	77.00%	n/a
Grant date fair value	$15.40	$13.80	n/a
March 31, 2022:
Discount period (years)	6.7 years	8.2 years	n/a
Risk-free interest rate	2.39%	2.36%	n/a
Stock price volatility	79.00%	74.00%	n/a
Grant date fair value	$36.00	$31.80	n/a
The Company has adopted ASC 2017-11, Earnings per share (Topic 260) ; Distinguishing liabilities from equity (Topic 480); Derivatives and hedging (Topic 718) ("ASC 2017-11") which provides guidance that the inclusion of certain anti-dilution provisions including down-round provisions in which the exercise price and number of shares underlying an equity-linked instrument are adjusted based on certain specified events does not preclude an instrument from being equity classified. The Company has concluded the Warrant Repricing Feature does not meet the definition of a down-round provision that would provide a scope exception allowing equity classification; therefore, the Company's warrants are required to be classified as liabilities. In addition, the Company has concluded that the use of the greater of three share price inputs to the Black-Scholes valuation model in the Warrant Settlement Price Provision precludes the warrants from being indexed to the Company's own common stock under Topic 815 therefore requiring the Company to classify the warrants as liabilities with changes in fair value being recognized in the Company’s consolidated statement of operations.
The following summarizes the Company's outstanding Lender Warrants (in thousands, except exercise price):

	December 2018 Warrants	June 2020 Warrants	June 2023 Warrants	Total
March 31, 2024:
Exercise price	$26.60	$55.40	$20.00
Number shares under warrant(s)	357	184	63	604
Fair value	$2,320	$1,135	$591	$4,046
March 31, 2023:
Exercise price	$26.60	$55.80	n/a
Number shares under warrant(s)	356	183	n/a	539
Fair value	$5,447	$2,542	n/a	$7,989
March 31, 2022:
Exercise price	$26.60	$60.00	n/a
Number shares under warrant(s)	356	170	n/a	526
Fair value	$12,769	$5,468	n/a	$18,237
The Rights Offering triggered the Down Round Feature for the for June 2020 Warrants on April 22, 2022 due to the price per share received in the Rights Offering being lower than the exercise price. The exercise price for the June 2020 Warrants was adjusted to $55.80 per share and an additional 12,806 warrants were issued with an exercise price of $55.80. The issuance of the June 2023 Warrants triggered the Warrant Repricing Feature in the June 2020 Warrants and the December 2018 Warrants. The exercise price for the June 2020 Warrants was adjusted to $55.40 per share and an additional 1,363 warrants were issued with an exercise price of $55.40. The exercise price for the December 2018 warrants was not adjusted and an additional 1,021 warrants were issued with an exercise price of $26.60. The changes to the exercise price and number of warrants related to these adjustments were recorded as an adjustment to the warrant liability and reflected as a change in fair value of the warrant liability in the respective periods.
The table below sets forth a summary of changes in the fair value of the Company’s Level 2 warrant liabilities for the year ended March 31, 2024:

Balance at March 31, 2021	$78,267
Change in fair value of warrant liabilities	(60,030)
Balance at March 31, 2022	$18,237
Change in fair value of warrant liabilities	(10,250)
Balance at March 31, 2023	$7,989
Issuance of warrants	1,194
Change in fair value of warrant liabilities	(5,137)
Balance at March 31, 2024	$4,046
The Company also issued 2,500 warrants to purchase the Company's common stock in June 2020 and June 2023 to advisors of the Company at an exercise price of $60.00 and $20.00, respectively (collectively the "Other Warrants"). The Company has concluded that the Other Warrants do not contain provisions that would require liability classification under Topic 480 or Topic 718 and have been equity classified.

Registration Rights Agreements
The Lender Warrants grant the holders certain registration rights for the shares of common stock issuable upon the exercise of the applicable warrants, including (a) the ability of a holder to request that the Company file a Form S-1 registration statement with respect to at least 40% of the registrable securities held by such holder as of the issuance date of the applicable warrants; (b) the ability of a holder to request that the Company file a Form S-3 registration statement with respect to outstanding registrable securities if at any time the Company is eligible to use a Form S-3 registration statement; and (c) certain piggyback registration rights related to potential future equity offerings of the Company, subject to certain limitations.
NOTE 9: NET INCOME (LOSS) PER SHARE
Equity Instruments Outstanding
The Company has stock options, performance share units, restricted stock units and options to purchase shares under its ESPP, granted under various stock incentive plans that, upon exercise and vesting, would increase shares outstanding. The Company has also issued warrants to purchase shares of the Company’s stock.
The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders (in thousands, except per share data):

	Year Ended March 31,
	2024	2023	2022
		As Restated	As Restated
Numerator:
Net income (loss) attributable to common stockholders used in basic earnings per share	$(41,286)	$(18,368)	$38,355
Add back: Excluded (gain) loss on assumed exercise of liability-classified common stock warrants during the period	—	(7,323)	(59,753)
Net loss attributable to common stockholders used in diluted earnings per share	$(41,286)	$(25,691)	$(21,398)
Denominator:
Weighted average common shares outstanding used in basic earnings per share	4,754	4,517	2,944
Incremental common shares from:
Assumed exercise of dilutive warrants	—	42	357
Weighted average common shares outstanding used in diluted earnings per share	$4,754	$4,559	$3,301
Net income (loss) per share attributable to common stockholders - Basic	$(8.68)	$(4.07)	$13.03
Net income (loss) per share attributable to common stockholders - Diluted	$(8.68)	$(5.64)	$(6.48)
The dilutive impact related to shares of common stock from incentive plans and outstanding warrants is determined by applying the treasury stock method to the assumed vesting of outstanding performance share units and restricted stock units and the exercise of outstanding options and warrants. The dilutive impact related to shares of common stock from contingently issuable performance share units is determined by applying a two-step approach using both the contingently issuable share guidance and the treasury stock method.

The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of diluted net income (loss) per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Year Ended March 31,
	2024	2023	2022
Stock awards	17	27	100
Warrants	608	185	3
ESPP	—	—	1
Total	625	212	104
The Company had outstanding market based restricted stock units as of March 31, 2024 that were eligible to vest into shares of common stock subject to the achievement of certain stock price targets in addition to a time-based vesting period. These contingently issuable shares are excluded from the computation of diluted earnings per share if, based on current period results, the shares would not be issuable if the end of the reporting period were the end of the contingency period. There were 0.04 million shares of contingently issuable market-based restricted stock units that were excluded from the table above as the market conditions were not satisfied as of March 31, 2024.
NOTE 10: INCOME TAXES
Pre-tax income (loss) reflected in the consolidated statements of operations for the years ended March 31, 2024, 2023 and 2022 is as follows (in thousands):

	Year Ended March 31,
	2024	2023	2022
		As Restated	As Restated
U.S.	$(40,555)	$(18,429)	$39,146
Foreign	(20)	2,001	550
Total	$(40,575)	$(16,428)	$39,696
Income tax provision consists of the following (in thousands):

	Year Ended March 31,
	2024	2023	2022
		As Restated	As Restated
Current tax expense
Federal	$—	$—	$—
State	14	70	477
Foreign	919	2,045	1,381
Total current tax expense	933	2,115	1,858
Deferred tax expense
Federal	18	23	9
State	21	108	22
Foreign	(261)	(306)	(548)
Total deferred tax expense (benefit)	(222)	(175)	(517)
Income tax provision	$711	$1,940	$1,341

The income tax provision differs from the amount computed by applying the federal statutory rate of 21% to loss before income taxes as follows (in thousands):

	For the year ended March 31,
	2024	2023	2022
		As Restated	As Restated
Expense (benefit) at the federal statutory rate	$(8,507)	$(3,450)	$8,341
Equity compensation	1,102	1,945	195
Permanent items	768	1,498	1,941
Foreign taxes	264	586	1,761
State income taxes	(860)	(124)	(133)
Valuation allowance	6,313	2,890	(7,396)
Uncertain tax positions	(8,010)	(3,791)	(6,349)
Credit monetization	—	—	(2,100)
Expiration of attributes	10,901	5,733	18,345
Research and development credits	(1,169)	(1,582)	(2,094)
Warrant fair value adjustments	(1,093)	(2,152)	(12,606)
Other	1,002	387	1,436
Income tax provision	$711	$1,940	$1,341
Significant components of deferred tax assets and liabilities are as follows (in thousands):

	As of March 31,
	2024	2023	2022
		As Restated	As Restated
Deferred tax assets
Loss carryforwards	$54,280	$56,675	$59,636
Deferred revenue	27,431	25,903	29,206
Capitalized research and development	27,785	23,949	16,289
Tax credits	15,888	15,894	16,085
Disallowed interest	16,572	13,162	12,296
Other accruals and reserves not currently deductible for tax purposes	4,685	4,494	4,450
Lease obligations	2,269	2,384	2,514
Inventory	2,426	2,715	1,701
Acquired intangibles	1,344	961	853
Accrued warranty expense	365	495	447
Gross deferred tax assets	153,045	146,632	143,477
Valuation allowance	(147,674)	(141,218)	(138,086)
Total deferred tax assets, net of valuation allowance	$5,371	$5,414	$5,391
Deferred tax liabilities
Depreciation	$(2,038)	$(2,009)	$(1,921)
Lease assets	(1,929)	(2,128)	(2,439)
Other	(1,130)	(548)	(1,048)
Total deferred tax liabilities	$(5,097)	$(4,685)	$(5,408)
Net deferred tax assets (liabilities)	$274	$729	$(17)

The valuation allowance increased by $6.5 million during the year ended March 31, 2024, increased by $3.1 million during the year ended March 31, 2023, and decreased by $7.4 million during the year ended March 31, 2022, respectively.
A reconciliation of the gross unrecognized tax benefits is as follows (in thousands):

	For the year ended March 31,
	2024	2023	2022
		As restated	As restated
Beginning Balance	$96,343	$99,603	$101,119
Increase in balances related to tax positions in current period	2,229	2,778	2,785
Increase in balances related to tax positions in prior period	—	—	4,881
Decrease in balances related to tax positions in prior period	(1,364)	(817)	(1,020)
Decrease in balances due to lapse in statute of limitations	(8,867)	(5,221)	(8,162)
Ending balance	$88,341	$96,343	$99,603
During fiscal 2024, excluding interest and penalties, there was a $8.0 million change in the Company's unrecognized tax benefits. Including interest and penalties, the total unrecognized tax benefit at March 31, 2024 was $89.5 million, of which $77.1 million, if recognized, would favorably affect the effective tax rate. At March 31, 2024, accrued interest and penalties totaled $1.2 million. The Company's practice is to recognize interest and penalties related to income tax matters in the income tax provision in the consolidated statements of operations. As of March 31, 2024, $82.4 million of unrecognized tax benefits were recorded as a contra deferred tax asset in other long-term assets in the consolidated balance sheets and $7.1 million (including interest and penalties) were included in other long-term liabilities in the consolidated balances sheets.
The Company files its tax returns as prescribed by the laws of the jurisdictions in which it operates. The Company's U.S. tax returns have been audited for years through 2002 by the Internal Revenue Service. In other major jurisdictions, the Company is generally open to examination for the most recent three to five fiscal years. During the next 12 months, it is reasonably possible that approximately $12.6 million of tax benefits, inclusive of interest and penalties, that are currently unrecognized could be recognized as a result of the expiration of applicable statutes of limitations. Upon recognition of the tax benefit related to the expiring statutes of limitation $11.9 million will be offset by the establishment of a related valuation allowance. The net tax benefit recognized in the income statement is estimated to be $0.7 million.
As of March 31, 2024, the Company had federal net operating loss and tax credit carryforwards of approximately $208.5 million and $47.3 million, respectively. The net operating loss and tax credit carryforwards expire in varying amounts in fiscal 2025 if not previously utilized, and $12.8 million are indefinite-lived net operating loss carryforwards. These carryforwards include $11.1 million of acquired net operating losses and $2.5 million of acquired credits, the utilization of which is subject to various limitations due to prior changes in ownership.
Certain changes in stock ownership could result in a limitation on the amount of both acquired and self generated net operating loss and tax credit carryovers that can be utilized each year. If the Company has previously undergone, or should it experience in the future, such a change in stock ownership, it could severely limit the usage of these carryover tax attributes against future income, resulting in additional tax charges.
Due to its history of net losses and the difficulty in predicting future results, Quantum believes that it cannot rely on projections of future taxable income to realize the deferred tax assets. Accordingly, it has established a full valuation allowance against its U.S. and certain foreign net deferred tax assets. Significant management judgment is required in determining the Company's deferred tax assets and liabilities and valuation allowances for purposes of assessing its ability to realize any future benefit from its net deferred tax assets. The Company intends to maintain this valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance. The Company's income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, its valuation allowance.

NOTE 11: COMMITMENTS AND CONTINGENCIES
Commitments to Purchase Inventory
The Company uses contract manufacturers for its manufacturing operations. Under these arrangements, the contract manufacturer procures inventory to manufacture products based upon its forecast of customer demand. The Company has similar arrangements with certain other suppliers. The Company is responsible for the financial impact on the supplier or contract manufacturer of any reduction or product mix shift in the forecast relative to materials that the third party had already purchased under a prior forecast. Such a variance in forecasted demand could require a cash payment for inventory in excess of current customer demand or for costs of excess or obsolete inventory. As of March 31, 2024, the Company had issued non-cancelable commitments for $32.4 million to purchase inventory from its contract manufacturers and suppliers.
Leases
At the end of fiscal 2024, the Company had various non-cancelable operating leases for office facilities. Refer to Note 6: Leases for additional information regarding lease commitments.
Legal Proceedings
From time to time, we are a party to various legal proceedings and claims arising from the normal course of business activities. Based on current available information, we do not expect that the ultimate outcome of any currently pending unresolved matters, individually or in the aggregate, will have a material adverse effect on our results of operations, cash flows or financial position.
Realtime Data Matter
On July 22, 2016, Realtime Data LLC d/b/a IXO (“Realtime Data”) filed a patent infringement lawsuit against the Company in the U.S. District Court for the Eastern District of Texas, alleging infringement of U.S. Patents Nos. 7,161,506, 7,378,992, 7,415,530, 8,643,513, 9,054,728, and 9,116,908. The lawsuit was thereafter transferred to the U.S. District Court for the Northern District of California for further proceedings. Realtime Data asserts that the Company has incorporated Realtime Data’s patented technology into its compression products and services. On July 31, 2017, the Court in the Northern District of California stayed proceedings in this litigation pending the outcome of Inter Partes Review proceedings before the Patent Trial and Appeal Board relating to the asserted Realtime patents. In those proceedings the asserted claims of the ’506 patent, the ’992 patent, and the ’513 patent were found unpatentable. In addition, on July 19, 2019, the United States District Court for the District of Delaware issued a Quantum Corporation Confidential decision finding that all claims of the ’728 patent, the ’530 patent, and the ’908 patent are not eligible for patent protection under 35 U.S.C. § 101 (the “Delaware Action”). On appeal, the Federal Circuit vacated the decision in the Delaware Action and remanded for the Court to “elaborate on its ruling.” In opinions dated May 4, 2021 and August 23, 2021, the Court in the Delaware Action reaffirmed its earlier ruling and granted defendants’ motions to dismiss under Section 101. Realtime Data appealed those decisions to the Federal Circuit, which affirmed on August 2, 2023. In January 2024, the U.S. Supreme Court denied Realtime Data's petition for certiorari to hear the case. Following that decision, the parties entered into a covenant not to sue and settlement agreement. The agreement provides that Realtime Data will not sue Quantum based on certain covered patents and dismissed the action pending in the Northern District of California with prejudice.
Arrow Electronics Matter
On July 27, 2023, Arrow Electronics, Inc. ("Arrow Electronics"), an electronics component distributor filed a lawsuit in a federal court in the Northern District of California against Quantum, alleging breach of contract and breach of the covenant of good faith and fair dealing, seeking, among other things just over $4.6 million in damages. Quantum has filed a responsive pleading disputing Arrow Electronics’ claims and plans to aggressively defend itself against them. At this time, Quantum believes the probability that this lawsuit will have a material adverse effect on our business, operating results, or financial condition is remote.

NOTE 12: FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company follows the guidance in ASC 820, Fair Value Measurement for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when an impairment is recognized. See Note 8: Common Stock for disclosure related to the Company's asset and liabilities that are revalued at fair value at each reporting period. These assets include property and equipment and amortizable intangible assets. The Company did not record impairments to any non-financial assets in the fiscal years ended March 31, 2024, 2023 and 2022.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:    Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:    Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:    Unobservable inputs based on management’s assessment of the assumptions that market participants would use in pricing the asset or liability.
Information related to the fair value of the Company's warrant liabilities which were determined utilizing Level 2 inputs to determine such fair value are included in Note 8: Common Stock. The following table represents the carrying value and total estimated fair value of the Company's Term Loan and PNC Credit Facility which have been determined utilizing level 2 inputs to determine fair value.

	March 31,
	2024		2023		2022
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Term Loan	$87,942	$75,143	$74,667	$66,684	$98,723	$98,723
PNC Credit Facility	26,604	24,743	16,750	15,918	17,735	17,735
The carrying amounts reported in the accompanying consolidated financial statements for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their respective fair values because of the short-term nature of these accounts.
NOTE 13: SUBSEQUENT EVENTS
Debt Amendments
On May 24, 2024, the Company entered into amendments to the Credit Agreements which, among other things, waives compliance with the Company's net leverage covenant as of March 31, 2024 as well as any default that might arise as a result of the restatement of certain of the Company’s historical financial statements.

In connection with the amendment to the Term Loan, the Company issued to the Term Loan lenders (the “2024 Term Loan Warrants”) to purchase an aggregate of 100,000 shares of the Company’s common stock at a purchase price of $9.19. The exercise price and the number of shares underlying the 2024 Term Loan Warrants are subject to adjustment in the event of specified events, including dilutive issuances at a price lower than the exercise price of the 2024 Term Loan Warrants, a subdivision or combination of the common stock, a reclassification of the common stock or specified dividend payments. Upon exercise, the aggregate exercise price may be paid, at each warrant holder’s election, in cash or on a net issuance basis, based upon the fair market value of the common stock at the time of exercise.
Term Debt Prepayment
On March 23, 2024, the Company sold certain service inventory for an approximate $15.0 million. On April 2, 2024, the Company used a portion of the proceeds from the disposition of these assets to prepay $12.3 million of the Term Loan.
NOTE 14: RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
As described in Note 1: Description of Business and Significant Accounting Policies, and as further described below, in November 2023, the Company determined that it was necessary to re-evaluate its application of standalone selling price under Topic 606. The Company concluded that its application of Topic 606 related to standalone selling price was inconsistent with the generally accepted application of the guidance. The Company’s management reperformed the determination of standalone selling price with the support of external advisors, and the resulting calculations have been applied to the revenue allocations in the fiscal years ended March 31, 2024, March 31, 2023 and March 31, 2022. The Company additionally identified contractual terms contained within outstanding warrant agreements issued to its prior and current lenders in 2018, 2020 and 2023, which required further evaluation under Topic 815. After consulting with external advisors and completing an extensive review process, management concluded that the classification of warrants as equity was not consistent with Topic 815 and has restated them as a liability. This also resulted in the requirement to account for the change in the fair value of the warrants through the Statement of Operations. As a result of these errors, the Company is restating the financial statements for the years ended March 31, 2023 and 2022.
The nature of the restatement adjustments and their impact on previously reported consolidated financial statements is as follows:
1.Application of Topic 606 related to standalone selling price - The Company historically used invoice price as the standalone selling price for all goods and services. This was partly because of the high level of customization for each product sold and because the pricing for individual performance obligations is highly variable. Standalone selling price has now been established for all goods and services sold in a bundled contract using the adjusted market assessment approach or the cost plus a reasonable margin approach and maximizing the use of observable inputs. The impact on the consolidated statement of operations and comprehensive loss for the fiscal years ended March 31, 2022 and March 31, 2023 is an increase to product revenue of $7.1 million and $8.3 million respectively, an increase to service revenue of $3.6 million and $1.0 million respectively, and a decrease to pre-tax loss of $10.6 million and $9.3 million respectively. The impact to the consolidated balance sheet at March 31, 2022 and March 31, 2023 is an increase to short term deferred revenue of $0.6 million as at March 31, 2022, a decrease to short term deferred revenue of $2.7 million as at March 31, 2023, and a decrease to long term deferred revenue of $1.8 million and $7.8 million, respectively.
2.Application of Topic 815 related to classification of outstanding warrants - The Company inappropriately classified the warrants issued in 2018, 2020 and 2023 as equity. The impact on the consolidated statement of operations and comprehensive loss for the fiscal years ended March 31, 2022 and March 31, 2023 is an increase to the change in value of warrant liabilities of $60.0 million and $10.2 million, respectively, and a decrease to pre-tax loss of $60.0 million and $10.2 million respectively. The impact to the consolidated balance sheet at March 31, 2022 and March 31, 2023 is a decrease to warrant liabilities of $18.2 million and $8.0 million, respectively, and a decrease to additional paid-in capital of $20.2 million and $20.2 million, respectively.
Below are our restated consolidated balance sheets as of March 31, 2023 and 2022, and the restated consolidated statements of operations and comprehensive loss, statements of stockholders’ equity, and statements of cash flows for each of the years ended March 31, 2023 and 2022.

QUANTUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2023
	As previously reported	Restatement adjustments	Reference	As restated
Assets
Current assets:
Cash and cash equivalents	$25,963	$—		$25,963
Restricted cash	212	—		212
Accounts receivable, net of allowance for credit losses of $201	72,464	—		72,464
Manufacturing inventories	19,441	—		19,441
Service parts inventories	25,304	—		25,304
Prepaid expenses	4,158	—		4,158
Other current assets	5,513	—		5,513
Total current assets	153,055	—		153,055

Property and equipment, net	16,555	—		16,555
Intangible assets, net	4,941	—		4,941
Goodwill	12,969	—		12,969
Right-of-use assets, net	10,291	—		10,291
Other long-term assets	15,846	—		15,846
Total assets	$213,657	$—		$213,657
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$35,716	$—		35,716
Accrued compensation	15,710	—		15,710
Deferred revenue, current portion	82,504	(2,697)	(a)	79,807
Term debt, current portion	5,000	—		5,000
Warrant liabilities	—	7,989	(b)	7,989
Other accrued liabilities	13,666	—		13,666
Total current liabilities	152,596	5,292		157,888
Deferred revenue, net of current portion	43,306	(7,811)		35,495
Revolving credit facility	16,750	—		16,750
Term debt, net of current portion	66,354	—		66,354
Operating lease liabilities	10,169	—		10,169
Other long-term liabilities	11,370	—		11,370
Total liabilities	300,545	(2,519)		298,026

Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued	—	—		—
Common stock:
Common stock, $0.01 par value; 225,000 shares authorized; 4,678 shares issued and outstanding	47	—		47
Additional paid-in capital	723,492	(20,233)	(b)	703,259
Accumulated deficit	(808,846)	22,752	(a) (b)	(786,094)
Accumulated other comprehensive loss	(1,581)	—		(1,581)
Total stockholders' deficit	(86,888)	2,519		(84,369)
Total liabilities and stockholders' deficit	$213,657	$—		$213,657

QUANTUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2022
	As previously reported	Restatement adjustments	Reference	As restated
Assets
Current assets:
Cash and cash equivalents	$5,210	$—		$5,210
Restricted cash	283	—		283
Accounts receivable, net of allowance for credit losses of $422	69,354	—		69,354
Manufacturing inventories	33,546	—		33,546
Service parts inventories	24,254	—		24,254
Prepaid expenses	7,853	—		7,853
Other current assets	4,697	—		4,697
Total current assets	145,197	—		145,197

Property and equipment, net	12,853	—		12,853
Intangible assets, net	9,584	—		9,584
Goodwill	12,969	—		12,969
Right-of-use assets, net	11,107	—		11,107
Other long-term assets	9,925	—		9,925
Total assets	$201,635	$—		$201,635
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$34,220	$—		34,220
Accrued compensation	16,141	—		16,141
Deferred revenue, current portion	86,517	611	(a)	87,128
Term debt, current portion	4,375	—		4,375
Warrant liabilities	—	18,237	(b)	18,237
Other accrued liabilities	16,562	—		16,562
Total current liabilities	157,815	18,848		176,663
Deferred revenue, net of current portion	41,580	(1,792)		39,788
Revolving credit facility	17,735	—		17,735
Term debt, net of current portion	89,448	—		89,448
Operating lease liabilities	9,891	—		9,891
Other long-term liabilities	11,849	—		11,849
Total liabilities	328,318	17,056		345,374

Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued	—	—		—
Common stock:
Common stock, $0.01 par value; 225,000 shares authorized; 3,021 shares issued and outstanding	30	—		30
Additional paid-in capital	645,613	(20,233)	(b)	625,380
Accumulated deficit	(770,903)	3,177	(a) (b)	(767,726)
Accumulated other comprehensive loss	(1,423)	—		(1,423)
Total stockholders' deficit	(126,683)	(17,056)		(143,739)
Total liabilities and stockholders' deficit	$201,635	$—		$201,635

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Year Ended March 31, 2023
	As previously reported	Restatement adjustments	Reference	As restated
Revenue
Product	$266,537	$8,317	(a)	$274,854
Service and subscription	132,510	1,008	(a)	133,518
Royalty	13,705	—		13,705
Total revenue	412,752	9,325		422,077
Cost of revenue
Product	220,031	—		220,031
Service and subscription	58,782	—		58,782
Total cost of revenue	278,813	—		278,813
Gross profit	133,939	9,325		143,264
Operating expenses
Sales and marketing	66,034	—		66,034
General and administrative	47,752	—		47,752
Research and development	44,555	—		44,555
Restructuring charges	1,605	—		1,605
Total operating expenses	159,946	—		159,946
Income (loss) from operations	(26,007)	9,325		(16,682)
Other income, net	1,956	—		1,956
Interest expense	(10,560)	—		(10,560)
Change in fair value of warrant liability	—	10,250	(b)	10,250
Loss on debt extinguishment, net	(1,392)	—		(1,392)
Net income (loss) before income taxes	(36,003)	19,575		(16,428)
Income tax provision	1,940	—		1,940
Net income (loss)	$(37,943)	$19,575		$(18,368)
Deemed dividend on warrants	(389)	389	(b)	—
Net income (loss) attributable to common stockholders	$(38,332)	$19,964		$(18,368)

Net income (loss) per share attributable to common stockholders- basic	$(8.49)	$4.42		$(4.07)
Net income (loss) per share attributable to common stockholders - diluted	$(8.49)	$2.85		$(5.64)
Weighted average shares - basic	4,517	4,517		4,517
Weighted average shares - diluted	4,517	4,559		4,559

Net income (loss)	$(37,943)	$19,575		$(18,368)
Foreign currency translation adjustments, net	(158)	—		(158)
Total comprehensive income (loss)	$(38,101)	$19,575		$(18,526)

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Year Ended March 31, 2022
	As previously reported	Restatement adjustments	Reference	As restated
Revenue
Product	$223,761	$7,053	(a)	$230,814
Service and subscription	133,689	3,552	(a)	137,241
Royalty	15,377	—		15,377
Total revenue	372,827	10,605		383,432
Cost of revenue
Product	169,780	—		169,780
Service and subscription	56,012	—		56,012
Total cost of revenue	225,792	—		225,792
Gross profit	147,035	10,605		157,640
Operating expenses
Research and development	51,812	—		51,812
Sales and marketing	62,957	—		62,957
General and administrative	45,256	—		45,256
Restructuring charges	850	—		850
Total operating expenses	160,875	—		160,875
Income (loss) from operations	(13,840)	10,605		(3,235)
Other expense, net	(251)	—		(251)
Interest expense	(11,888)	—		(11,888)
Change in fair value of warrant liabilities	—	60,030	(b)	60,030
Loss on debt extinguishment, net	(4,960)	—		(4,960)
Net income (loss) before income taxes	(30,939)	70,635		39,696
Income tax provision	1,341	—		1,341
Net income (loss)	$(32,280)	$70,635		$38,355

Net income (loss) per share - basic	$(10.96)	$23.99		$13.03
Net income (loss) per share - diluted	$(10.96)	$4.48		$(6.48)
Weighted average shares - basic	2,944	2,944		2,944
Weighted average shares - diluted	2,944	3,301		3,301

Net income (loss)	$(32,280)	$70,635		$38,355
Foreign currency translation adjustments, net	(567)	—		(567)
Total comprehensive income (loss)	$(32,847)	$70,635		$37,788

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31, 2023
	As previously reported	Restatement adjustments	Reference	As restated
Operating activities
Net income (loss)	$(37,943)	$19,575	(a) (b)	$(18,368)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,118	—		10,118
Amortization of debt issuance costs	1,624	—		1,624
Long-term debt related costs	992	—		992
Provision for manufacturing and service inventories	18,052	—		18,052
Stock-based compensation	10,750	—		10,750
Change in fair value of warrant liabilities	—	(10,250)	(b)	(10,250)
Other non-cash	(2,067)	—		(2,067)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(2,966)	—		(2,966)
Manufacturing inventories	(1,839)	—		(1,839)
Service parts inventories	(3,503)	—		(3,503)
Accounts payable	1,158	—		1,158
Prepaid expenses	3,695	—		3,695
Deferred revenue	(2,286)	(9,325)	(a)	(11,611)
Accrued compensation	(431)	—		(431)
Other assets	(1,270)	—		(1,270)
Other liabilities	1,022	—		1,022
Net cash used in operating activities	(4,894)	—		(4,894)
Investing activities
Purchases of property and equipment	(12,581)	—		(12,581)
Business acquisitions	(3,020)	—		(3,020)
Net cash used in investing activities	(15,601)	—		(15,601)
Financing activities
Borrowings of long-term debt, net of debt issuance costs	—	—		—
Repayments of long-term debt	(24,596)	—		(24,596)
Borrowings of credit facility	497,280	—		497,280
Repayments of credit facility	(498,665)	—		(498,665)
Borrowings of paycheck protection program	—	—		—
Proceeds from secondary offering, net	—	—		—
Payment of taxes due upon vesting of restricted stock	—	—		—
Proceeds from issuance of common stock	67,146	—		67,146
Net cash provided by financing activities	41,165	—		41,165
Effect of exchange rate changes on cash and cash equivalents	12	—		12
Net change in cash, cash equivalents, and restricted cash	20,682	—		20,682
Cash, cash equivalents, and restricted cash at beginning of period	5,493	—		5,493
Cash, cash equivalents, and restricted cash at end of period	$26,175	$—		$26,175
Supplemental disclosure of cash flow information
Cash paid for interest	$8,701	$—		$8,701
Cash paid for income taxes, net of refunds	$1,418	$—		$1,418
Non-cash transactions
Purchases of property and equipment included in accounts payable	$1,049	$—		$1,049
Transfer of manufacturing inventory to services inventory	$4,045	$—		$4,045
Transfer of manufacturing inventory to property and equipment	$343	$—		$343
Payment of litigation settlements with insurance proceeds	$—	$—		$—
Paid-in-kind interest	$319	$—		$319
Deemed dividend	$389	$(389)	(b)	$—
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:
Cash and cash equivalents	$25,963	$—		$25,963
Restricted cash, current	212	—		212
Total cash, cash equivalents and restricted cash at the end of period	$26,175	$—		$26,175

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31, 2022
	As previously reported	Restatement adjustments	Reference	As adjusted
Operating activities
Net income (loss)	$(32,280)	$70,635	(a) (b)	$38,355
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,418	—		9,418
Amortization of debt issuance costs	2,414	—		2,414
Long-term debt related costs	8,471	—		8,471
Provision for manufacturing and service inventories	5,740	—		5,740
Gain on PPP loan extinguishment	(10,000)	—		(10,000)
Stock-based compensation	13,829			13,829
Change in fair value of warrant liabilities	—	(60,030)	(b)	(60,030)
Other non-cash	(832)	—		(832)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	3,651	—		3,651
Manufacturing inventories	(12,069)	—		(12,069)
Service parts inventories	(4,400)	—		(4,400)
Accounts payable	(1,939)	—		(1,939)
Prepaid expenses	(3,959)	—		(3,959)
Deferred revenue	(2,514)	(10,605)	(a)	(13,119)
Accrued restructuring charges	(580)	—		(580)
Accrued compensation	(3,073)	—		(3,073)
Other assets	(2,602)	—		(2,602)
Other liabilities	(3,003)	—		(3,003)
Net cash used in operating activities	(33,728)	—		(33,728)
Investing activities
Purchases of property and equipment	(6,316)	—		(6,316)
Business acquisitions	(7,808)	—		(7,808)
Net cash used in investing activities	(14,124)	—		(14,124)
Financing activities
Borrowings of long-term debt, net of debt issuance costs	94,961	—		94,961
Repayments of long-term debt	(94,301)	—		(94,301)
Borrowings of credit facility	309,000	—		309,000
Repayments of credit facility	(291,265)	—		(291,265)
Proceeds from issuance of common stock	1,762			1,762
Net cash provided by financing activities	20,157	—		20,157
Effect of exchange rate changes on cash and cash equivalents	51	—		51
Net change in cash, cash equivalents, and restricted cash	(27,644)	—		(27,644)

	Year Ended March 31, 2022
	As previously reported	Restatement adjustments	Reference	As adjusted
Cash, cash equivalents, and restricted cash at beginning of period	33,137	—		33,137
Cash, cash equivalents, and restricted cash at end of period	$5,493	$—		$5,493
Supplemental disclosure of cash flow information
Cash paid for interest	$9,140	$—		$9,140
Cash paid for income taxes, net of refunds	$944	$—		$944
Non-cash transactions
Purchases of property and equipment included in accounts payable	$147	$—		$147
Transfer of manufacturing inventory to services inventory	$211	$—		$211
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:
Cash and cash equivalents	$5,210	$—		$5,210
Restricted cash, current	283	—		283
Total cash, cash equivalents and restricted cash at the end of period	$5,493	$—		$5,493

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
	Reference	Shares	Amount
As previously reported
Balance, March 31, 2022		3,021	$30	$645,613	$(770,903)	$(1,423)	$(126,683)
Net loss		—	—	—	(37,943)	—	(37,943)
Foreign currency translation adjustments, net		—	—	—	—	(158)	(158)
Shares issued under employee stock purchase plan		30	1	896	—	—	897
Shares issued under employee incentive plans, net		109	1	(1)	—	—	—
Shares issued in connection with rights offering, net		1,500	15	66,234	—	—	66,249
Shares issued in connection with business acquisition		18	—	—	—	—	—
Stock-based compensation		—	—	10,750	—	—	10,750
Balance, March 31, 2023		4,678	$47	$723,492	$(808,846)	$(1,581)	$(86,888)
Adjustments
March 31, 2022	(a) (b)	—	—	(20,233)	3,177	—	(17,056)
Net loss	(a) (b)	—	—	—	19,575	—	19,575
March 31, 2023		—	$—	$(20,233)	$22,752	$—	$2,519
As restated
March 31, 2022		3,021	$30	$625,380	$(767,726)	$(1,423)	$(143,739)
Net loss		—	—	—	(18,368)	—	(18,368)
Foreign currency translation adjustments, net		—	—	—	—	(158)	(158)
Shares issued under employee stock purchase plan		30	1	896	—	—	897
Shares issued under employee incentive plans, net		109	1	(1)	—	—	—
Shares issued in connection with rights offering, net		1,500	15	66,234	—	—	66,249
Shares issued in connection with business acquisition		18	—	—	—	—	—
Stock-based compensation		—	—	10,750	—	—	10,750
March 31, 2023		4,678	$47	$703,259	$(786,094)	$(1,581)	$(84,369)

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
	Reference	Shares	Amount
As previously reported
Balance, March 31, 2021		2,846	$28	$627,206	$(738,623)	$(856)	$(112,245)
Net loss		—	—	—	(32,280)	—	(32,280)
Foreign currency translation adjustments, net		—	—	—	—	(567)	(567)
Shares issued under employee stock purchase plan		19	—	1,762	—	—	1,762
Shares issued under employee incentive plans, net		115	1	(1)	—	—	—
Shares issued in connection with business acquisition		41	1	2,817	—	—	2,818
Stock-based compensation		—	—	13,829	—	—	13,829
Balance, March 31, 2022		3,021	$30	$645,613	$(770,903)	$(1,423)	$(126,683)
Adjustments
March 31, 2021	(a) (b)	—	—	(20,233)	(67,458)	—	(87,691)
Net loss	(a) (b)	—	—	—	70,635	—	70,635
March 31, 2022		—	$—	$(20,233)	$3,177	$—	$(17,056)
As restated
March 31, 2021		2,846	$28	$606,973	$(806,081)	$(856)	$(199,936)
Net loss		—	—	—	38,355	—	38,355
Foreign currency translation adjustments, net		—	—	—	—	(567)	(567)
Shares issued under employee stock purchase plan		19	—	1,762	—	—	1,762
Shares issued under employee incentive plans, net		115	1	(1)	—	—	—
Shares issued in connection with business acquisition		41	1	2,817	—	—	2,818
Stock-based compensation		—	—	13,829	—	—	13,829
March 31, 2022		3,021	$30	$625,380	$(767,726)	$(1,423)	$(143,739)

QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)

	September 30, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$16,719	$25,692
Restricted cash	241	168
Accounts receivable, net of allowance for credit losses of $99 and $22, respectively	51,073	67,788
Manufacturing inventories	18,965	17,753
Service parts inventories	9,028	9,783
Prepaid expenses	3,632	2,186
Other current assets	9,195	8,414
Total current assets	108,853	131,784
Property and equipment, net	11,334	12,028
Goodwill	12,969	12,969
Intangible assets, net	742	1,669
Right-of-use assets	9,164	9,425
Other long-term assets	20,084	19,740
Total assets	$163,146	$187,615
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$30,789	$26,087
Accrued compensation	13,864	18,214
Deferred revenue, current portion	69,369	78,511
Term debt, current portion	1,579	82,496
Revolving credit facility	—	26,604
Warrant liabilities	2,499	4,046
Other accrued liabilities	16,501	13,986
Total current liabilities	134,601	249,944
Deferred revenue, net of current portion	37,164	38,176
Revolving credit facility	28,300	—
Term debt, net of current portion	94,746	—
Operating lease liabilities	9,366	9,621
Other long-term liabilities	12,372	11,372
Total liabilities	316,549	309,113
Commitments and contingencies (Note 11)
Stockholders' deficit
Preferred stock, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 225,000 shares authorized; 4,792 and 4,792 shares issued and outstanding	48	48
Additional paid-in capital	709,667	708,027
Accumulated deficit	(861,727)	(827,380)
Accumulated other comprehensive loss	(1,392)	(2,193)
Total stockholders’ deficit	(153,404)	(121,498)
Total liabilities and stockholders’ deficit	$163,145	$187,615
See accompanying Notes to Condensed Consolidated Financial Statements.

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Product	$36,785	$42,947	$77,779	$101,522
Service and subscription	31,321	30,505	58,768	61,458
Royalty	2,363	2,228	5,265	5,194
Total revenue	70,469	75,680	141,812	168,174
Cost of revenue:
Product	29,774	30,719	62,330	75,170
Service and subscription	11,427	12,225	24,080	24,628
Total cost of revenue	41,201	42,944	86,410	99,798
Gross profit	29,268	32,736	55,402	68,376
Operating expenses:
Sales and marketing	13,578	15,717	26,872	31,557
General and administrative	13,977	10,241	35,043	22,940
Research and development	8,264	9,152	16,572	20,065
Restructuring charges	383	1,338	1,574	2,667
Total operating expenses	36,202	36,448	80,061	77,229
Loss from operations	(6,934)	(3,712)	(24,659)	(8,853)
Other income (expense), net	(1,334)	367	(1,375)	(630)
Interest expense	(6,131)	(3,855)	(9,921)	(7,055)
Change in fair value of warrant liabilities	3,550	4,402	5,216	5,128
Loss on debt extinguishment	(2,308)	—	(3,003)	—
Net loss before income taxes	(13,157)	(2,798)	(33,742)	(11,410)
Income tax provision	370	533	605	1,063
Net loss	$(13,527)	$(3,331)	$(34,347)	$(12,473)

Net loss per share attributable to common stockholders - basic	$(2.82)	$(0.70)	$(7.17)	$(2.64)
Net loss per share attributable to common stockholders - diluted	$(2.82)	$(0.70)	$(7.17)	$(2.64)
Weighted average shares - basic	4,792	4,751	4,792	4,717
Weighted average shares - diluted	4,792	4,751	4,792	4,717

Net loss	$(13,527)	$(3,331)	$(34,347)	$(12,473)
Foreign currency translation adjustments, net	659	(720)	801	(471)
Total comprehensive loss	$(12,868)	$(4,051)	$(33,546)	$(12,944)
See accompanying Notes to Condensed Consolidated Financial Statements.

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Six Months Ended September 30,
	2024	2023
Operating activities
Net loss	$(34,347)	$(12,473)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,347	5,295
Amortization of debt issuance costs	2,081	1,234
Loss on debt extinguishment	3,003	—
Provision for product and service inventories	1,167	892
Stock-based compensation	1,641	2,831
Paid in kind interest	1,844	777
Change in fair value of warrant liabilities	(5,216)	(5,127)
Other non-cash	851	49
Changes in assets and liabilities:
Accounts receivable, net	16,638	21,109
Manufacturing inventories	(2,168)	(2,070)
Service parts inventories	543	(1,505)
Prepaid expenses	(1,446)	8
Accounts payable	5,253	(9,073)
Accrued compensation	(4,350)	(1,946)
Deferred revenue	(10,153)	(9,269)
Other current assets	(780)	115
Other non-current assets	1,280	(2,354)
Other current liabilities	2,556	(1,602)
Other non-current liabilities	1,062	1,764
Net cash used in operating activities	(17,194)	(11,345)
Investing activities
Purchases of property and equipment	(3,228)	(3,925)
Net cash used in investing activities	(3,228)	(3,925)
Financing activities
Borrowings of long-term debt, net of debt issuance costs	24,655	14,083
Repayments of long-term debt	(13,537)	(3,247)
Borrowings of credit facility	209,852	217,084
Repayments of credit facility	(209,445)	(213,082)
Net cash provided by financing activities	11,525	14,838
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	11
Net change in cash, cash equivalents and restricted cash	(8,900)	(421)
Cash, cash equivalents, and restricted cash at beginning of period	25,860	26,175
Cash, cash equivalents, and restricted cash at end of period	$16,960	$25,754
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:
Cash and cash equivalents	$16,719	$25,574
Restricted cash, current	241	180
Cash and cash equivalents at the end of period	$16,960	$25,754
Supplemental disclosure of cash flow information
Cash paid for interest	$5,539	$6,079
Cash paid for income taxes, net	$1,304	$831
Non-cash transactions
Purchases of property and equipment included in accounts payable	$312	$689
Paid-in-kind interest	$1,844	$777
See accompanying Notes to Condensed Consolidated Financial Statements.

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
(in thousands, unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
Three Months Ended	Shares	Amount
Balance, June 30, 2023	4,684	$47	$705,200	$(795,236)	$(1,332)	$(91,321)
Net loss	—	—	—	(3,331)	—	(3,331)
Foreign currency translation adjustments, net	—	—	—	—	(720)	(720)
Shares issued under employee incentive plans, net	91	1	(1)	—	—	—
Stock-based compensation	—	—	939	—	—	939
Balance, September 30, 2023	4,775	$48	$706,138	$(798,567)	$(2,052)	$(94,433)

Balance, June 30, 2024	4,792	$48	$708,951	$(848,200)	$(2,051)	$(141,252)
Net loss	—	—	—	(13,527)	—	(13,527)
Foreign currency translation adjustments, net	—	—	—	—	659	659
Stock-based compensation	—	—	716	—	—	716
Balance, September 30, 2024	4,792	$48	$709,667	$(861,727)	$(1,392)	$(153,404)
See accompanying Notes to Condensed Consolidated Financial Statements.

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
Six Months Ended	Shares	Amount
Balance, March 31, 2023	4,678	$47	$703,259	$(786,094)	$(1,581)	$(84,369)
Net loss	—	—	—	(12,473)	—	(12,473)
Foreign currency translation adjustments, net	—	—	—	—	(471)	(471)
Shares issued under employee incentive plans, net	97	1	(1)	—	—	—
Warrants issued in connection with debt refinancing	—	—	49	—	—	49
Stock-based compensation	—	—	2,831	—	—	2,831
Balance, September 30, 2023	4,775	$48	$706,138	$(798,567)	$(2,052)	$(94,433)

Balance, March 31, 2024	4,792	$48	$708,027	$(827,380)	$(2,193)	$(121,498)
Net loss	—	—	—	(34,347)	—	(34,347)
Foreign currency translation adjustments, net	—	—	—	—	801	801
Stock-based compensation	—	—	1,640	—	—	1,640
Balance, September 30, 2024	4,792	$48	$709,667	$(861,727)	$(1,392)	$(153,404)
See accompanying Notes to Condensed Consolidated Financial Statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
NOTE 1: DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Quantum Corporation, together with its consolidated subsidiaries (“Quantum” or the “Company”), stores and manages digital video and other forms of unstructured data, providing streaming performance for video and rich media applications, along with low-cost, long-term storage systems for data protection and archiving. The Company helps customers around the world capture, create and share digital data and preserve and protect it for decades. The Company’s software-defined, hyperconverged storage solutions span from non-volatile memory express (“NVMe”), to solid state drives (“SSD”), hard disk drives, (“HDD”), tape and the cloud and are tied together leveraging a single namespace view of the entire data environment. The Company works closely with a broad network of distributors, value-added resellers (“VARs”), direct marketing resellers (“DMRs”), original equipment manufacturers (“OEMs”) and other suppliers to meet customers’ evolving needs.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. All intercompany balances and transactions have been eliminated. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. The Company believes the disclosures made are adequate to prevent the information presented from being misleading. However, the accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included within the Annual Report.
The unaudited condensed consolidated interim financial statements reflect all adjustments, consisting only of normal and recurring items, necessary to present fairly our financial position as of September 30, 2024, the results of operations and comprehensive loss, statements of cash flows, and changes in stockholders’ deficit for the three and six months ended September 30, 2024 and 2023. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.
Reverse Stock Split
On August 15, 2024, the Company's shareholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a ratio ranging from 1 share-for-5 shares up to a ratio of 1-for-20 shares, with the exact ratio, if any, to be selected by the board of directors (the “Board”) and set forth in a public announcement. On August 15, 2024, the Board approved a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the Common Stock. The Reverse Stock Split became effective as of August 26, 2024 at 4:01 p.m., Eastern Time (the “Effective Time”). At the Effective Time, every twenty issued shares of Common Stock were automatically reclassified into one issued share of Common Stock, with any fractional shares resulting from the Reverse Stock Split rounded up to the nearest whole share. The number of outstanding shares of common stock was reduced from approximately 95.9 million shares to approximately 4.8 million shares.
All share and per share amounts for Common Stock in these condensed consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to the Reverse Stock Split.
Going Concern
These consolidated financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. In the Annual Report, it was stated that the Company believed it was probable that it would be in violation of the net leverage covenant at the next testing date which was July 2024. With the signing of the August 2024 Amendments, this testing requirement has been waived and the Company is currently in compliance with all covenants. Further, the August 2024 Amendments provide the Company with revised covenants and additional liquidity such that the Company believes that it will continue as a going concern and the substantial doubt no longer exists. See Note 4: Debt for further details.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions due to risks and uncertainties. Such estimates include, but are not limited to, the determination of standalone selling price for revenue arrangements with multiple performance obligations, inventory adjustments, useful lives of intangible assets and property and equipment, stock-based compensation, fair value of warrants, and provision for income taxes including related reserves. Management bases its estimates on historical experience and on various other assumptions which management believes to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
Restricted Cash
Restricted cash is comprised of bank guarantees and similar required minimum balances that serve as cash collateral in connection with various items including insurance requirements, value added taxes, ongoing tax audits and leases in certain countries.
NOTE 2: REVENUE
Based on how the Company manages its business, the Company has determined that it currently operates in one reportable segment. The Company operates in three geographic regions: (a) Americas; (b) Europe, Middle East and Africa (“EMEA”); and (c) Asia Pacific (“APAC”). Revenue by geography is based on the location of the customer from which the revenue is earned.

In the following table, revenue is disaggregated by major product offerings and geographies (in thousands):

	Three Months Ended September 30,				Six Months Ended September 30,
	2024		2023		2024		2023
Americas(1)
Product revenue	20,487		25,493		44,117		62,128
Service and subscription	17,298		17,635		32,412		35,589
Total revenue	37,785	54%	43,128	57%	76,529	54%	97,717	58%

EMEA
Product revenue	11,682		11,975		24,656		27,823
Service and subscription	11,731		10,846		21,394		21,952
Total revenue	23,413	33%	22,821	30%	46,050	32%	49,775	30%

APAC
Product revenue	4,616		5,479		9,006		11,571
Service and subscription	2,292		2,024		4,962		3,917
Total revenue	6,908	10%	7,503	10%	13,968	10%	15,488	9%

Consolidated
Product revenue	36,785		42,947		77,779		101,522
Service and subscription	31,321		30,505		58,768		61,458
Royalty(2)	2,363	3%	2,228	3%	5,265	4%	5,194	3%
Total revenue	$70,469	100%	$75,680	100%	$141,812	100%	$168,174	100%
__________________
(1)Revenue for the Americas geographic region outside of the United States is not significant.
(2)Royalty revenue is not allocatable to geographic regions.
Revenue by Solution

	Three Months Ended September 30,				Six Months Ended September 30,
	2024	%	2023	%	2024	%	2023	%
Primary storage systems	$11,760	17%	$17,058	23%	$28,630	20%	$28,507	17%
Secondary storage systems	21,742	30%	20,340	27%	37,511	26%	61,912	36%
Device and media	7,430	11%	7,893	10%	16,679	12%	16,085	10%
Service	27,174	39%	28,161	37%	53,727	38%	56,476	34%
Royalty	2,363	3%	2,228	3%	5,265	4%	5,194	3%
Total revenue(1)	$70,469	100%	$75,680	100%	$141,812	100%	$168,174	100%
__________________
(1)Subscription revenue of $4.1 million and $1.0 million was allocated to Primary and Secondary storage systems for the three months ended September 30, 2024 and 2023, respectively. Subscription revenue of $5.0 million and $2.5 million was allocated to Primary and Secondary storage systems for the six months ended September 30, 2024 and 2023, respectively.

Contract Balances
The following table presents the Company’s contract liabilities and certain information related to this balance as of March 31, 2024 and September 30, 2024 (in thousands):

March 31, 2024
Deferred revenue	$116,687
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$76,304

September 30, 2024
Deferred revenue	$106,533
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$48,132
Remaining Performance Obligations
Total remaining performance obligations (“RPO”) representing contracted but not recognized revenue was $122.4 million as of September 30, 2024. RPO consists of both deferred revenue and uninvoiced, non-cancelable contracts that are expected to be invoiced and recognized as revenue in future periods and excludes variable consideration related to sales-based royalties. Of the $122.4 million RPO at the end of the second quarter of fiscal 2025, $106.5 million was for invoiced deferred revenue and $15.9 million was for uninvoiced, non-cancelable contracts. The non-current portion of the RPO will be recognized over the next 13 to 60 months.
RPO consisted of the following (in thousands):

	Current	Non-Current	Total
As of September 30, 2024	$82,813	$39,617	$122,430
Deferred revenue consists of amounts that have been invoiced but have not yet been recognized as revenue including performance obligations pertaining to subscription services. The table below reflects the Company’s deferred revenue as of September 30, 2024 (in thousands):

	Deferred revenue by period
	Total	1 year or less	1 – 3 Years	3 year or greater
Service revenue	89,667	61,629	22,809	$5,229
Subscription revenue	$16,866	$7,740	$7,382	$1,744
Total at September 30, 2024	$106,533	$69,369	$30,191	$6,973
NOTE 3: BALANCE SHEET INFORMATION
Certain significant amounts included in the Company's condensed consolidated balance sheets consist of the following (in thousands):
Manufacturing inventories

	September 30, 2024	March 31, 2024
Finished goods	$9,349	$7,074
Work in progress	668	769
Raw materials	8,948	9,910
Total manufacturing inventories	$18,965	$17,753

Service parts inventories

	September 30, 2024	March 31, 2024
Finished goods	$6,300	$3,660
Component parts	2,728	6,123
Total service parts inventories	$9,028	$9,783
Intangibles, net

	September 30, 2024			March 31, 2024
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Developed technology	$9,013	$(9,013)	$—	$9,013	$(8,550)	$463
Customer lists	4,398	(3,656)	742	4,398	(3,192)	1,206
Intangible assets, net	$13,411	$(12,669)	$742	$13,411	$(11,742)	$1,669
Intangible assets amortization expense was $0.5 million and $1.0 million and $0.9 million and $2.1 million for the three and six months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the remaining weighted-average amortization period for definite-lived intangible assets was approximately 0.8 years. The Company recorded amortization of developed technology in cost of product revenue, and customer lists in sales and marketing expenses in the condensed consolidated statements of operations.
As of September 30, 2024, the future expected amortization expense for intangible assets is as follows (in thousands):

Fiscal year ending	Estimated future amortization expense
Remainder of 2025	$461
2026	281
Total	$742
Goodwill
As of September 30, 2024 and March 31, 2024, goodwill was $13.0 million. There were no impairments to goodwill as of September 30, 2024 and March 31, 2024.

Other long-term assets
	September 30, 2024	March 31, 2024
Capitalized SaaS implementation costs for internal use	$14,880	$15,349
Capitalized debt costs	2,664	1,923
Contract asset	1,357	1,477
Deferred taxes	759	734
Other	424	257
Total other long-term assets	$20,084	$19,740

Other accrued liabilities
	September 30, 2024	March 31, 2024
Accrued expenses	$6,646	$4,251
Asset retirement obligation	2,769	2,069
Accrued warranty	1,353	1,545
Accrued interest	458	524
Lease liability	1,375	1,256
Accrued income taxes	365	1,044
Other	3,535	3,297
Total other accrued liabilities	$16,501	$13,986
The following table details the change in the accrued warranty balance (in thousands):

	September 30, 2024	March 31, 2024
Beginning balance	$1,545	$2,094
Current period accruals	1,172	2,563
Adjustments to prior estimates	52	(141)
Charges incurred	(1,416)	(2,971)
Ending balance	$1,353	$1,545
NOTE 4: DEBT
The Company’s debt consisted of the following (in thousands):

	September 30, 2024	March 31, 2024
Term Loan	$104,747	$87,942
PNC Credit Facility	28,300	26,604
Less: current portion	(1,579)	(109,100)
Less: unamortized debt issuance costs (1)	(8,422)	(5,446)
Long-term debt, net	$123,046	$—
__________________
(1)The unamortized debt issuance costs related to the Term Loan are presented as a reduction of the carrying amount of the corresponding debt balance on the accompanying condensed consolidated balance sheets. Unamortized debt issuance costs related to the PNC Credit Facility are presented within other assets on the accompanying condensed consolidated balance sheets.
On August 5, 2021, the Company entered into a senior secured term loan, as amended (the “2021 Term Loan”) maturing on August 5, 2026. The Company also has a revolving credit facility agreement with PNC Bank (the “PNC Credit Facility” and collectively with the Term Loan, the “Credit Agreements”) maturing on August 5, 2026 and providing for borrowings up to a maximum principal amount of the lesser of: (a) $40.0 million or (b) the amount of the borrowing base, as defined in the PNC Credit Facility agreement.
On June 1, 2023, the Company entered into amendments to the Credit Agreements (the “June 2023 Amendment”) which, among other things, provided an advance of $15.0 million in additional Term Loan borrowings (the “2023 Term Loan” and, collectively with the 2021 Term Loan, the "Term Loan") and incurred $0.9 million in original issuance discount and origination fees which have been recorded as a reduction to the carrying amount of the 2023 Term Loan and amortized to interest expense over the loan term. The terms of the 2023 Term Loan are substantially similar to the terms of the 2021 Term Loan, including in relation to maturity and security, except that, among other things, (a) the Applicable Margin (i) for any 2023 Term Loan designated an “ABR Loan” is 9.00% per annum and (ii) for any 2023 Term Loan designated as a “SOFR Loan” is 10.00% per annum, (b) accrued interest on the 2023 Term Loan is payable in kind ("PIK"), and is capitalized and added to the principal amount of the 2023 Term Loan at the end of each interest period applicable thereto, (c) the 2023 Term Loan does not amortize prior to the maturity date thereof, and (d) the 2023 Term Loan may not be prepaid prior to the payment in full of the existing term loans. In connection with the 2023 Term Loan, the Company issued warrants to purchase an aggregate of 0.06 million shares (the “June 2023 Warrants”) of the Company’s common stock, at an exercise price of $20.00 per share. See Note 8: Common Stock for additional discussion related to the June 2023 Warrants.
The June 2023 Amendment to the 2021 Term Loan was accounted for as a modification. The value of the June 2023 Warrants in addition to $0.7 million of fees paid to the lenders have been reflected as a reduction to the carrying amount of the Term Loan and amortized to interest expense over the remaining loan term. The Company incurred $0.9 million of legal and financial advisory fees which were included in general and administrated expenses in the condensed consolidated statement of operations and comprehensive loss. The June 2023 Amendment to the PNC Credit Facility was accounted for as a modification and $0.7 million in related fees and expenses were recorded to other assets and are amortized to interest expense over the remaining term of the agreement.
On February 14, 2024, the Company entered into amendments to the Credit Agreements (“February 2024 Amendments”) which waived testing of the total net leverage ratio financial covenant for the fiscal quarter ended December 31, 2023. In connection with the amendment, the Company incurred fees related to the Term Loan that was paid-in-kind of $1.2 million and an amendment fee of $0.1 million that was paid in cash. As the February 2024 Amendments were accounted for as a modification, the fees were reflected as a reduction to the carrying amount of the Term Loan and are amortized to interest expense over the remaining loan term. In connection with the related PNC Credit Facility amendment, the Company incurred $0.2 million in fees and expenses.
On March 22, 2024, the Company entered into amendments to the Credit Agreements. The amendments, among other things, (i) permits the sale of certain assets by the Company and (ii) requires that certain proceeds from the sale of such assets be applied to partially prepay the outstanding term loans under the Term Loan credit facility. The Company did not incur any amendment fees related to the March 2024 amendments and the financial terms of the Credit Agreements were not impacted.
During the quarter ended June 30, 2024, the Company prepaid $12.3 million of the Term Loan. In connection with this prepayment, the Company recorded a loss on debt extinguishment of $0.7 million related to the write-off of a portion of unamortized debt issuance costs.
On May 24, 2024, the Company entered into amendments to the Credit Agreements (the “May 2024 Amendments”) which, among other things, (i) waived compliance with the Company’s net leverage covenant as of March 31, 2024; and (ii), reduced the daily minimum liquidity covenant below $15.0 million until June 16, 2023 and waived any default that might arise as a result of the restatement of certain of the Company’s historical financial statements. In connection with the May 2024 Amendments, the Company issued to the Term Loan lenders warrants to purchase an aggregate of 100,000 shares of the Company’s common stock at a purchase price of $9.20 (the “May 2024 Warrants”). See Note 8: Common Stock for additional discussion related to the May 2024 Warrants. Additionally, in connection with the May 2024 Amendment to the Term Loan, the Company incurred an amendment fee that was paid-in-kind of $0.8 million and issued the 2024 Term Loan Warrants with a fair market value of $0.8 million. In connection with the May 2024 Amendment to the PNC Credit Facility Amendment, the Company incurred $ 0.5 million of fees and expenses paid to the lender.
The May 2024 Amendment to the Term Loan was accounted for as a modification. The value of the May 2024 Warrants, in addition to $0.8 million of amendment fees paid to the lenders, have been reflected as a reduction to the carrying amount of the Term Loan and amortized to interest expense over the remaining loan term. The May 2024 Amendment to the PNC Credit Facility was accounted for as a modification and the $0.5 million in related fees and expenses were recorded to other assets and are amortized to interest expense over the remaining term of the agreement.
On July 11, 2024, the Company entered into amendments to the Credit Agreements (the “July 2024 Amendments”) which, among other things, delayed the testing of the Company’s June 30, 2024 net leverage ratio financial covenant until July 31, 2024. In connection with the amendments, the Company issued the Term Loan lenders (the “July 2024 Warrants”) to purchase an aggregate of 50,000 shares of the Company’s common stock at a purchase price of $8.20. See Note 8: Common Stock for additional discussion related to the July 2024 Warrants.
The July 2024 Amendments to the 2021 Term Loan were accounted for as a modification. The fair value of the July 2024 Warrants of $0.4 million is reflected as a reduction to the carrying amount of the Term Loan and amortized to interest expense over the remaining loan term. The July 2024 Amendment to the PNC Credit Facility was accounted for as a modification and the $0.1 million in related fees and expenses were recorded to other assets and are amortized to interest expense over the remaining term of the agreement.
On August 13, 2024, the Company entered into amendments to the Credit Agreements (the “August 2024 Amendments”) which, among other things, (i) waived compliance with the June 30, 2024 net leverage ratio financial covenant; (ii) waived any non-compliance with the minimum liquidity financial covenant through the date of the amendments; (iii) removed the fixed charges coverage ratio financial covenant until the fiscal quarter ending September 30, 2025; (iv) waived the testing requirement for the net leverage financial covenant for the fiscal quarter ending September 30, 2024; (v) replaced the net leverage financial covenant with a minimum EBITDA financial covenant for the fiscal quarters ending December 31, 2024 and March 31, 2025; (vi) reset the net leverage financial covenant requirements for the fiscal quarters ending June 30, 2025 and September 30, 2025; reduced the minimum liquidity covenant to $10 million through September 30, 2025; (vii) adjusted the applicable interest rates on the Term Loan and PNC Credit Facility; (viii) removed required 2021 Term Loan principal amortization until the fiscal quarter ending September 30, 2025 ; and (xi) repriced certain Lender Warrants.
In connection with the August 2024 Amendments, the Company received a new senior secured delayed draw term loan facility with a borrowing capacity of up to $26.3 million ($25.0 million after original issuance discount) and a commitment period expiring on October 31, 2024 (each draw an “August 2024 Term Loan”). The Company borrowed $10.5 million at closing (“Initial August 2024 Term Loan”). Borrowings under the August 2024 Term Loan have an August 5, 2026 maturity date which aligns with the Term Debt. The principal is payable quarterly beginning September 30, 2025, at a rate per annum equal to 5% of the original principal balance. The August 2024 Term Loan’s interest rate margin is (a) until March 31, 2025 (i) for any August 2024 Term Loan designated as a ‘SOFR Loan’ is 12.00% per annum and (ii) for any August 2024 Term Loan designated an ‘ABR Loan’ is 11.00% per annum, in each case, with 6.00% of such interest rate margin paid-in-kind, and (b) from April 1, 2025, (i) for any August 2024 Term Loan designated as a ‘SOFR Loan’ is 14.00% per annum and (ii) for any August 2024 Term Loan designated an ‘ABR Loan’ is 13.00% per annum, in each case, with 8.00% of such interest rate margin paid-in-kind. The August 2024 Term Loan also includes a multiple on invested capital (“MOIC”) payable to the August 2024 Term Loan lenders. Subsequently, the Company borrowed the remaining $15.8 million of the August 2024 Term Loan’s borrowing capacity before September 30, 2024.
Subsequent to the August 2024 Amendments, the 2021 Term Loan amortizes at 5.00% per annum commencing on September 30, 2025. Subsequent to the August 2024 Amendments and (A) until March 31, 2025, loans under the 2021 Term Loan designated as (x) ABR Loans bear interest at a rate per annum equal to the “ABR Rate” (calculated as the greatest of (i) 1.75%; (ii) the Federal funds rate plus 0.50%; (iii) a secured overnight financing rate based rate (the “SOFR Rate”) based upon an interest period of one month plus 1.0%; and (iv) the “Prime Rate” last quoted by the Wall Street Journal), plus an applicable margin of 8.75%, and (y) SOFR Rate Loans bear interest at a rate per annum equal to the SOFR Rate plus an applicable margin of 9.75%, in each case, with 3.75% of such interest rate margin paid-in-kind, with two specified step-downs in such applicable margin upon the receipt by the Company of cash proceeds from certain specified capital raises, and (B) from and after April 1, 2025, loans under the 2021 Term Loan designated as (x) ABR Loans bear interest at a rate per annum equal to the ABR Rate, plus an applicable margin of 8.75%, and (y) SOFR Rate Loans bear interest at a rate per annum equal to the SOFR Rate plus an applicable margin of 9.75%, in each case, with 3.75% of such applicable margin paid-in-kind, with a step-up of 1.00% per annum (which shall be paid-in-kind) if the Company’s total net leverage ratio is greater than 4.00x, and a step-down of 1.00% per annum if the Company’s total net leverage ratio is less than 3.50x (which shall reduce the paid-in-kind component of the applicable margin). The SOFR Rate is subject to a floor of 2.00%. The Company can designate a loan as an ABR Rate Loan or SOFR Rate Loan in its discretion.
Subsequent to the August 2024 Amendments, PNC Credit Facility loans designated as (x) PNC SOFR Loans bear interest at a rate per annum equal to a SOFR based rate (subject to a 0.0% floor), plus an applicable margin of

4.75%and (y) PNC Domestic Rate Loans and Swing Loans bear interest at a rate per annum equal to the greatest of (i) the base commercial lending rate of PNC Bank; (ii) the Overnight Bank Funding Rate plus 0.5%; and (iii) the daily SOFR rate plus 1.0%, plus an applicable margin of 3.75%. The Company can designate a loan as a PNC SOFR Loan or PNC Domestic Rate Loan in its discretion.
In connection with the August 2024 Amendments, the Company issued warrants to purchase an aggregate of 380,510 shares of the Company’s common stock, at an exercise price of $6.20 per share (“August 2024 Warrants”) and had a fair value of $2.0 million. See Note 8: Common Stock for additional discussion related to the August 2024 Warrants.
The August 2024 Amendments to the 2021 Term Loan held by one lender was accounted for as a modification. The $1.2 million fair value of the August 2024 Warrants issued to this lender and the $0.5 million of PIK fees paid to this lender are reflected as a reduction to the carrying amount of their Term Loan and their Initial Delayed Draw Term Loan and amortized to interest expense over the remaining loan terms. The August 2024 Amendments to the 2021 Term Loan held by another lender was accounted for as a debt extinguishment. The Company recorded a loss on debt extinguishment of $3.0 million related to the write-off of a portion of unamortized debt issuance costs and fees and expenses incurred with the August 2024 Amendments.
The August 2024 Amendments to the PNC Credit Facility were accounted for as a modification, and the $0.7 million in related fees and expenses were recorded to other assets and amortized to interest expense over the remaining term of the agreement.
As of September 30, 2024, the interest rate on the 2021 Term Loan, 2023 Term Loan, and 2024 Term Loans were 14.9%, 15.6%, and 17.1%, respectively. As of September 30, 2024, the interest rate on the PNC Credit Facility for Domestic Rate Loans and Swing Loans was 11.8% and for PNC SOFR loans was 9.96%.
The Term Loan amendments and certain warrants issued to term lenders during fiscal 2023 and fiscal 2024 were entered into with certain entities managed by Pacific Investment Management Company, LLC ("PIMCO") which is considered a related party due to the fact that Christopher D. Neumeyer is a member of the Company's Board of Directors and also an executive vice president and portfolio manager at PIMCO. The principal and PIK interest related to the June 2023 Term Loan which totaled $18.9 million as of September 30, 2024, are payable at maturity.
Also, as of September 30, 2024, the PNC Credit Facility had an available borrowing base of $28.4 million, of which $0.1 million was available to borrow at that date.
NOTE 5: FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company’s assets, measured and recorded at fair value on a recurring basis, may consist of money market funds which are included in cash and cash equivalents in the Condensed Consolidated Balance Sheets and are valued using quoted market prices (level 1 fair value measurements) at the respective balance sheet dates.
No impairment charges were recognized for non-financial assets in the six months ended September 30, 2024 and 2023. The Company has no non-financial liabilities measured and recorded at fair value on a non-recurring basis.
Long-term Debt
The Company’s financial liabilities were comprised primarily of long-term debt as of September 30, 2024. The Company uses significant other observable market data or assumptions (Level 2 inputs as defined in the accounting guidance) that it believes market participants would use in pricing debt.

The carrying value and fair value of the Company’s financial liabilities were primarily comprised of the following (in thousands):

	September 30, 2024		March 31, 2024
	Carrying Value	Fair Value	Carrying Value	Fair Value
Term Loan	$104,747	$96,336	$87,942	$75,143
PNC Credit Facility	28,300	26,190	26,604	24,743
NOTE 6: LEASES
Supplemental balance sheet information related to leases is as follows (in thousands):

Operating Leases	September 30, 2024	March 31, 2024
Operating lease right-of-use asset	$9,164	$9,425

Operating lease liability with other accrued liabilities	1,375	1,256
Operating lease liability, net	9,366	9,621
Total operating lease liabilities	$10,741	$10,877
Components of lease cost were as follows (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
Lease Cost	2024	2023	2024	2023
Operating lease cost	$779	$731	$1,491	$1,606
Variable lease cost	82	60	152	182
Total lease cost	$861	$791	$1,643	$1,788

Maturity of Lease Liabilities	Operating Leases
Remainder of fiscal year 2025	$1,389
2026	2,317
2027	1,797
2028	1,568
2029	1,220
Thereafter	12,089
Total lease payments	$20,380
Less: imputed interest	(9,639)
Present value of lease liabilities	$10,741

Lease Term and Discount Rate	September 30, 2024	March 31, 2024
Weighted average remaining operating lease term (years)	10.15	10.53
Weighted average discount rate for operating leases	12.6%	12.6%
Operating cash outflows related to operating leases totaled $1.4 million and $1.6 million for the six months ended September 30, 2024 and 2023, respectively.
NOTE 7: RESTRUCTURING CHARGES
During the quarters ending September 30, 2024 and 2023, the Company approved certain restructuring plans to improve operational efficiencies and rationalize its cost structure.

The following tables show the activity and the estimated timing of future payouts for accrued restructuring (in thousands) included in other current liabilities:

Severance and Benefits
Balance as of March 31, 2023	$—
Restructuring charges	2,667
Cash payments	(2,667)
Balance as of September 30, 2023	$—

Balance as of March 31, 2024	$—
Restructuring charges	1,571
Cash payments	(1,511)
Other non-cash	(2)
Balance as of September 30, 2024	$58
NOTE 8: COMMON STOCK
Long-Term Incentive Plan
On September 12, 2023 the stockholders of the Company approved the Quantum Corporation 2023 Long-Term incentive plan (“2023 LTIP”). The 2023 LTIP serves as the successor to the Company’s 2012 Long-Term Incentive Plan and provides for grants of performance share units, restricted stock units and stock options.
Reverse Stock Split
On August 26, 2024, the Company effected the Reverse Stock Split of the Company’s our issued and outstanding Common Stock. The Common Stock began to trade on a post-split basis on August 27, 2024. The par value of the Common Stock was unchanged as a result of the Reverse Stock Split, remaining at $0.01 per share, which resulted in the reclassification of capital from par value to capital in excess of par value. All share and per share data for comparative periods included within the Company’s Condensed Consolidated Financial Statements and related footnotes have been adjusted to account for the effect of the Reverse Stock Split.
Warrants
In connection with debt refinancing and amendment activities, the Company issued warrants to purchase shares of the Common Stock in December 2018 which are exercisable until December 27, 2028 (the "December 2018 Warrants”, in June 2020 which are exercisable until June 16, 2030 (the "June 2020 Warrants") and issued the June 2023 Warrants and May 2024 Warrants are until June 1, 2033 and May 24, 2034, respectively (collectively, the “Lender Warrants”). In July 2024, the Company issued warrants which are exercisable until July 11, 2034 and additional warrants were issued in August 2024 which are exercisable until August 13, 2034 (the “August 2024 Warrants”).
As part of the August 2024 Warrants, the Company agreed to lower the exercise price of certain outstanding warrants to purchase an aggregate of 430,711 shares of Common Stock held by the Term Loan lenders or their affiliates to $6.20 per share (the “Amended and Restated Warrants”). Other than lowering the exercise price and inserting certain restrictions on adjustments in the event of dilutive issuances at a price lower than the amended exercise price, the terms of the Amended and Restated Warrants are substantially similar to those contained in the original warrants.

The following summarizes the Company's outstanding Lender Warrants (in thousands, except exercise price):

	December 2018 Warrants	June 2020 Warrants	June 2023 Warrants	May 2024 Warrants	July 2024 Warrants	August 2024 Warrants	Total
March 31, 2024:
Exercise price	$26.60	$55.40	$20.00	n/a	n/a	n/a
Number shares under warrant(s)	357	184	63	n/a	n/a	n/a	604
Fair value	$2,320	$1,135	$591	n/a	n/a	n/a	$4,046
September 30, 2024:
Exercise price	$6.20 - $26.04	$6.20 - $54.19	$6.20	$6.20	$6.20	$6.20
Number shares under warrant(s)	363	188	64	100	50	380	1,145
Fair value	$516	$324	$174	$280	$140	$1,065	$2,499
The table below sets forth a summary of changes in the fair value of the Company’s Level 2 warrant liabilities as of September 30, 2023 and 2024:

Balance at March 31, 2023	$7,989
Issuance of warrants	1,195
Change in fair value of warrant liabilities	(5,128)
Balance at September 30, 2023	$4,056

Balance at March 31, 2024	$4,046
Issuance of warrants	3,157
Change in fair value of warrant liabilities	(5,216)
Repricing adjustment	512
Balance at September 30, 2024	$2,499
Upon exercise, the aggregate exercise price of the Lender Warrants may be paid, at each warrant holder’s election, in cash or on a net issuance basis, based upon the fair market value of the Common Stock at the time of exercise. The exercise price and the number of shares underlying the Lender Warrants are subject to adjustment in the event of specified events, including dilutive issuances of equity instruments at a price lower than the exercise price of the respective warrants (the "Down Round Feature"), repricing of existing equity-linked instruments at a price lower than the exercise price of the respective warrants (the "Warrant Repricing Feature"), a subdivision or combination of the Common Stock, a reclassification of the Common Stock or specified dividend payments. The Company's warrants also have a provision that determines the potential stock price used when applying the Black-Scholes valuation model to determine the settlement price of the warrants in Successor Major Transactions ("SMT"), as defined in the respective warrant agreements, which include a change in control or liquidation (the "Warrant Settlement Price Provision"). The Warrant Settlement Price Provision requires the use of the greater of the closing price of the Common Stock on the trading day immediately preceding the date on which an SMT is consummated, the closing market price of the Common Stock following the first public announcement of an SMT or the closing market of the Common Stock immediately preceding the announcement of an SMT. Due to these terms, equity classification was precluded, and these warrants are carried as liabilities at fair value.
The Company also issued 2,500 warrants to purchase the Common Stock in June 2020 and June 2023 to advisors of the Company at an exercise price of $60.00 and $20.00, respectively (collectively the "Other Warrants"). The Company has concluded that the Other Warrants do not contain provisions that would require liability classification under Topic 480 or Topic 718 and have been equity classified.

Registration Rights Agreements
The Lender Warrants grant the holders certain registration rights for the shares of Common Stock issuable upon the exercise of the applicable warrants, including (a) the ability of a holder to request that the Company file a Form S-1 registration statement with respect to at least 40% of the registrable securities held by such holder as of the issuance date of the applicable warrants; (b) the ability of a holder to request that the Company file a Form S-3 registration statement with respect to outstanding registrable securities if at any time the Company is eligible to use a Form S-3 registration statement; and (c) certain piggyback registration rights related to potential future equity offerings of the Company, subject to certain limitations.
NOTE 9: NET LOSS PER SHARE
The Company has stock options, performance share units, restricted stock units and options to purchase shares under its Employee Stock Purchase Plan, as amended and restated on July 25, 2023 (“ESPP”), granted under various stock incentive plans that, upon exercise and vesting, would increase shares outstanding. The Company has also issued warrants to purchase shares of the Common Stock.
The dilutive impact related to Common Stock from restricted stock units and warrants is determined by applying the treasury stock method to the assumed vesting of outstanding restricted stock units and the exercise of outstanding warrants. The dilutive impact related to Common Stock from contingently issuable performance share units is determined by applying a two-step approach using both the contingently issuable share guidance and the treasury stock method.
The following weighted-average outstanding shares of Common Stock equivalents were excluded from the computation of diluted net income (loss) per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Stock Awards	11	12	24	25
Warrants	1,145	608	929	608
The Company had outstanding market based restricted stock units as of September 30, 2024 that were eligible to vest into shares of the Common Stock subject to the achievement of certain stock price targets in addition to a time-based vesting period. These contingently issuable shares are excluded from the computation of diluted earnings per share if, based on current period results, the shares would not be issuable if the end of the reporting period were the end of the contingency period. There were 45,084 shares of contingently issuable market-based restricted stock units that were excluded from the table above as the market conditions were not satisfied as of September 30, 2024.
NOTE 10: INCOME TAXES
The effective tax rate for the three and six months ended September 30, 2024 was (2.3)% and (1.6)%, respectively, as compared to (19.0)% and (9.3)%, for the three and six months ended September 30, 2023, respectively. The effective tax rates differed from the federal statutory tax rate of 21% during each of these periods due primarily to unbenefited losses experienced in jurisdictions with valuation allowances on deferred tax assets as well as the forecasted mix of earnings in domestic and international jurisdictions.
As of September 30, 2024, including interest and penalties, the Company had $90.5 million of unrecognized tax benefits, $78.0 million of which, if recognized, would favorably affect the effective tax rate without consideration of the valuation allowance. As of September 30, 2024, the Company had accrued interest and penalties related to these unrecognized tax benefits of $1.3 million. The Company recognizes interest and penalties related to income tax matters in the income tax provision in the condensed consolidated statements of operations. As of September 30, 2024, $83.0 million of unrecognized tax benefits were recorded as a contra deferred tax asset in other long-term assets in the condensed consolidated balance sheet and $7.6 million (including interest and penalties) were recorded in other long-term liabilities in the condensed consolidated balance sheets. During the next 12 months, it is reasonably possible that approximately $12.7 million of tax benefits, inclusive of interest and penalties, that are currently unrecognized could be recognized as a result of the expiration of applicable statutes of limitations. Upon recognition of the tax benefit related to the expiring statutes of limitation, $11.8 million will be offset by the establishment of a related valuation allowance. The net tax benefit recognized in the statements of operation is estimated to be $0.9 million.
NOTE 11: COMMITMENTS AND CONTINGENCIES
Commitments to Purchase Inventory
The Company uses contract manufacturers for its manufacturing operations. Under these arrangements, the contract manufacturer procures inventory to manufacture products based upon the Company’s forecast of customer demand. The Company has similar arrangements with certain other suppliers. The Company is responsible for the financial impact on the supplier or contract manufacturer of any reduction or product mix shift in the forecast relative to materials that the third party had already purchased under a prior forecast. Such a variance in forecasted demand could require a cash payment for inventory in excess of current customer demand or for costs of excess or obsolete inventory. As of September 30, 2024, the Company had issued non-cancelable commitments for $28.2 million to purchase inventory from its contract manufacturers and suppliers.
Legal Proceedings
Arrow Electronics Matter
On July 27, 2023, Arrow Electronics, Inc., an electronics component distributor filed a lawsuit in federal court in the Northern District of California against Quantum, alleging breach of contract and breach of the covenant of good faith and fair dealing. Arrow seeks, among other things just over $4.2 million in damages. Quantum has filed a responsive pleading, which denies the allegation in the complaint. At this time, Quantum believes the probability that this lawsuit will have a material adverse effect on the Company’s business, operating results, or financial condition is remote.
Other Commitments
Additionally, from time to time, the Company is party to various legal proceedings and claims arising from the normal course of business activities. Based on current available information, the Company does not expect that the ultimate outcome of any currently pending matters, individually or in the aggregate, will have a material adverse effect on the Company’s results of operations, cash flows or financial position.

2,302,733 Shares

Quantum Corporation
Common Stock

PROSPECTUS

February 11, 2025